UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Affymetrix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Stockholder:

The Board of Directors of Affymetrix, Inc. has unanimously approved a merger agreement providing for Affymetrix to be acquired by Thermo Fisher Scientific Inc. You are cordially invited to attend a special meeting of Affymetrix stockholders to be held at 8:00 a.m., local time, on                     , 2016, at the offices of Affymetrix, Inc. at 3420 Central Expressway, Santa Clara, California 95051.

At the special meeting, you will be asked to consider and vote upon:

•	a proposal to adopt and approve the merger agreement entered into on January 8, 2016, pursuant to which Affymetrix would be acquired by Thermo Fisher;

•	a proposal to adjourn the Affymetrix special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal; and

•	a proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Affymetrix’ named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Compensation Proposal”.

If the merger contemplated by the merger agreement is completed, the holders of our common stock will receive $14.00 in cash, without interest and less applicable withholding tax, for each share of our common stock that they own immediately prior to the effective time of the merger, unless they exercise and perfect their appraisal rights under the Delaware General Corporation Law.

After careful consideration, the Board approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the stockholders of Affymetrix. THE BOARD OF DIRECTORS OF AFFYMETRIX UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT, FOR THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING IF NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES AND FOR THE NON-BINDING ADVISORY PROPOSAL TO APPROVE COMPENSATION THAT WILL OR MAY BECOME PAYABLE TO AFFYMETRIX’ NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of Affymetrix’ stockholders. Affymetrix encourages you to read the entire proxy statement carefully, including the annexes and documents incorporated by reference. You may also obtain more information about Affymetrix from documents Affymetrix has filed with the Securities and Exchange Commission.

Your vote is important. Adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The failure of any stockholder to vote will have the same effect as a vote against adopting and approving the merger agreement. Accordingly, whether or not you plan to attend the special meeting, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, or by voting over the telephone or over the Internet as instructed in these materials. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote

FOR adoption and approval of the merger agreement, adjourning or postponing the special meeting, if necessary or appropriate, to solicit additional proxies and approving the compensation that will or may become payable to Affymetrix’ named executive officers in connection with the merger.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt and approve the merger agreement, without your instructions.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Call Toll-Free: (888) 750-5834

Call Collect: (212) 750-5833

Thank you for your cooperation and continued support.

Very truly yours,

Frank Witney, Ph.D. Chief Executive Officer and President	Jami Dover Nachtsheim Chairwoman of the Board of Directors

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED                     , 2016 AND IS FIRST BEING MAILED

TO STOCKHOLDERS OF AFFYMETRIX, INC. ON OR ABOUT                     , 2016.

AFFYMETRIX, INC.

3420 Central Expressway, Santa Clara, California 95051

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD                     , 2016

To the Stockholders of Affymetrix, Inc.:

A special meeting of stockholders of Affymetrix, Inc. (“Affymetrix”), a Delaware corporation, will be held at 8:00 a.m., local time, on                     , 2016, at the offices of Affymetrix, at 3420 Central Expressway, Santa Clara, California 95051 for the following purposes:

1.	Adoption and Approval of the Merger Agreement. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of January 8, 2016, among Affymetrix, Thermo Fisher Scientific Inc. (“Thermo Fisher”), and White Birch Merger Co., a wholly owned subsidiary of Thermo Fisher (“merger sub”), as it may be amended from time to time, pursuant to which merger sub will be merged with and into Affymetrix, with Affymetrix surviving the merger as a wholly owned subsidiary of Thermo Fisher;

2.	Adjournment or Postponement of the Special Meeting. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement; and

3.	Compensation Proposal. To consider and vote on a proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Affymetrix’ named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Compensation Proposal”.

Only stockholders of record at the close of business on                     , 2016 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person. To ensure your representation at the meeting in case you cannot attend, you are urged to vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose or submitting your proxy by telephone or through the Internet. Any stockholder attending the special meeting may vote in person even if he or she has returned or otherwise submitted a proxy card.

Stockholders of Affymetrix who do not vote in favor of adopting and approving the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Affymetrix prior to the time the vote is taken on the merger agreement and comply with all other requirements of the Delaware General Corporation Law (“DGCL”). A copy of the applicable DGCL statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under “Appraisal Rights” in the accompanying proxy statement.

The adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The failure to vote will have the same effect as a vote against the adoption and approval of the merger agreement. Even if you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy or vote over the telephone or the Internet as instructed in these materials as promptly as possible to ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of adoption and approval of the merger

i

agreement and adjourning or postponing the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against adoption and approval of the merger agreement.

By Order of the Board of Directors,

Siang Chin
Senior Vice President, General Counsel and Secretary

Santa Clara, California

                    , 2016

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the special meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt and approve the merger agreement, without your instructions.

If you are a stockholder of record, voting in person by ballot at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the special meeting.

If you fail to (1) return your proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote AGAINST the proposal to adopt and approve the merger agreement but will have no effect on the other two proposals.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Call Toll-Free: (888) 750-5834

Call Collect: (212) 750-5833

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed merger?

A:	The proposed transaction is the acquisition of Affymetrix, Inc. (“Affymetrix”, the “Company”, “we”, “our” or “us”) by Thermo Fisher Scientific Inc. (“Thermo Fisher”). Thermo Fisher has agreed to acquire the Company pursuant to an Agreement and Plan of Merger (the “merger agreement”), dated as of January 8, 2016, among Thermo Fisher, White Birch Merger Co. (“merger sub”) and the Company. Merger sub is a wholly owned subsidiary of Thermo Fisher. Once the merger agreement has been adopted and approved by the Company’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, merger sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will become a wholly owned subsidiary of Thermo Fisher.

The merger agreement is attached as Annex A to this proxy statement.

Q:	What will the Company’s stockholders receive in the merger?

A:	If the merger contemplated by the merger agreement is completed, the holders of our common stock will receive $14.00 in cash (the “merger consideration”), without interest and less applicable withholding tax, for each share of our common stock that they own immediately prior to the effective time of the merger (the “effective time”), unless they exercise and perfect their appraisal rights under the Delaware General Corporation Law (“DGCL”).

Q:	Where and when is the special meeting?

A:	The special meeting will take place at 8:00 a.m., local time, on , 2016, at the offices of Affymetrix, at 3420 Central Expressway, Santa Clara, California 95051.

Q:	Who is eligible to vote?

A:	Holders of our common stock as of the close of business on , 2016, the record date for the special meeting, are eligible to vote.

Q:	How many votes do the Company’s stockholders have?

A:	Holders of our common stock have one vote for each share of our common stock that such holder owned at the close of business on , 2016, the record date for the special meeting.

Q:	What vote of the Company’s stockholders is required to adopt and approve the merger agreement?

A:	In order to complete the merger, holders of a majority of the outstanding shares of our common stock (the “stockholder approval”) must vote FOR the adoption and approval of the merger agreement (the “merger agreement proposal”). The merger cannot be completed unless, among other things, holders of a majority of the shares of outstanding common stock vote to adopt and approve the merger agreement. Affymetrix is also soliciting proxies from its stockholders with respect to two additional proposals; however, completion of the merger is not conditioned upon receipt of these approvals:

•	a proposal to adjourn the Affymetrix special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal (the “adjournment proposal”); and

•	a proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Affymetrix’ named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable (the “compensation proposal”).

Q:	How does the Company’s Board of Directors recommend that I vote?

A:	Affymetrix’ Board of Directors (the “Board”), by unanimous vote, has determined that it is advisable and in the best interests of Affymetrix and its stockholders to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt and approve the merger agreement, FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies and FOR the proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Affymetrix’ named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable. You should read the section entitled “The Merger—The Recommendation of the Company’s Board of Directors and the Company’s Reasons for the Merger” for a discussion of the factors that the Board considered in deciding to recommend voting FOR adoption and approval of the merger agreement.

You should be aware that some of Affymetrix’ directors and executive officers are subject to agreements or arrangements that may provide them with interests in the merger that are different from, or are in addition to, the interests of Affymetrix’ stockholders generally. These interests relate to equity securities held by such persons and their affiliates; change of control severance and retention arrangements covering Affymetrix’ executive officers; and indemnification of Affymetrix’ directors and officers by the surviving corporation following the merger. See the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”.

Q:	What do I need to do now?

A:	Please read this proxy statement carefully, including its annexes, to consider how the merger affects you. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope or submit your proxy over the telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting of the Company’s stockholders. If you sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in accordance with the recommendations of the Board, as applicable, with respect to each proposal.

Q:	What happens if I do not return a proxy card or otherwise vote?

A:	The failure to return your proxy card or to otherwise vote will have the same effect as voting against the merger agreement proposal, but it will have no effect on the adjournment proposal, or assuming a quorum is present, on the compensation proposal. A vote to abstain will also have the same effect as voting against the merger agreement proposal, against the adjournment proposal and against the compensation proposal.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote in person at the special meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. If you vote by proxy, your shares will be voted as you specify on the proxy card, over the telephone or on the Internet. Whether or not you plan to attend the meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the special meeting and you will be given a ballot when you arrive.

•	To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to the Company before the special meeting, the Company will vote your shares as you direct on the signed proxy card.

•	To vote over the telephone, dial toll-free the telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 8:59 p.m., Pacific Time, on , 2016 to be counted.

•	To vote on the Internet, go to the web address located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 8:59 p.m., Pacific Time, on , 2016 to be counted.

If your shares of common stock are held in “street name” by your broker, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without such instructions, your shares will not be voted, which will have the same effect as voting against the merger agreement proposal. See “The Special Meeting of the Company’s Stockholders—Voting by Proxy”.

The Company provides Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of our stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return each of the proxy cards that you receive, or vote all of your shares over the telephone or over the Internet in accordance with the instructions above in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope and control number(s); if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card, and if you vote by telephone or via the Internet, use the control number(s) on each proxy card.

Q:	May I vote in person?

A:	If you are the stockholder of record of shares of our common stock, you have the right to vote in person at the special meeting with respect to those shares.

If you are the beneficial owner of shares of our common stock, you are invited to attend the special meeting. However, if you are not the stockholder of record, you may not vote these shares in person at the special meeting, unless you obtain a legal proxy from your broker, bank or nominee giving you the right to vote the shares at the special meeting.

Even if you plan to attend the special meeting as a stockholder of record, we recommend that you also submit your proxy card or voting instructions as described in the above Q&A entitled “How do I vote?” so that your vote will be counted if you later decide not to attend the special meeting.

Q:	Am I entitled to appraisal rights?

A:	Under Section 262 of the DGCL, our stockholders will be entitled to dissent and to seek appraisal for their shares only if certain criteria are satisfied. See “Appraisal Rights” and Annex C of this proxy statement.

Q:	Is the merger expected to be taxable to owners of our common stock?

A:	In general, your receipt of the cash consideration for each of your shares of Affymetrix common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under state, local or non-U.S. income or other tax laws. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor on the tax consequences of the merger in light of your particular circumstances.

Q:	When do you expect the merger to be completed?

A:	Affymetrix and Thermo Fisher are working to complete the merger as quickly as possible after the special meeting. Affymetrix anticipates that the merger will be completed by the end of the second quarter of 2016. In order to complete the merger, we must obtain the required stockholder approval, and a number of other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement—Conditions to Completion of the Merger”.

Q:	Should I send in my stock certificates now?

A:	No. At or about the date of completion of the merger, if you hold certificated shares, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Thermo Fisher’s exchange agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

If you own shares of our common stock that are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares following the completion of the merger.

Q:	Who can help answer my questions?

A:	The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information in this proxy statement. You should carefully read the entire proxy statement, including its annexes. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact the Company’s proxy solicitation agent:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Call Toll-Free: (888) 750-5834

Call Collect: (212) 750-5833

You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

SUMMARY

This summary does not contain all of the information that is important to you. You should carefully read the entire proxy statement, including the annexes and the other documents to which we have referred you, to fully understand the proposed merger. The merger agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. We encourage you to read the merger agreement because it is the legal document that governs the merger. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information”.

The Proposed Transaction

•	Stockholder Votes. You are being asked to vote to adopt and approve the merger agreement pursuant to which Affymetrix would be acquired by Thermo Fisher. Adoption and approval of the merger agreement requires the stockholder approval, as described herein.

•	Price for Your Stock. Upon completion of the merger, holders of our common stock will have the right to receive the merger consideration, without interest and less applicable withholding tax, for each share of common stock they hold.

•	The Acquiror. Thermo Fisher is the world leader in serving science. Its mission is to enable its customers to make the world healthier, cleaner and safer. Thermo Fisher helps its customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Thermo Fisher has approximately 51,000 employees and serves more than 400,000 customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental, industrial quality and process control settings.

Board Recommendation (see page 22)

The Board, by unanimous vote, has determined that it is advisable and in the best interests of Affymetrix and its stockholders to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt and approve the merger agreement, FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies and FOR the proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Affymetrix’ named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

Reasons for the Merger (see page 22)

The Board considered a number of factors in making its determination that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Affymetrix and its stockholders, including the following:

•	the merger consideration to be received by Affymetrix’ common stockholders, including the fact that a price of $14.00 per share of common stock represents a premium of approximately 50% to the closing price of Affymetrix’ common stock on the last trading day prior to the Board’s decision to execute the merger agreement;

•	Affymetrix’ prospects as an independent company, and the Board’s conclusion that the value embodied in Affymetrix’ current and planned products could be best realized as part of a larger enterprise;

•	the sale process conducted prior to the signing of the merger agreement, the fact that the $14.00 per share price was the highest price available from any of the potential buyers and the lack of assurance as to when or whether another favorable opportunity to sell Affymetrix would arise;

•	the financial analysis presented by Morgan Stanley & Co. LLC (“Morgan Stanley”) and its opinion dated January 8, 2016 and subsequently confirmed in writing to the effect that, as of that date and based upon and subject to the various assumptions, considerations, qualifications, limitations, and other matters set forth in its opinion, the $14.00 per share in cash to be paid to holders of Affymetrix common stock (other than Thermo Fisher and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described in the subsection entitled “The Merger—Opinion of the Company’s Financial Advisor”. The full text of this written opinion is attached to this proxy statement as Annex B;

•	the terms of the merger agreement, including Affymetrix’ ability to respond to and accept a superior proposal and the agreement’s termination provisions;

•	the closing conditions included in the merger agreement, including the absence of any financing-related closing condition, and the likelihood that the merger would be completed.

The Board also identified and considered a number of countervailing factors and risks to Affymetrix and its stockholders relating to the merger and the merger agreement, including the following:

•	the possibility that the merger may not be completed and the potential adverse consequences to Affymetrix;

•	the fact that our stockholders will not participate in the future growth of Affymetrix or Thermo Fisher during the pre-closing period or following the closing of the merger because they will be receiving cash for their stock;

•	limitations on the conduct of Affymetrix’ business prior to closing imposed by the interim operating covenants of the merger agreement;

•	the fact that the merger will be a taxable transaction to our stockholders; and

•	potential conflicts of interest of Affymetrix’ directors and executive officers.

Opinion of the Company’s Financial Advisor (see page 29)

In connection with the merger, Affymetrix’ financial advisor, Morgan Stanley rendered to the Board at its meeting on January 8, 2016, Morgan Stanley’s oral opinion, subsequently confirmed by delivery of a written opinion dated January 8, 2016, that, as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth therein, the merger consideration to be received by the holders of shares of Affymetrix common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of the Affymetrix common stock.

The full text of the written opinion of Morgan Stanley, dated January 8, 2016, is attached as Annex B and incorporated by reference into this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders are urged to, and should read, the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Board and addresses only the fairness, from a financial point of view, to the holders of shares of Affymetrix common stock of the merger consideration to be received by such holders pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation to the stockholders of Affymetrix as to how to vote at the special meeting held in connection with the merger. The summary of Morgan Stanley’s opinion and the methodology that Morgan Stanley used to render its opinion, which is set forth in this proxy statement under the subsection entitled “The Merger—Opinion of the Company’s Financial Advisor”, is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

Material U.S. Federal Income Tax Consequences of the Merger (see page 40)

In general, the merger will be a taxable transaction for holders of shares of Affymetrix’ common stock. For U.S. federal income tax purposes, you will generally recognize a gain or loss measured by the difference, if any, between the cash you receive (before reduction for any applicable withholding tax) in the merger and your tax basis in the shares exchanged in the merger. Gain or loss will be determined separately for each block of your shares (i.e., shares acquired at the same cost in a single transaction). You should consult your own tax advisor about the tax consequences to you of the merger.

Required Antitrust Approvals (see page 41)

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the merger may not be consummated until notification and report forms have been filed with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission by Thermo Fisher and Affymetrix, and the applicable waiting period has expired or been terminated. Affymetrix and Thermo Fisher have filed the notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division. The waiting period is expected to expire by February 19, 2016, unless otherwise terminated or extended by the antitrust agencies.

Affymetrix and Thermo Fisher are also making foreign antitrust filings pursuant to applicable laws in certain other jurisdictions in the European Union.

The Special Meeting of the Company’s Stockholders (see page 15)

•	Place, Date and Time. The special meeting will be held at 8:00 a.m. local time, on , 2016, at the offices of Affymetrix, at 3420 Central Expressway, Santa Clara, California 95051.

•	Vote Required. The adoption and approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock. A failure to vote or a vote to abstain has the same effect as a vote AGAINST approval of the merger agreement.

•	Who Can Vote at the Meeting. You can vote at the special meeting all of the shares of Affymetrix common stock you own of record as of , 2016, which is the record date for the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were shares of Affymetrix common stock outstanding.

•	Procedure for Voting. You can vote shares you hold of record by attending the special meeting and voting in person, by mailing the enclosed proxy card, or by voting over the telephone or over the Internet. If your shares of common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, your shares will not be voted at the special meeting.

•

How to Revoke Your Proxy. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise Affymetrix’ Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions.

Appraisal Rights (see page 61)

If certain criteria are satisfied, the DGCL provides you with the right to seek an appraisal of your shares, provided that you perfect those rights in the manner provided for in the DGCL. This means that if you are not satisfied with the amount of merger consideration you are receiving in the merger, you may be entitled to have the value of your shares determined by a Delaware court and to receive payment based on that valuation. The amount you ultimately receive as a dissenting stockholder in an appraisal proceeding may be more, the same as or less than the amount you would be entitled to receive under the terms of the merger agreement.

Litigation Related to the Merger (see page 42)

Between January 19, 2016 and January 27, 2016, four substantially similar putative shareholder class action suits were filed by individual stockholders in the Superior Court of California in Santa Clara County against our directors. The complaints also name Thermo Fisher and merger sub as defendants. The cases are captioned Steven Merola v. Affymetrix Inc., et al., Case No. 16CV290267, Betty Greenberg v. Frank Witney, et al., Case No. 16CV290336, Jeffrey S. L. Cheah v. Affymetrix, Inc., et al., Case No. 16CV290794, and Robert Cox v. Affymetrix, Inc., et al., Case No. 16CV290866. (The Merola, Cheah and Cox cases also name Affymetrix itself as a defendant.) The complaints allege that our directors breached their fiduciary duties by failing to maximize stockholder value in negotiating and approving the merger agreement. The complaints also generally allege that the additional defendants named in each suit aided and abetted these alleged breaches of fiduciary duties. The complaints seek, among other forms of relief, class certification and injunctive relief blocking consummation of the merger.

Affymetrix and the other defendants have not yet responded to the complaints. We believe these actions are without merit.

The Company’s Stock Price (see page 56)

Shares of Affymetrix’ common stock are listed on The Nasdaq Global Select Market (the “Nasdaq”) under the trading symbol “AFFX”. On January 7, 2016, which was the last trading day before the announcement of the merger, Affymetrix’ common stock closed at $9.34 per share. On                      , 2016, which was the last practicable trading day before this proxy statement was printed, Affymetrix’ common stock closed at $          per share.

Non-Solicitation of Other Offers (see page 51)

The merger agreement contains restrictions on Affymetrix’ ability to solicit or engage in discussions or negotiations with, or provide information to, any third party regarding a proposal to acquire a significant interest in Affymetrix. Notwithstanding these restrictions, under certain limited circumstances, the Board may respond to an unsolicited competing proposal, and terminate the merger agreement to enter into an acquisition agreement with respect to a “superior proposal” (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes in Recommendations”) upon payment by Affymetrix of a $55.0 million termination fee to Thermo Fisher.

Conditions to the Merger (see page 49)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of certain customary conditions, including the following:

•	the absence of any restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the merger;

•	the receipt of the stockholder approval;

•	the expiration or termination of the waiting period under U.S. antitrust laws and the receipt of any consents or approvals required under the competition laws of certain other jurisdictions in the European Union;

•	subject to certain materiality qualifiers, the accuracy of the representations and warranties of the other party; and

•	performance in all material respects by the other party of its obligations under the merger agreement.

The merger agreement does not contain any financing-related closing condition.

Termination of the Merger Agreement (see page 52)

The merger agreement can be terminated under certain circumstances, including:

•	by mutual written consent of Thermo Fisher and Affymetrix;

•	by either Thermo Fisher or Affymetrix, if:

•	the merger has not been completed by July 6, 2016; except that this right is not available to any party whose breach of the merger agreement results in the failure to complete the merger by this date; and provided that this date shall be automatically extended to October 8, 2016 if any required antitrust approvals have not been received but all other conditions to the closing of the merger have been satisfied or waived (or are capable of being satisfied);

•	there is a restraining order, permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition that shall have become final and non-appealable and that prevents Affymetrix or Thermo Fisher from completing the merger; provided that the party seeking to terminate the merger agreement has complied with its obligations with respect to seeking regulatory approvals; or

•	the stockholder approval is not obtained;

•	by Thermo Fisher, if:

•	the Board (i) fails to make, withdraws or modifies in a manner adverse to Thermo Fisher its recommendation that stockholders adopt and approve the merger agreement, (ii) fails to include its recommendation that stockholders adopt and approve the merger agreement in the proxy statement, (iii) recommends an alternative acquisition proposal, (iv) fails to recommend against any alternative acquisition proposal within 10 business days after it is made public or (v) publicly proposes to do any of the foregoing (each, an “adverse recommendation change”);

•	Affymetrix intentionally and materially breaches its covenant not to solicit alternative acquisition proposals; or

•	Affymetrix breaches any of its representations or warranties or fails to perform any covenant or obligation in the merger agreement, such breach would cause the failure of an applicable closing condition, and such breach cannot be cured by July 6, 2016 or October 8, 2016 as applicable, or, if curable, is not cured within 30 days of receipt of written notice of breach; provided that, at the time of delivery of the written notice of breach, Thermo Fisher and merger sub are not in material breach of their obligations under the merger agreement;

•	by Affymetrix:

•	prior to receipt of the stockholder approval and upon Board authorization, to accept a superior proposal from a third party to acquire Affymetrix, if Affymetrix complies with certain covenants, including not to solicit alternative acquisition proposals and to hold the stockholder meeting, and provides Thermo Fisher a four day matching right, and concurrently enters into a definitive written agreement providing for a superior proposal and pays the termination fee (as described below); or

•	if Thermo Fisher or merger sub breaches any of its representations or warranties or fails to perform any covenant or obligation contained in the merger agreement, such breach would cause the failure of an applicable closing condition, and such breach cannot be cured by July 6, 2016 or October 8, 2016 as applicable, or, if curable, is not cured within 30 days of receipt of written notice of breach; provided that, at the time of delivery of the written notice of breach, Affymetrix is not in material breach of its obligations under the merger agreement.

Termination Fees and Expenses (see page 53)

Affymetrix has agreed to pay Thermo Fisher a termination fee of $55.0 million if the merger agreement is terminated:

•	by Thermo Fisher, if the Board makes an adverse recommendation change;

•	by Thermo Fisher, if Affymetrix intentionally and materially breaches its covenant not to solicit alternative acquisition proposals;

•	by Affymetrix, subject to compliance with certain covenants, if the Board authorizes Affymetrix to accept a superior proposal, Affymetrix provides Thermo Fisher a four day matching period and Affymetrix concurrently enters into a definitive written agreement providing for a superior proposal;

•	by either Affymetrix or Thermo Fisher, following the public announcement or communication to the Board or senior management or stockholders of an alternative acquisition proposal (for this purpose, treating references to “15%” in the definition of alternative acquisition proposal as “50%”), if (i) such termination results from failure to complete the merger by July 6, 2016 or October 8, 2016, as applicable or from failure to obtain the stockholder approval, and (ii) within 12 months after such termination, Affymetrix enters into a definitive agreement with respect to or consummates an alternative acquisition; or

•	by Thermo Fisher, following the public announcement or communication to the Board or senior management or stockholders of an alternative acquisition proposal (for this purpose, treating references to “15%” in the definition of alternative acquisition proposal as “50%”), if (i) such termination results from Affymetrix’ breach of any representation or warranty or failure to perform any covenant or agreement, which breach would cause the failure of an applicable closing condition, and which breach cannot be cured by July 6, 2016 or October 8, 2016, as applicable, or if curable sooner, is not cured within 30 days of receipt of written notice of such breach and (ii) within 12 months after such termination, Affymetrix enters into a definitive agreement with respect to or consummates an alternative acquisition.

Treatment of Convertible Securities and Credit Agreement (see page 49)

Prior to or upon closing, Thermo Fisher and Affymetrix will arrange for payment of all obligations of Affymetrix and its subsidiaries under, and the termination of, Affymetrix’ existing credit agreement. Thermo Fisher and Affymetrix will also enter into a supplemental indenture as required under the indenture for Affymetrix’ outstanding 4.00% convertible senior notes due 2019 (the “convertible notes”).

Treatment of Options, Restricted Stock Units, Performance-Based Restricted Stock Units and Other Equity Awards; Employee Matters (see page 44)

The merger agreement contains provisions relating to the benefits that Affymetrix’ employees (including executive officers) and non-employee directors will receive in connection with and following the merger. In particular, under the merger agreement:

•	at or immediately prior to the effective time, each Affymetrix stock option that is fully vested and has an exercise price less than the merger consideration will be canceled in exchange for a cash payment equal to the product of (x) the total number of shares of Affymetrix common stock purchasable upon exercise of the option and (y) the excess (if any) of the merger consideration over the per share exercise price of the option. Affymetrix stock options with a per share exercise price of $14.00 or higher will be canceled and will not receive any cash payment;

•	at or immediately prior to the effective time, each Affymetrix stock option that is unvested and has an exercise price less than the merger consideration will be assumed by Thermo Fisher and converted into an award representing a right to receive a cash amount equal to the product of (x) the total number of shares underlying the unvested option that would have become purchasable upon each future vesting date of the option and (y) the excess (if any) of the merger consideration over the exercise price of the option. All assumed options will remain subject to the vesting and delivery terms under the award’s original equity plan, award agreement and the Company’s change of control plan. Affymetrix stock options with a per share exercise price of $14.00 or higher will be canceled and will not receive any cash payment;

•	at or immediately prior to the effective time, each restricted stock unit granted under a Company stock plan (whether vested or unvested) that is outstanding immediately prior to the effective date will be assumed by Thermo Fisher and converted into an award representing a right to receive a cash amount equal to the product of (x) the total number of shares that would have been delivered on each future vesting date of the restricted stock unit and (y) the merger consideration, provided that with respect to performance-based restricted stock units, performance metrics will be considered achieved at target level as of the effective time. All assumed restricted stock units will remain subject to the vesting and delivery terms under the award’s original equity plan, award agreement and the Company’s change of control plan;

•	Affymetrix will establish a new exercise date with respect to the offering periods under its employee stock purchase plan at least 10 business days prior to the effective time, with respect to then-accrued rights to purchase the common stock under each plan;

•	for one year after the merger, Thermo Fisher has agreed to provide the Affymetrix employees who remain in the employment of the surviving corporation with base pay, incentives, severance and employee benefits (including retirement, group health, life, disability, vacation and severance plans) which are not less favorable, in the aggregate, than those provided by Affymetrix immediately prior to the effective time; and

•

Thermo Fisher generally has agreed to provide Affymetrix’ employees with credit for their service to Affymetrix for purposes of eligibility, participation, vesting and levels of benefits under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by

Thermo Fisher or merger sub and/or their subsidiaries in which such employees are eligible to participate, subject to specified exceptions.

Interests of the Company’s Directors and Executive Officers in the Merger (see page 24)

You should be aware that Affymetrix’ directors and executive officers are subject to agreements or arrangements that may provide them with interests in the merger that are different from, or are in addition to, the interests of Affymetrix’ stockholders generally. These interests relate to equity securities held by such persons and their affiliates; change of control severance arrangements covering Affymetrix’ executive officers; and indemnification of Affymetrix’ directors and officers by the surviving corporation following the merger.

Shares Held by Directors and Executive Officers (see page 57)

As of the close of business on the record date, the directors and executive officers of Affymetrix were deemed to beneficially own                  shares of Affymetrix common stock, which represented     % of the shares of Affymetrix common stock outstanding on that date.

Procedure for Receiving Merger Consideration (see page 43)

Thermo Fisher will appoint an exchange agent to coordinate the payment of the cash merger consideration following the merger. If you own shares of our common stock that are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares. If you hold certificated shares, the exchange agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration within five business days of the date on which Affymetrix completes the merger. Do not send in your stock certificates now.

Questions

If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact Affymetrix’ proxy solicitation agent:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Call Toll-Free: (888) 750-5834

Call Collect: (212) 750-5833

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of each of Affymetrix and Thermo Fisher, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary”, “The Merger”, “Opinion of the Company’s Financial Advisor” and “Financial Projections” and in statements containing the words “believes”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, Affymetrix claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although Affymetrix believes that the expectations reflected in these forward-looking statements are reasonable, Affymetrix cannot assure you that the actual results or developments it anticipates will be realized, or even if realized, that they will have the expected effects on the business or operations of each of Affymetrix and Thermo Fisher. These forward-looking statements speak only as of the date on which the statements were made. Affymetrix undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement. In addition to other factors and matters contained or incorporated in this document, Affymetrix believes the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the financial performance of Affymetrix through the completion of the merger;

•	volatility in the stock markets;

•	the timing of, and regulatory and other conditions associated with, the completion of the merger;

•	competitive pressures in the markets in which Affymetrix competes;

•	the effect of healthcare reform legislation;

•	use and protection of intellectual property;

•	the effect of changes in governmental regulations or contracts;

•	the effect of laws and regulations governing government contracts;

•	the loss of key employees;

•	general economic conditions;

•	failure to obtain the stockholder approval;

•	risk that the proposed merger disrupts Affymetrix’ current operations;

•	risk that the merger agreement may be terminated in circumstances that require us to pay Thermo Fisher a termination fee of $55.0 million;

•	the outcome of any legal proceedings that may be instituted against us and others related to the merger;

•	the effect of the announcement or pendency of the merger on Affymetrix’ business relationships, operating results and business generally; and

•	other factors that are described from time to time in Affymetrix’ periodic filings with the Securities and Exchange Commission (the “SEC”). See the section entitled “Where You Can Find Additional Information” for documents incorporated by reference into this proxy statement.

THE PARTIES TO THE MERGER

Affymetrix is a provider of life science products and molecular diagnostic products that enable parallel analysis of biological systems at the gene, protein and cell level. Affymetrix sells its products to genomic research centers, academic institutions, government and private laboratories, as well as pharmaceutical, diagnostic and biotechnology companies. Over 94,500 peer-reviewed papers have been published based on work using Affymetrix’ products. Affymetrix has approximately 1,100 employees worldwide and maintains sales and distribution operations across the United States, Europe, Latin America and Asia. Affymetrix’ executive offices are located at 3420 Central Expressway, Santa Clara, California 95051. Affymetrix’ telephone number is (408) 731-5000.

Thermo Fisher is the world leader in serving science. Its mission is to enable its customers to make the world healthier, cleaner and safer. Thermo Fisher helps its customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Thermo Fisher has approximately 51,000 employees and serves more than 400,000 customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental, industrial quality and process control settings. Thermo Fisher’s executive offices are located at 81 Wyman Street, Waltham, Massachusetts 02451. Thermo Fisher’s telephone number is (781) 622-1000.

White Birch Merger Co., which we refer to as merger sub, is a wholly owned subsidiary of Thermo Fisher, whose principal executive offices are located at 81 Wyman Street, Waltham, Massachusetts 02451. Merger sub’s telephone number is (781) 622-1000. Merger sub was formed solely for the purpose of facilitating Thermo Fisher’s acquisition of Affymetrix.

THE SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

The special meeting will be held at 8:00 a.m. local time on                      , 2016, at the offices of Affymetrix, at 3420 Central Expressway, Santa Clara, California 95051. The purpose of the special meeting is to consider and vote on the proposal to adopt and approve the merger agreement and the other proposals described in this proxy statement. The Board, by unanimous vote, has determined that it is advisable and in the best interests of Affymetrix and its stockholders to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt and approve the merger agreement, FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies and FOR the proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Affymetrix’ named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

Who Can Vote at the Special Meeting

Only holders of record of Affymetrix common stock, as of the close of business on                      , 2016, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were              shares of common stock outstanding.

Quorum; Vote Required

For purposes of transacting business at the special meeting, a majority of the voting power represented in person or by proxy of the outstanding shares of common stock will constitute a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. Votes FOR and AGAINST and abstentions will be counted for purposes of determining the presence of a quorum. However, if a new record date is set for an adjourned meeting, a new quorum will have to be established.

The adoption and approval of the merger agreement requires Affymetrix to obtain the stockholder approval. The stockholder approval requires the affirmative vote of a majority of the outstanding shares of common stock. Because the required votes of Affymetrix’ stockholders are based upon the number of outstanding shares of common stock with respect to the stockholder approval, and not based on the number of shares represented in person or by proxy at the special meeting, failure to submit a proxy or to vote in person will have the same effect as a vote AGAINST the merger agreement proposal, but it will have no effect on the adjournment proposal, or assuming a quorum is present, on the compensation proposal. A vote to abstain will have the same effect as voting against the merger agreement proposal, a vote against the adjournment proposal and against the compensation proposal.

If your shares of common stock are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. Under applicable regulations, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to non-routine matters such as the approval of the merger agreement proposal. As a result, if you do not instruct your broker to vote your shares of common stock, your shares will not be voted, which will have the same effect as voting against the merger agreement proposal.

Approval of the adjournment proposal and the compensation proposal will each require the affirmative vote of a majority of the shares of common stock, represented in person or by proxy.

Voting by Proxy

This proxy statement is being sent to you on behalf of the Board for the purpose of requesting that you allow your shares of our common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of our common stock represented at the special meeting by properly executed proxy cards, voted over the telephone or voted over the Internet will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Board. The Board recommends a vote FOR adoption and approval of the merger agreement, FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies and FOR the proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Affymetrix’ named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise Affymetrix’ Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions.

Householding

Certain Affymetrix stockholders who share an address are being delivered only one copy of this proxy statement unless Affymetrix or one of its mailing agents has received contrary instructions.

Upon the written request of an Affymetrix stockholder at a shared address to which a single copy of this proxy statement was delivered, Affymetrix will promptly deliver a separate copy of such document to the requesting Affymetrix stockholder. Written requests can be made by emailing investor@affymetrix.com.

Affymetrix stockholders sharing an address who are receiving multiple copies of Affymetrix’ notice of internet availability of proxy materials and/or proxy statements and annual reports may request delivery of a single copy of such documents by emailing Affymetrix at the address above.

Solicitation of Proxies

Affymetrix will pay all of the costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Affymetrix may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. Affymetrix will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Affymetrix has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the special meeting and will pay Innisfree a fee of approximately $20,000, plus reimbursement of out-of-pocket expenses. The address of Innisfree is 501 Madison Avenue, 20th Floor, New York, NY 10022. You can call Innisfree toll-free at (888) 750-5834 or collect at (212) 750-5833.

THE MERGER

The discussion of the merger in this proxy statement is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the merger agreement carefully.

Background of the Merger

Affymetrix provides life science products and molecular diagnostic products that enable parallel analysis of biological systems at the gene, protein and cell level. The Company sells its products to genomic research centers, academic institutions, government and private laboratories, as well as pharmaceutical, diagnostic and biotechnology companies.

Affymetrix’ strategic focus over the last several years has been to realign its product portfolio, stabilize its business and return the Company to growth and profitability. Affymetrix has sought to reduce its dependence on its GeneChip® Expression product line, which has faced intense competition and constrained growth opportunities in certain applications, to diversify its revenue streams and to expand into the growing markets for translational medicine, molecular diagnostics and applied sciences, such as agricultural biotechnology. The strategy consists of the following three phases:

•	Phase I (2011-2012), which involved the realignment of the Company’s product portfolio, the launch of the Company’s cytogenetic microarray product line, development of its Axiom genotyping system and the acquisition of eBioscience;

•	Phase II (2013-2014), which involved a corporate restructuring that led to significant cost savings, reduction of debt, development of newer product lines, a return to growth and increased profitability; and

•	Phase III (2015-present), which has been centered upon the Company’s goal of leveraging the work in the prior phases to grow its franchises in translational medicine, molecular diagnostics, applied markets and single cell biology.

During each of these phases, Affymetrix’ management and Board have regularly reviewed the Company’s strategic direction with a view to enhancing stockholder value. In particular, from time to time during Phase III, the Company has evaluated potential complementary acquisitions and other strategic M&A alternatives.

During 2015, as in prior years, management of Affymetrix met with other companies in its sector regarding various business and commercial opportunities. In the summer of 2015, Affymetrix and Company A met and reviewed Affymetrix’ business and explored, among other things, a possible combination of the two companies.

On August 12, 2015, the Board held a regularly scheduled meeting. The meeting agenda included a general discussion of M&A opportunities across a spectrum of potential transactions ranging from acquisitions of other private or public companies, to a merger of equals or sale transaction. The discussion was prompted by continuing consolidation trends within the life sciences and diagnostics industry, Affymetrix’ greater purchasing power in terms of stock value and borrowing capacity given the successful completion of the first and second phases of its strategic plan outlined above, and the possibility that Affymetrix itself could become an acquisition candidate, whether prompted by the Board, activists or other third parties. At the invitation of management, representatives of Morgan Stanley attended the meeting and discussed consolidation and activist activity and trends in the life sciences and diagnostics sector. As part of the discussion, Morgan Stanley provided an overview of consolidation transactions in the industry since 2008 and the relatively limited number of acquisition targets of scale that would make a significant difference to the revenue or earnings of a large capitalization acquiror. Davis Polk, the Company’s outside counsel, also attended the meeting and presented on fiduciary duty and process considerations across the spectrum of potential M&A transactions.

In mid-October 2015, the Chief Executive Officer of Company A orally expressed to Dr. Witney Company A’s intention to submit a proposal to acquire Affymetrix for $1.0 billion, to be paid in a combination of cash and shares of Company A common stock.

At a Board meeting on October 19, Dr. Witney discussed his interaction with Company A. The Board discussed various options for responding to Company A as well as whether Affymetrix should explore the possibility of a sale of Affymetrix. The Board determined that the decision as to whether it was an appropriate time to consider a sale of Affymetrix should not be made until (i) the Board had the benefit of the strategic review already scheduled to occur during the November 4 and 5 Board meetings, and (ii) the Board had received input from financial and legal advisors with respect to potential valuation and sale process design considerations. The Board also determined that it would be appropriate for Affymetrix to retain a financial advisor to assist the Board in its evaluation of strategic alternatives for the Company. The Board authorized the retention of Morgan Stanley as Affymetrix’ financial advisor, subject to confirming the absence of conflicts and reaching acceptable terms of engagement. Affymetrix subsequently entered into an engagement letter with Morgan Stanley.

Also in October 2015, Affymetrix management received a request to meet from another company, Company B.

On November 2, 2015, Company A submitted a written non-binding proposal to acquire all of Affymetrix’ outstanding shares of common stock, on a fully-diluted basis, for consideration of $10.00 per share, split approximately 50/50 between cash and shares of Company A common stock based on a fixed exchange ratio to be set at the time of signing. The closing price for Affymetrix common stock on that day was $9.51 per share.

The Board held its regularly scheduled meeting on November 4 and 5, 2015. These sessions included management presentations and a discussion of the Company’s strategic plan to achieve consistent growth and profitability; the Company’s strengths, weaknesses, opportunities and threats; market trends in reproductive health, genotyping and single cell biology; the competitive landscape in the life sciences and diagnostics industry; opportunities in other potential target markets; the potential acquisition of new technologies; and the Company’s targeted revenue growth during Phase III of its strategy.

The Board also reviewed and considered the proposal received from Company A at its session on November 5. At the Board’s invitation, representatives of Morgan Stanley discussed Affymetrix’ stock performance, research estimates and a preliminary financial analysis including comparisons to other selected companies and precedent transactions. Morgan Stanley also discussed similar matters relating to Company A. Process considerations were also discussed, including a discussion of eight other strategic and two financial parties who might have an interest in acquiring Affymetrix. Among other things, it was noted that the price proposed by Company A was low relative to most of the financial analyses discussed by Morgan Stanley at the November 5 Board meeting. The Board agreed that the price proposed by Company A was not at a level warranting further engagement with Company A and instructed Morgan Stanley to relay this message to Company A’s financial advisor.

Later in November, Affymetrix management and Company B management met and engaged in preliminary discussions about Affymetrix and its business. Following the discussions, on November 23, Affymetrix received a written non-binding proposal from Company B to acquire all of Affymetrix’ outstanding shares of common stock for $11.20 per share in cash. Company B indicated that it would require financing to complete the transaction but that the definitive agreement would not contain a financing condition. Company B’s financial advisor signaled that Company B had little room to increase price.

Around the same time, the financial advisor to Company A indicated to Morgan Stanley that while Company A intended to submit a revised proposal at a higher per share valuation, Company A was not willing to transact at materially higher levels, such as $13.00 per share of Affymetrix common stock. At the direction of Affymetrix management and the Chair of the Board, Morgan Stanley conveyed to Company A’s financial advisor that any revised proposal should be submitted in advance of a Board meeting planned for December 1. On November 30, Company A submitted a revised written non-binding proposal of $11.00 to $11.50 per share, split equally between cash and shares of Company A common stock, with all other terms the same as those in the initial proposal.

On December 1, the Board met to discuss the revised proposal from Company A and the proposal from Company B. Representatives of Davis Polk and Morgan Stanley participated in the meeting. Among other things, the Board considered (i) whether a sale process would be in the best interest of Affymetrix’ stockholders at such time, (ii) whether the Company should consider engaging with Company A and Company B and/or other potential parties and (iii) what type of process could be expected to maximize value for Affymetrix’ stockholders, which included, among other considerations, minimizing disruption to the business and maintaining confidentiality. Morgan Stanley provided an overview and comparison of the proposals from each of Company A and Company B, updates to the financial analyses provided at the November 5 meeting and a discussion of the ability of each of Company A and Company B to finance their respective proposals and/or increase them.

The Board, following discussion with its legal and financial advisors, decided to pursue a staged multi-party process. The initial stages would consist of (a) initial outreach to and preliminary discussions with three additional potential strategic parties, including Thermo Fisher, Company C and Company D, who were selected in consultation with Morgan Stanley and Affymetrix management, and (b) further engagement with Company A and Company B, including detailed due diligence (including data room access, site visits and meetings with management). This list was compiled based on the Board’s judgment, following consultation with Morgan Stanley, that these parties were the most likely, considering their respective strategic positions, track records and capabilities, to make a proposal that would be in the interests of Affymetrix’ stockholders, and the Board’s determination that a process involving a larger number of parties would not be in the interests of the Company and its stockholders, cause competitive harm and increase the likelihood of a potential leak. After providing preliminary information and access to management, initial indications would be requested from the three additional parties as soon as possible, and preferably prior to Christmas. Upon receipt of indications, the Board would decide–based on indications received–whether to abandon the process or authorize further engagement and detailed due diligence (including data room access, site visits and meetings with management) to one or more parties that submitted proposals. If warranted, the process would then proceed to advanced due diligence and negotiation of definitive agreements, with a goal of signing by late January 2016 or early February 2016. The relatively lengthy process was seen as realistic given the timing constraints imposed by the upcoming holidays, the week-long J.P. Morgan Healthcare Conference starting on January 11, 2016 and management time constraints associated with year-end earnings and audit activities of both Affymetrix and potential acquirors. The Board authorized Affymetrix management and Morgan Stanley to continue engaging with Company A and Company B and to begin outreach to the other three parties.

From December 1 onward, Affymetrix management and the Company’s financial and legal advisors executed the process described above. Between December 3 and December 7, Morgan Stanley contacted the other three strategic parties authorized by the Board to determine if they were interested in a potential acquisition of Affymetrix. One party, Company D, declined to participate in the process, while Thermo Fisher and Company C expressed interest in a potential acquisition of Affymetrix. Therefore, four parties were engaged as of December 7, comprised of the two initial parties–Company A and Company B–and the two more recent parties–Thermo Fisher and Company C.

Throughout the process, from the October 19 Board meeting and from time to time thereafter, a representative of Davis Polk reviewed and provided the Board with updates on information provided by Morgan Stanley with respect to prior or current engagements with Affymetrix and each of the four parties involved in the process. This included certain past and ongoing engagements with Thermo Fisher that were unrelated to Affymetrix or a potential transaction with Affymetrix. The Board concluded that none of the disclosed engagements presented a conflict.

Company A and Company B entered into confidentiality agreements with Affymetrix on December 4 and December 7, respectively. Each confidentiality agreement contains standstill provisions that would fall away upon Affymetrix entering into a definitive agreement to be sold. Company A and Company B were given access to an online data room on December 11 and December 10, respectively. Prior to each of Company A and Company B being provided data room access, Morgan Stanley communicated to their respective financial advisors that the Board likely would not transact at the current level of their respective bids, but that each of Company A and Company B was given data room access in order to allow each to put its best foot forward regarding value. The advisors for each of Company A and Company B suggested that their respective clients may have some ability to increase their respective proposals, but that such increases would not likely be material relative to their respective prior proposals. On December 16, Affymetrix’ management and Morgan Stanley held a detailed diligence meeting with Company B. Affymetrix also spoke with Company A via telephone conference to respond to additional diligence questions on December 17 and December 22.

Thermo Fisher and Company C entered into confidentiality agreements with Affymetrix on December 10 and December 18, respectively. Each confidentiality agreement contains standstill provisions that would fall away upon Affymetrix entering into a definitive agreement to be sold. On December 16, Affymetrix’ management and Morgan Stanley held an initial due diligence discussion with Thermo Fisher, which included a review of business unit operations and historical and projected financial performance of Affymetrix. On December 18, Affymetrix’ management and Morgan Stanley held an initial due diligence discussion with Company C similar to the one held with Thermo Fisher earlier that week. Following these sessions, Morgan Stanley asked Thermo Fisher and Company C to submit initial indications of value as soon as possible, and preferably before Christmas. Thermo Fisher submitted on December 22, 2015 a non-binding written proposal to acquire all of Affymetrix’ outstanding shares of common stock, on a fully-diluted basis, for consideration of $12.00 to $13.00 per share of Affymetrix common stock in cash, with no financing condition. Citing the need for additional information, Company C requested access to the data room prior to submitting a proposal, which Affymetrix declined to provide without a written indication of value in order to determine if Company C’s valuation view was at least equal to those of the other strategic parties and to maintain consistency in the process. Affymetrix, in consultation with its financial and legal advisors, required a pre-qualifying written indication of value before granting access to highly sensitive operational and financial information; the three parties in the process other than Company C adhered to this requirement.

On December 23, the Board met with Affymetrix management and its legal and financial advisors to receive an update on the process and consider the price indications and process developments. Following discussion, the Board authorized management and Morgan Stanley to permit Thermo Fisher to enter the next phase of the process and to provide Thermo Fisher access to the data room. The Board also instructed management to not give Company C access to the data room or other detailed due diligence information without an indication of value.

From December 24 through the end of the calendar year, Affymetrix had further interactions with each of Company A, Company B, Thermo Fisher and Company C both directly and through advisors. Morgan Stanley sent process letters requesting a final proposal deadline of January 26, 2016 to the financial advisors of Company A, Company B, and Thermo Fisher on December 23, December 23, and December 24, respectively.

On December 24, Marc Casper, the Chief Executive Officer of Thermo Fisher, expressed to Dr. Witney Thermo Fisher’s interest in entering into an exclusivity agreement with Affymetrix. In particular, Mr. Casper noted:

•	Thermo Fisher’s desire to acquire Affymetrix but concern that a multiple-bidder process culminating in execution of a definitive agreement in the latter half of January 2016 presented a strong risk of leak, particularly in light of the upcoming J.P. Morgan Healthcare Conference;

•	Thermo Fisher’s interest in signing a definitive agreement on or about January 8, 2016, in advance of the J.P. Morgan Healthcare Conference;

•	Thermo Fisher’s ability to increase the proposed consideration per share above the $12.00 to $13.00 range previously reflected in its non-binding proposal, but that Thermo Fisher needed guidance from Affymetrix on what price would cause the Board to agree to suspend the multi-party process; and

•	Thermo Fisher would be willing to participate in the multi-party process if the Board chose not to deal exclusively with Thermo Fisher. However, Thermo Fisher would likely withdraw from the process if its name or involvement in the process was mentioned or otherwise leaked to third parties.

On December 28, Company C submitted a written non-binding proposal to acquire all of Affymetrix’ outstanding shares of common stock, on a fully diluted basis, for consideration of $11.25 to $11.50 per share of Affymetrix common stock in cash, with no financing contingency and the need to conduct customary due diligence, including additional meetings with Affymetrix management and access to additional information.

On that same day, the Board met with Affymetrix management and its legal and financial advisors and reviewed the process and interactions to date with the four strategic bidders, including the recent interactions with Thermo Fisher and proposal from Company C. The Board discussed the following:

•	Thermo Fisher’s existing proposal of $12.00 to $13.00 per share of Affymetrix common stock was higher than the other initial and revised proposals received to date, and Thermo Fisher had indicated its ability to increase its proposal. The Board considered that, based on discussions with advisors, any such increase would be subject to Thermo Fisher’s requirement that the Company agree to a relatively brief exclusivity period.

•	The Board’s view that neither Company A nor Company B was likely to have the ability to increase its proposal to be competitive with Thermo Fisher’s proposal.

•	While the Board concluded, based on discussions with Morgan Stanley, that Company C likely had the financial wherewithal to increase its proposal and to compete with Thermo Fisher’s initial proposal, interactions with Company C had been moving relatively slowly and Company C appeared to continue to have significant business questions outstanding, which made it difficult to determine Company C’s seriousness of intent and timing to acquire Affymetrix.

The Board also discussed possible responses to Thermo Fisher and price guidance based on, among other things, Morgan Stanley’s review of selected precedent transactions and associated last twelve months’ EBITDA and Adjusted EBITDA multiples. Among other things, Morgan Stanley noted that a price in the mid-$14s per share of Affymetrix common stock would reflect an adjusted EBITDA multiple close to or in the top quartile of the selected precedent transactions and above the upper end of the range implied by the discounted cash flow analysis of Affymetrix’ Base Case financial projections. After discussion, the Board concluded that it would be in the best interest of Affymetrix’ stockholders to suspend the multi-party process and attempt to reach a definitive agreement with Thermo Fisher on an accelerated timeline, provided that Thermo Fisher was prepared to pay a preemptive price, Affymetrix management had reasonable assurance that the offer from Thermo Fisher was firm, and that any further diligence was confirmatory in nature and would not affect Thermo Fisher’s proposed price. The Board authorized Dr. Witney to respond to Mr. Casper with price guidance per share of Affymetrix common stock in the mid-$14s range. The Board also authorized him to enter into an exclusivity agreement with Thermo Fisher and discussed with him the guidelines for such an agreement, with a goal of announcing a transaction prior to the J.P. Morgan Healthcare Conference.

On December 29, Dr. Witney communicated the Board’s message and price guidance to Mr. Casper. That day and the following day, the two CEOs and their respective advisory teams had further conversations. These conversations focused on price and the length and terms of exclusivity. Thermo Fisher also conducted additional due diligence. After negotiation, on December 31, 2015, Affymetrix and Thermo Fisher entered into an exclusivity agreement that reflected a price per share of $14.00, a target signing date of January 8, 2016 (before the beginning of the J.P. Morgan Healthcare Conference) and an exclusivity period that would end on January 12, 2016. In accordance with the terms of the exclusivity agreement, Morgan Stanley was then instructed to inform Company A, Company B and Company C that Affymetrix was no longer pursuing a process with them.

Following entry into exclusivity, members of the management of Affymetrix and Thermo Fisher held in-person business diligence meetings on January 2 and 3, 2016 at the offices of Davis Polk and had subsequent legal and other due diligence calls and follow-up activities. In addition, Davis Polk and Wachtell, Lipton, Rosen & Katz, counsel to Thermo Fisher, negotiated the terms of the merger agreement.

On January 4, Affymetrix received an unsolicited revised written non-binding proposal from Company C indicating a price of $12.50 per share in cash. On January 5, Company C submitted a further unsolicited revised written non-binding proposal to acquire Affymetrix for $13.50 per share in cash. Consistent with the terms of its exclusivity agreement with Thermo Fisher, Affymetrix did not provide a substantive response to either of these proposals.

On January 7, the Board met to review progress to date with Thermo Fisher and the proposals from Company C. Davis Polk reviewed fiduciary duty considerations and outlined the principal terms of the latest draft of the merger agreement. Morgan Stanley reviewed its financial analyses with respect to the proposed merger with Thermo Fisher. The Board discussed the chain of events that had unfolded over the previous months including the initial multi-party process, the initial and revised proposals from four out of five participants, the preemptive proposal from Thermo Fisher as well as the related exclusivity agreement and accelerated transaction timeline, the non-binding proposals received from Company C and the terms of the proposed merger agreement with Thermo Fisher (including the fiduciary out, topping bid and breakup fee provisions). The Board noted that Thermo Fisher’s proposal represented the highest value and most certain opportunity to date. The Board also discussed the latest Company C proposal and timing considerations vis-à-vis Company C and Thermo Fisher. The Board concluded that, while it might be possible to allow the exclusivity period to lapse and then to attempt to conduct a two-party bidding process involving Thermo Fisher and Company C, this approach could put Thermo Fisher’s preemptive proposal at risk for an uncertain period of time, and could result in a transaction on less favorable terms or no transaction at all. Accordingly, the Board authorized Affymetrix management and its advisors to continue working toward an agreement with Thermo Fisher, with announcement planned for the following day, subject to the Board’s final approval.

On January 8, the Board met mid-day to consider approval of the merger and the merger agreement. At the meeting, Davis Polk reviewed the final terms of the agreement. Morgan Stanley then reviewed and discussed its financial analyses and the proposed merger. Thereafter, at the request of the Board, Morgan Stanley rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion addressed to the Board dated as of the same date) as to, as of January 8, 2016 and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth therein, the fairness, from a financial point of view, to the holders of Affymetrix common stock of the merger consideration to be received by the holders of Affymetrix common stock in the merger pursuant to the merger agreement. Following further discussion among members of the Board, the Board then voted unanimously to approve and adopt the merger agreement.

The Thermo Fisher board also met on January 8 and approved the merger and the merger agreement.

Later that day the parties finalized the merger agreement and related schedules, exchanged signature pages and issued a joint press release announcing the transaction.

The Recommendation of the Company’s Board of Directors and the Company’s Reasons for the Merger

Affymetrix’ Board, by unanimous vote, has determined that it is advisable and in the best interests of Affymetrix and our stockholders to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt and approve the merger agreement. When you consider the Board’s recommendation, you should be aware that Affymetrix’ directors may have interests in the merger that may be different from, or in addition to, your interests. These interests are described in “—Interests of the Company’s Directors and Executive Officers in the Merger”.

In determining that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Affymetrix and our stockholders, the Board consulted with management and its financial and legal advisors and considered a number of factors, including the following:

•	Merger Consideration. The Board concluded that the merger consideration of $14.00 per share of Affymetrix common stock to our common stockholders represented an attractive valuation for Affymetrix. This price represents a premium of approximately 50% to the closing price of $9.34 on January 7, 2016, the last trading day prior to the Board’s decision to execute the merger agreement, a 51% premium to the volume weighted average price of Affymetrix common stock over the 60-day period ending January 7, 2016 and a 27.8x Aggregate Value/2015E EBITDA multiple (defining EBITDA as set forth under “—Financial Projections” but adjusting for a one-time litigation settlement). The Board believed that $14.00 per share of common stock was the highest value and most certain opportunity to date. The Board also considered the fact that the merger consideration is all cash, which provides certainty of value to our common stockholders compared to a transaction in which our stockholders would receive stock.

•	Review of Prospects in Remaining Independent. The Board considered Affymetrix’ financial condition, results of operations and business and earnings prospects if it were to remain independent in light of various factors, including a consolidating market, Affymetrix’ current and anticipated near-term operating results, the competitive dynamics of the life sciences and diagnostics sector and Company’s ability to execute on its strategic plan. In this context, the Board concluded that the value embodied in Affymetrix’ current and planned products could be best realized as part of a larger enterprise.

•	Sale Process. The Board reviewed the sale process that Affymetrix and its advisors had conducted prior to the signing of the merger agreement, which involved contacts with five parties that the Board believed might have an interest in acquiring Affymetrix. The Board also considered that the consideration reflected in the merger agreement was the highest value that was available to the Company at the time, and that there was no assurance that a more favorable opportunity to sell the Company would arise later.

•	Opinion of Affymetrix’ Financial Advisor. Affymetrix’ Board received an opinion from its financial advisor, Morgan Stanley. The Board considered the financial analysis presented by Morgan Stanley and its opinion dated as of January 8, 2016 and subsequently confirmed in writing to the effect that, as of that date and based upon and subject to the various assumptions, considerations, qualifications, limitations, and other matters set forth in its opinion, the $14.00 per share in cash to be paid to holders of Affymetrix common stock (other than Thermo Fisher and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described in the subsection entitled “The Merger—Opinion of the Company’s Financial Advisor”. The full text of this written opinion is attached to this proxy statement as Annex B.

•	Terms of the Merger Agreement. The Board considered the terms of the merger agreement, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to complete the merger and their ability to terminate the merger agreement. The Board also noted that the merger agreement permits Affymetrix and the Board to respond to a competing proposal that the Board reasonably believes could reasonably be expected to lead to a superior proposal, subject to certain restrictions imposed by the merger agreement and the requirement that Affymetrix pay Thermo Fisher the termination fee in the event that Affymetrix terminates the merger agreement to accept a superior proposal, and allows the Board to make an adverse recommendation change in accordance with the Board’s fiduciary duties. The Board noted that the termination fee and related provisions of the merger agreement are customary for transactions of this size and type and would not be preclusive of a topping bid. The Board considered that the $55.0 million termination fee was reasonable, particularly in light of the process conducted by the Board with the assistance of Affymetrix management and its advisors.

•	Likelihood of Closing. The Board considered the relatively limited nature of the closing conditions included in the merger agreement, including the absence of any financing-related closing condition and the likelihood that the merger will be approved by requisite regulatory authorities and Affymetrix’ stockholders. The Board also considered Thermo Fisher’s substantial financial resources and track record of successfully completing a large number of significant all-cash acquisitions.

The Board also identified and considered a number of countervailing factors and risks to Affymetrix and our stockholders relating to the merger and the merger agreement, including the following:

•	Potential Inability to Complete the Merger. The Board considered the possibility that the merger may not be completed and the potential adverse consequences to Affymetrix if the merger is not completed, including the potential loss of customers, suppliers and employees, reduction of value offered by others to Affymetrix in a future business combination and erosion of customer, supplier and employee confidence in Affymetrix.

•	No Participation in Future Growth. The Board considered the fact that, because Affymetrix’ stockholders will be receiving a fixed amount of cash for their stock, they will not be compensated for any increase in value of Affymetrix or Thermo Fisher either during the pre-closing period or following the closing.

•	Interim Operating Covenants. The Board considered the limitations imposed in the merger agreement on the conduct of Affymetrix’ business during the pre-closing period, its ability to solicit and respond to competing proposals and the ability of the Board to change or withdraw its recommendation of the merger.

•	Taxability. The Board considered that the merger will be a taxable transaction to Affymetrix’ stockholders.

•	Interests of Affymetrix’ Directors and Executive Officers. The Board considered the potential conflicts of interest of Affymetrix’ directors and executive officers, as described in the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger”.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the complexity and wide variety of factors considered, the Board did not find it useful to and did not attempt to quantify, rank or otherwise assign weights to these factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Board conducted an overall analysis of the factors described above, including discussions with Affymetrix’ management and its financial and legal advisors. In considering the factors described above, individual members of the Board may have given different weights to different factors.

Interests of the Company’s Directors and Executive Officers in the Merger

Stockholders should be aware that Affymetrix’ executive officers and directors are subject to agreements or arrangements that may provide them with interests that differ from, or are in addition to, those of stockholders generally. In particular, as further described below, (i) all unvested equity awards held by non-employee members of the Board will accelerate in full upon the consummation of the merger, and (ii) Affymetrix’ executive officers are entitled to certain benefits if they are involuntarily terminated without cause or are terminated for good reason within certain periods following the consummation of the merger.

The Board was aware of these agreements and arrangements during its deliberations of the merits of the merger agreement and in determining the recommendation set forth herein.

Current Executive Officers and Directors

Affymetrix’ executive officers and directors as of the date hereof are:

Frank Witney, Ph.D.	Director, President and Chief Executive Officer
Nelson C. Chan	Director
Gary S. Guthart, Ph.D.	Director
Jami Dover Nachtsheim	Director and Chairwoman of the Board
Riccardo Pigliucci	Director
Merilee Raines	Director
Robert H. Trice, Ph.D.	Director
Gavin Wood	Executive Vice President and Chief Financial Officer
Andrew J. Last, Ph.D.	Executive Vice President and Chief Operating Officer
David Weber	Executive Vice President and Chief Commercial Officer

Consideration Payable for Shares Held Pursuant to the Merger Agreement

The executive officers and directors of Affymetrix who hold shares at the closing of the merger will be eligible to receive the same merger consideration as the other Affymetrix stockholders. The executive officers and directors of Affymetrix held, in the aggregate, 811,344 shares of Affymetrix common stock (or approximately 1% of all outstanding shares) as of December 31, 2015, excluding shares issuable upon exercise of options to purchase shares, which are discussed below.

The table below sets forth the number of shares held by the executive officers and directors of Affymetrix as of January 31, 2016, excluding shares issuable upon exercise of options to purchase shares, and the value (at $14.00 per share) they would receive for those shares upon consummation of the merger.

Name	Number of Shares Owned	Consideration for Shares Owned
Executive Officers
Frank Witney, Ph.D.	196,393	$2,749,502.00
Andrew J. Last, Ph.D.	98,112	1,373,568.00
David Weber	34,622	484,708.00
Gavin Wood	31,172	436,408.00
Non-Employee Directors
Nelson C. Chan	34,499	482,986.00
Gary S. Guthart, Ph.D.	9,582	134,148.00
Jami Dover Nachtsheim	26,166	366,324.00
Riccardo Pigliucci	—	—
Merilee Raines	—	—
Robert H. Trice, Ph.D.	28,198	394,772.00
All Executive Officers and Directors as a Group (10 persons)	458,744	$6,422,416.00

The above table does not reflect acquisitions and dispositions of shares by executive officers or directors subsequent to January 31, 2016.

Consideration Payable for Vested Equity Awards Pursuant to the Merger Agreement

As described below under “The Merger Agreement—Treatment of Options, Restricted Stock Units, Performance-Based Restricted Stock Units and Other Equity Awards; Employee Matters”, the merger agreement provides that, at the effective time, each then-outstanding vested option to purchase shares for which the merger consideration exceeds the exercise price per share underlying such option will be canceled in exchange for the right to receive an amount in cash equal to the product obtained by multiplying the total number of shares underlying such option by the excess of the merger consideration over the per share exercise price of such option, without interest and less any applicable withholding taxes. Each outstanding vested option to purchase shares for which the merger consideration does not exceed the exercise price per share underlying such option will be canceled without any cash payment being made in respect thereof. In addition, the merger agreement provides that any restricted stock unit that is outstanding at the effective time, vested or unvested, and all unvested options to purchase shares shall be assumed by Thermo Fisher and converted into an award representing the right to receive a cash amount equal to the merger consideration, in the case of restricted stock units, or the difference between the applicable stock option’s exercise price and the merger consideration in the case of stock option, in each case subject to the vesting and delivery terms of the applicable Affymetrix award (“assumed awards”).

All awards held by Affymetrix’ non-employee directors will vest in full at the effective time. Therefore, the table below includes all such awards held by Affymetrix’ non-employee directors.

The table below sets forth the number of vested in-the-money Affymetrix stock options and restricted stock units (and, for Affymetrix’ non-employee directors, those that will accelerate at the closing of the merger) held by each executive officer and director as of January 31, 2016 and the corresponding payment to which the holder will be entitled, assuming each such option and restricted stock unit remains outstanding immediately prior to the closing of the merger.

Name	Number of Accelerating Restricted Stock Units	Number of Vested Options	Number of Accelerating Options	Weighted Average Exercise Price of In-the-Money Options	Cash Consideration for Vested and Accelerating Options and Restricted Stock Units
Executive Officers
Frank Witney, Ph.D.	—	210,000	—	$6.16	$1,647,450.00
Andrew J. Last, Ph.D.	—	194,750	—	4.80	1,791,627.50
David Weber	—	103,179	—	4.17	1,014,447.56
Gavin Wood	—	57,750	—	5.15	510,900.00
Non-Employee Directors
Nelson C. Chan	19,080	38,841	5,053	7.80	539,475.48
Gary S. Guthart, Ph.D.	15,247	116,619	5,053	6.11	1,590,130.76
Jami Dover Nachtsheim	9,496	70,000	5,053	7.07	653,280.39
Riccardo Pigliucci	7,579	—	35,053	12.37	163,242.39
Merilee Raines	7,579	10,000	25,053	10.93	213,642.39
Robert H. Trice, Ph.D.	19,080	47,778	5,053	4.20	504,802.67
All Executive Officers and Directors as a Group (10 persons)	78,061	848,917	80,318	$6.88	$8,628,999.14

Summary of Equity-Related Payments Resulting from the Merger

The following table sets forth the approximate amount of the payments that each of Affymetrix’ executive officers and directors is entitled to receive in connection with the merger in consideration for his or her equity securities held as of January 31, 2016, assuming (i) all options and restricted stock units are treated as set forth in the merger agreement, (ii) all assumed awards held by non-employee directors are accelerated automatically in connection with the merger, (iii) all shares and options remain outstanding as of the date that the merger is consummated, (iv) none of the provisions regarding “double trigger” acceleration as described under “The Merger—Interests of Affymetrix’ Directors and Executive Officers in the Merger—Change of Control Severance Benefits for Executive Officers” above apply (i.e., assuming no such awards would become vested as a result of the merger) and (v) that the value per share of Affymetrix common stock received by stockholders is $14.00.

Name	Payment for Shares Held	Payment for Vested Options and Accelerating Awards	Total Payments
Executive Officers
Frank Witney, Ph.D.	$2,749,502.00	$1,647,450.00	$4,396,952.00
Andrew J. Last, Ph.D.	1,373,568.00	1,791,627.50	3,165,195.50
David Weber	484,708.00	1,014,447.56	1,499,155.56
Gavin Wood	436,408.00	510,900.00	947,308.00
Non-Employee Directors
Nelson C. Chan	482,986.00	539,475.48	1,022,461.48
Gary S. Guthart, Ph.D.	134,148.00	1,590,130.76	1,724,278.76
Jami Dover Nachtsheim	366,324.00	653,280.39	1,019,604.39
Riccardo Pigliucci	—	163,242.39	163,242.39
Merilee Raines	—	213,642.39	213,642.39
Robert H. Trice, Ph.D.	394,772.00	504,802.67	899,574.67
All Executive Officers and Directors as a Group (10 persons)	$6,422,416.00	$8,628,999.14	$15,051,415.14

Change of Control Severance Benefits for Executive Officers

Pursuant to the Affymetrix change of control plan, certain employees of Affymetrix are eligible for severance benefits upon qualified terminations of employment within 12 months following a change of control of Affymetrix, such as the consummation of the proposed merger. Each of Affymetrix’ executive officers is eligible for this plan. Accordingly, if an Affymetrix executive officer is terminated without cause, or resigns for good reason, within 12 months following a change of control, the executive officer will be entitled to the following benefits, subject to executing and not revoking a general release of claims:

•	a cash lump sum payment equal to two times the sum of his or her annual salary and target bonus;

•	a cash lump sum payment representing two years of health coverage premiums; and

•	accelerated vesting of all of such executive officer’s outstanding equity awards, including stock options and restricted stock units, to the extent that they are assumed by Thermo Fisher as described below in “The Merger Agreement—Treatment of Options, Restricted Stock Units, Performance-Based Restricted Stock Units and Other Equity Awards; Employee Matters”.

Under the change of control plan, “cause” means:

•	willful and continued failure to substantially perform his or her duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness);

•	any willful act or omission constituting dishonesty, fraud or other malfeasance against the Company;

•	conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business; or

•	material breach of any of the policies of the Company.

Under the change of control plan, “good reason” for Affymetrix’ executive officers generally means resignation from employment after the occurrence, without the executive officer’s written consent, of any of the following conditions as long as the Company was provided written notice of such condition within 90 days of the first occurrence of the condition, the condition continues more than 30 days following such executive officer’s written notice of such condition, and the executive officer’s resignation is effective within 30 days following such notice period:

•	a 10% reduction in base pay or salary as in effect immediately prior to a change of control;

•	a principal work location that is more than 45 miles from such executive officer’s principal work location immediately prior to the change of control; or

•	a material reduction in job duties and responsibilities as such executive officer had prior to a change of control.

Compensation Proposal

The following table sets forth the golden parachute compensation potentially payable to or realizable by the named executive officers in connection with the merger based on compensation and benefits in effect as of January 31, 2016 and assuming the triggering event occurred on January 31, 2016. As described above, there are no single-trigger benefits for our named executive officers in connection with the merger. The benefits in the following table are double-trigger benefits that will apply if the termination events described above under “—Change of Control Severance Benefits for Executive Officers” apply and the applicable named executive officer executes and does not revoke a general release of claims.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total(4)
Frank Witney, Ph.D.	$2,337,000.00	$5,752,680.00	$62,497.66	$8,152,177.66
Andrew J. Last, Ph.D.	1,344,000.00	1,975,068.50	81,453.28	3,400,521.78
David Weber	1,237,500.00	1,845,044.50	41,827.43	3,124,371.93
Gavin Wood	1,200,000.00	2,070,125.00	53,751.60	3,323,876.60

(1)	Under the change of control plan, in the event of a qualifying termination within 12 months following a change of control, the individual will receive a lump sum cash payment equal to two times the sum of the executive officer’s annual salary and target bonus.

(2)	Under the change of control plan, in the event of a qualifying termination within 12 months following a change of control, each named executive officer is entitled to full acceleration of 100% of the named executive officer’s equity-based awards. Because the unvested Affymetrix stock options and restricted stock units will be converted into a cash payment equal to the excess, if any, of the merger consideration over any applicable exercise or purchase price, the amount in this table reflects $14.00 per share less, in the case of options, the per-share exercise price of the option, multiplied by the number of estimated unvested awards at the closing of the merger. See “The Merger Agreement—Treatment of Options, Restricted Stock Units, Performance-Based Restricted Stock Units and Other Equity Awards; Employee Matters” for a description of the conversion of options and equity awards. The following table sets forth the various components of the equity payments payable in the event of a qualifying termination:

Name	Options	Restricted Stock Units	Performance- Based Restricted Stock Units	Total
Frank Witney, Ph.D.	$871,258.00	$1,211,700.00	$3,669,722.00	$5,752,680.00
Andrew J. Last, Ph.D.	489,668.50	658,000.00	827,400.00	1,975,068.50
David Weber	478,644.50	618,800.00	747,600.00	1,845,044.50
Gavin Wood	780,025.00	627,900.00	662,200.00	2,070,125.00

(3)	Under the change of control plan, in the event of a qualifying termination within 12 months following a change of control, each named executive officer is entitled to a lump sum payment equal to (x) 135% of the initial monthly COBRA continuation premium (or similar non-U.S. coverage cost) and level of medical, dental and/or vision coverage times (y) 24.

(4)	Under the change of control plan, amounts are subject to reduction in the event the executive officer would be subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, if the executive officer would be better off on an after-tax basis being cutback than paying the excise tax. This table assumes no such reductions are required. There are no tax gross-ups under the change of control plan.

Thermo Fisher Board of Directors and Management Following the Merger

Following the merger, and pursuant to the terms of the merger agreement, the members of the Board will be replaced by the board of directors of merger sub and will not hold any directorships with merger sub or Thermo Fisher.

Indemnification and Insurance

The merger agreement provides that for a period of six years after the effective time and to the fullest extent permitted by law, Thermo Fisher will cause the surviving corporation to indemnify, and provide advancement of expenses to, the current or former officers and directors of Affymetrix, with respect to acts or omissions, in their capacity as an officer or director, occurring at or prior to the effective time. The certificate of incorporation and bylaws of the surviving corporation will contain provisions no less advantageous to such persons with respect to the limitation of liabilities of directors and officers and indemnification than are set forth in the Company’s organizational documents in effect on January 8, 2016.

The merger agreement further provides that, prior to the effective time, Affymetrix will in consultation with Thermo Fisher, or if Affymetrix is unable to, Thermo Fisher will cause Affymetrix to purchase six-year “tail” officers’ and directors’ liability insurance policies on terms and conditions that are substantially similar to the coverage provided under Affymetrix’ existing directors’ and officers’ liability insurance. If Affymetrix or the surviving corporation fails to purchase these “tail” policies as of the effective time, the surviving corporation will maintain, for a period of at least six years, the Company’s officers’ and directors’ liability insurance policies with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the officers’ and directors’ liability insurance policies with terms, conditions, retentions and limits of liability that are substantially similar to the coverage provided under the Company’s existing policies as of January 8, 2016, or the surviving corporation will purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to officers’ and directors’ liability insurance policies comparable policies for such six-year period with terms, conditions, retentions and limits of liability that are substantially similar to those provided in the Company’s existing policies as of January 8, 2016, provided that Thermo Fisher and the surviving corporation will not be required to (and the Company may not) expend in excess of 300% of the current per annum amount paid by Affymetrix for such existing insurance and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the surviving corporation will obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time, for a cost not exceeding 300% of the aggregate annual premium under the Company’s current policies.

Opinion of Financial Advisor

Affymetrix retained Morgan Stanley to provide it with financial advisory services in connection with a possible business combination involving the sale of Affymetrix, or a merger or a similar transaction in which a third party acquired a majority of the capital stock of Affymetrix, and, if requested by Affymetrix, a financial opinion with respect thereto. Affymetrix selected Morgan Stanley to act as Affymetrix’ financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and Morgan Stanley’s knowledge of the business and affairs of Affymetrix. Morgan Stanley rendered to the Board at its meeting on January 8, 2016 Morgan Stanley’s oral opinion, subsequently confirmed by delivery of a written opinion dated January 8, 2016, that, as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth therein, the merger consideration to be received by the holders of Affymetrix common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated January 8, 2016, is attached as Annex B and incorporated by reference into this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Board and addresses only the fairness, from a financial point of view, to the holders of shares of Affymetrix common stock of the merger consideration to be received by such holders pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation to the stockholders of Affymetrix as to how to vote at the special meeting held in connection with the merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Affymetrix and Thermo Fisher, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Affymetrix;

•	reviewed certain financial projections prepared by the management of Affymetrix;

•	discussed the past and current operations and financial condition and the prospects of Affymetrix with senior executives of Affymetrix;

•	reviewed the reported prices and trading activity for Affymetrix common stock;

•	compared the financial performance of Affymetrix and the prices and trading activity of Affymetrix common stock with that of certain other publicly-traded companies comparable with Affymetrix, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Affymetrix and Thermo Fisher and certain parties and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Affymetrix, and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that such financial projections had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the management of Affymetrix of the future financial performance or unrisked upside financial performance of Affymetrix. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions and that the final merger agreement did not differ in any material respects from the last draft of the merger agreement which was reviewed by Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and has relied upon, without independent verification, the assessment of Affymetrix and its legal advisors with respect to legal, tax, or regulatory matters. Morgan Stanley expresses no opinion with respect to the fairness of the amount or nature of the compensation to any of Affymetrix’ officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of Affymetrix common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Affymetrix, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of January 8, 2016. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses of Morgan Stanley

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated January 8, 2016. The various financial analyses summarized below were based on the closing price for the shares of Affymetrix common stock as of January 6, 2016, the second to last full trading day preceding the day of the meeting of the Board to consider, approve, adopt and authorize the merger agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

Affymetrix Historical Stock Trading Ranges (Intraday) Analysis

Morgan Stanley reviewed the stock performance of Affymetrix common stock (i) for the last twelve months ending on January 6, 2016 (the second to last trading day prior to the meeting of the Board approving the merger), (ii) from July 29, 2015 (Affymetrix’ second quarter announcement date) to January 6, 2016 and (iii) from October 28, 2015 (Affymetrix’ third quarter announcement date) to January 6, 2016. Morgan Stanley noted that in the twelve months prior to January 6, 2016, from July 29, 2015 to January 6, 2016 and from October 28, 2015 to January 6, 2016, the share price of Affymetrix’ Common Stock ranged from $8.28 to $13.11, $8.28 to $11.13 and $8.63 to $10.23, respectively, with a closing price on January 6, 2016 of $9.59.

Affymetrix Discounted Analyst Price Targets Analysis

Morgan Stanley performed a discount analysis on the price targets of Affymetrix common stock made by certain financial analysts who cover Affymetrix. Morgan Stanley discounted such price targets by one-year using Affymetrix’ cost of equity of 9.3% and calculated, based on such information, a range of potential values of $8.69 to $13.73 per share of Affymetrix common stock.

Affymetrix Historical Multiples Analysis

Morgan Stanley performed a historical multiples analysis, which is designed to provide an implied trading value of a company by using multiple ranges based on historical next twelve months, or NTM, multiples applied to forecasted financial information. Morgan Stanley selected ranges of multiples of 12.0x to 16.0x for 2016 adjusted EBITDA and 2.0x to 2.5x for 2016 revenue and applied these ranges to compare Affymetrix’ historical

EBITDA and revenue multiples to 2016 adjusted EBITDA and 2016 revenue projections provided in (i) consensus Wall Street estimates (the “Street Case”), (ii) the Base Case (as defined in “—Financial Projections”) as provided by Affymetrix management, and (iii) the Unrisked Upside Case (as defined in “—Financial Projections”) as provided by Affymetrix management. Based on Morgan Stanley’s analysis, (a) the Street Case produced a range of potential values of $9.98 to $12.67, based on 2016 adjusted EBITDA, and $8.99 to $10.76, based on 2016 revenue, (b) the Base Case produced a range of potential values of $9.92 to $12.60, based on 2016 EBITDA, and $9.19 to $11.01, based on 2016 revenue, and (c) the Unrisked Upside Case produced a range of potential values of $10.50 to $13.33, based on 2016 EBITDA, and $9.35 to $11.18, based on 2016 revenue, in each case, per share of Affymetrix common stock.

Affymetrix Selected Comparable Companies Analysis

Morgan Stanley performed a comparable companies analysis, which is designed to provide an implied trading value of a company by comparing it to selected companies with similar characteristics to the company. Morgan Stanley compared certain financial information of Affymetrix with publicly available information for the selected companies. The selected companies were chosen based on Morgan Stanley’s knowledge of the industry and because the selected companies have businesses that may be considered similar to Affymetrix’. Although none of the selected companies are identical or directly comparable to Affymetrix, all of the selected companies are publicly traded companies with aggregate values between $238 million and $69 billion. The following sets for the selected companies considered:

Large Capitalization Companies

•	Thermo Fisher Scientific Inc.

•	Becton Dickinson and Company

•	Illumina, Inc.

•	Agilent Technologies, Inc.

•	Qiagen N.V.

•	PerkinElmer, Inc.

Small/Mid Capitalization Companies

•	Bruker Corporation

•	Bio-Techne Corporation

•	Bio-Rad Laboratories, Inc.

•	Pacific Biosciences of California, Inc.

•	Luminex Corporation

•	Fluidigm Corporation

•	NanoString Technologies, Inc.

In all instances, financial information of the selected companies was based on publicly available market data for the selected companies as of January 6, 2016.

With respect to the selected companies, the information Morgan Stanley presented included:

•	aggregate value / EBITDA for 2016; and

•	aggregate value / revenue for 2016

	AV / 2016 EBITDA	AV / 2016 Revenue
Large Cap Companies
Thermo Fisher Scientific Inc.	15.2x	3.9x
Becton Dickinson and Company	12.4x	3.4x
Illumina, Inc.	30.8x	10.5x
Agilent Technologies, Inc.	13.7x	3.1x
Qiagen N.V.	16.3x	5.2x
PerkinElmer, Inc.	14.1x	2.9x
Selected Large Cap Companies Mean	17.1x	4.8x
Selected Large Cap Companies’ Median	14.6x	3.6x
Small/Mid Cap Companies
Bruker Corporation	14.6x	2.3x
Bio-Techne Corporation	16.1x	6.8x
Bio-Rad Laboratories, Inc.	9.7x	1.5x
Pacific Biosciences of California, Inc.	Not Material	12.9x
Luminex Corporation	14.8x	3.0x
Fluidigm Corporation	Not Material	2.9x
NanoString Technologies, Inc.	Not Material	2.9x
Selected Small/Mid Cap Companies Mean	13.8x	4.6x
Selected Small/Mid Cap Companies Median	14.7x	2.9x

Based on the analysis of the relevant metrics for the selected companies, Morgan Stanley selected ranges of multiples of 13.0x to 16.0x for 2016 EBITDA and 2.5x to 3.5x for 2016 revenue and applied these ranges of multiples to the relevant financial statistics for Affymetrix and used such information to calculate a range of potential values per share of Affymetrix common stock. Based on Morgan Stanley’s analysis, (i) the Street Case produced a range of potential values of $10.66 to $12.67, based on 2016 adjusted EBITDA, and $10.76 to $14.29, based on 2016 revenue, (ii) the Base Case produced a range of potential values of $10.59 to $12.60, based on 2016 adjusted EBITDA, and $11.01 to $14.64, based on 2016 revenue, and (iii) the Unrisked Upside Case produced a range of potential values of $11.21 to $13.33, based on 2016 adjusted EBITDA, and $11.18 to $14.84, based on 2016 revenue, in each case, per share of Affymetrix common stock.

No company in the selected comparable companies analysis is identical to Affymetrix. In evaluating the selected companies listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Affymetrix, such as the impact of competition on the business of Affymetrix or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Affymetrix or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable companies data.

Affymetrix Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis to determine a range of potential per share values for Affymetrix common stock at December 31, 2018 using a selected range of multiples of 12.0x to 16.0x for 2019 adjusted EBITDA, discounted at Affymetrix’ weighted average cost of capital of 8.7% to December 31, 2015, in both the Base Case and the Unrisked Upside Case and calculated a range of potential values per share of Affymetrix common stock. Based on Morgan Stanley’s analysis, (i) the Base Case produced a range of potential values of $11.12 to $14.18 and (ii) the Unrisked Upside Case produced a range of potential values of $14.29 to $18.37, in each case, per share of Affymetrix common stock.

Select Precedent M&A Transactions Analysis

Using publicly available information, Morgan Stanley reviewed the terms of selected public and private company precedent transactions announced since March 1, 2010 in which the targets were life sciences tool manufacturers that operate in and/or were exposed to similar lines of business as Affymetrix. The following sets forth the selected transactions considered, including their respective dates of announcement:

Buyer/Target	Announcement Date
Danaher Corporation/Pall Corporation	05/13/15
FUJIFILM Holdings Corporation/Cellular Dynamics International, Inc.	03/30/15
Thermo Fisher Scientific Inc./Advanced Scientifics Inc.	02/05/15
Merck KGaA/Sigma-Aldrich Corporation	09/22/14
Bio-Techne Corporation/Protein Simple	08/01/14
Fluidigm Corporation/DVS Sciences	01/29/14
General Electric/Thermo Fisher Strategic Assets	01/06/14
Qiagen N.V./Ingenuity Systems, Inc.	04/29/13
Thermo Fisher Scientific Inc./Life Technologies Corporation	04/15/13
BGI/Complete Genomics Inc.	09/17/12
Sigma-Aldrich Corporation/BioReliance	01/09/12
Affymetrix, Inc./eBioscience, Inc.	11/30/11
PerkinElmer, Inc./Caliper Life Sciences, Inc.	09/08/11
Techne Corporation /Tocris Holdings Limited	04/28/11
Thermo Fisher Scientific Inc./Dionex Corporation	12/13/10
Life Technologies Corporation/Ion Torrent	08/18/10
Merck KGaA/Millipore Corporation	03/01/10

Morgan Stanley reviewed for the transactions listed above, among other things, the aggregate value of the transaction, the premium to the unaffected target stock price, the premium to the unaffected target stock price as of one month prior to the applicable transaction’s announcement date, the multiple of aggregate value to the last twelve months’, or LTM, revenue prior to the applicable transaction’s announcement date, and the multiple of aggregate value to the last twelve months’ EBITDA prior to the applicable transaction’s announcement date. Financial data of the selected transactions was based on publicly available research analysts’ estimates, public filings and other publicly available information at the time of announcement of the relevant transaction.

With respect to the selected transactions, the information Morgan Stanley presented included:

•	aggregate value / LTM Revenue; and

•	aggregate value / LTM EBITDA

	AV / LTM Revenue	AV / LTM EBITDA
Danaher Corporation/Pall Corporation	4.9x	22.6x
FUJIFILM Holdings Corporation/Cellular Dynamics International, Inc.	15.3x	Not Material
Thermo Fisher Scientific Inc./Advanced Scientifics Inc.	3.8x	Not Available
Merck KGaA/Sigma-Aldrich Corporation	6.0x	19.8x
Bio-Techne Corporation/Protein Simple	5.3x	Not Available
Fluidigm Corporation/DVS Sciences	8.4x	Not Available
General Electric/Thermo Fisher Strategic Assets	4.3x	Not Available
Qiagen N.V./Ingenuity Systems, Inc.	5.3x	Not Available
Thermo Fisher Scientific Inc./Life Technologies Corporation	4.1x	13.2x
BGI/Complete Genomics Inc.	4.5x	Not Material
Sigma-Aldrich Corporation/BioReliance	3.2x	Not Available
Affymetrix, Inc./eBioscience, Inc.	4.5x	Not Available
PerkinElmer, Inc./Caliper Life Sciences, Inc.	4.2x	Not Material
Techne Corporation /Tocris Holdings Limited	6.8x	10.9x
Thermo Fisher Scientific Inc./Dionex Corporation	4.9x	20.5x
Life Technologies Corporation/Ion Torrent	Not Available	Not Available
Merck KGaA/Millipore Corporation	4.2x	17.7x
75th Percentile	5.4x	20.3x
25th Percentile	4.2x	14.3x
Median	4.7x	18.7x

Based on the analysis of the relevant metrics for the selected transactions, Morgan Stanley selected a range of multiples of 14.3x to 20.3x for LTM EBITDA and applied these ranges of multiples to 2015 adjusted EBITDA for Affymetrix and used such information to calculate a range of potential values per share of Affymetrix common stock. Based on the application of the ranges of multiples to the relevant financial statistics of Affymetrix, Morgan Stanley calculated, (i) based on the Street Case, a range of potential values of $10.91 to $14.68 and (ii) based on the Base Case, a range of potential values of $10.80 to $14.52, in each case, per share of Affymetrix common stock.

No company or transaction utilized as a comparison in the selected precedent transactions analysis is identical to Affymetrix; nor are the transactions identical to the transactions contemplated by the merger agreement. In evaluating the transactions listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Affymetrix, such as the impact of competition on the business of Affymetrix or the industry generally, industry growth and the absence of any adverse material change in the financial condition or property of Affymetrix or the industry or in the financial markets in general. Accordingly, mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

Premia Paid Analysis

Using publicly available information relating to (i) all public U.S. target all-cash transactions sized between $750 million to $1.75 billion from January 1, 2012 to January 6, 2016 (collectively, the “All Cash Transactions”) and (ii) select precedent life sciences tools transactions for the period of January 1, 2010 to January 6, 2016 (collectively, the “Life Science Transactions”), Morgan Stanley reviewed the premia paid in connection with such precedent transactions. Based on the analysis of the premia paid in connection with the selected precedent transactions, Morgan Stanley formulated a range of premiums and applied these ranges of premiums to the relevant financial statistics for Affymetrix.

Based on the application of such ranges of premiums to the relevant financial statistics of Affymetrix, Morgan Stanley calculated (i) based on the 25th-75th percentile of the All Cash Transactions, a range of potential values of $11.80 to $13.81 and (ii) based on the 25th-75th percentile of the Life Sciences Transactions, a range of potential values of $12.93 to $14.49, in each case, per share of Affymetrix common stock.

Affymetrix Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis to determine a range of potential values per share of Affymetrix common stock, using the financial projections provided by Affymetrix management in each of the Base Case and Unrisked Upside Case. Morgan Stanley calculated a range of implied prices per share of Affymetrix common stock based on the sum of the discounted after-tax net present values of (i) annual free cash flows that Affymetrix is estimated to generate for the fiscal years ending December 31, 2016 through December 31, 2019, and (ii) a projected terminal value of Affymetrix common stock as of December 31, 2019. Morgan Stanley then discounted the cash flows back to January 6, 2016 using discount rates of 7.7-9.7%, which represent a range around Affymetrix’ weighted average cost of capital of 8.7%. Morgan Stanley calculated equity value using net debt of $116 million (excluding the convertible notes, equity settlement of the convertible notes and make whole, tax assets of $70 million for the Base Case and $79 million for the Unrisked Upside Case) and non-core investments of $2 million. Based on this analysis, Morgan Stanley calculated (a) a range of potential values of $10.61 to $12.71, based on the Base Case and (b) a range of potential values of $13.60 to $16.42, based on the Unrisked Upside Case, in each case, per share of Affymetrix common stock.

General

In connection with the review of the merger by the Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Affymetrix. In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the control of Affymetrix. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, to the holders of shares of Affymetrix common stock of the merger consideration to be received by the holders of shares of Affymetrix common stock pursuant to the merger agreement, and in connection with the delivery of its oral opinion, and its subsequent written opinion, to the Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Affymetrix common stock might actually trade.

The merger consideration was determined through arm’s-length negotiations between Affymetrix and Thermo Fisher and was approved by the Board. Morgan Stanley provided advice to Affymetrix during these negotiations but did not, however, recommend any specific merger consideration to Affymetrix, or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Morgan Stanley’s opinion and its presentation to the Board was one of many factors taken into consideration by the Board in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the merger consideration or of whether the Board would have been willing to agree to different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

The Board retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Affymetrix, Thermo Fisher or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

As compensation for its services relating to the merger, Affymetrix has agreed to pay Morgan Stanley a fee of approximately $19 million in the aggregate, $1 million of which was payable upon the rendering of its opinion and approximately $18 million of which is contingent upon the consummation of the merger. Affymetrix has also agreed to reimburse Morgan Stanley for its actual and documented expenses incurred in performing its services. In addition, Affymetrix has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. From December 11, 2013 to January 4, 2016, Morgan Stanley and its affiliates have provided financing services to Affymetrix, for which Morgan Stanley or its affiliates have received fees of less than $50,000 from Affymetrix. During the same period, Morgan Stanley and its affiliates have provided financing services to Thermo Fisher for which Morgan Stanley or its affiliates have received fees of approximately $2 million from Thermo Fisher. Morgan Stanley also disclosed to the Board that it has current assignments with Thermo Fisher unrelated to the transaction with Affymetrix. Morgan Stanley may also seek to provide financial advisory and financing services to Affymetrix or Thermo Fisher in the future and would expect to receive fees for the rendering of those services.

Financial Projections

Affymetrix does not, as a matter of course, make public projections as to future performance, earnings or other results beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, Affymetrix provided certain non-public financial information to Morgan Stanley in its capacity as Affymetrix’ financial advisor. In mid-December 2015, management prepared the Base Case, which are projections of Affymetrix’ stand-alone financial performance for the fiscal years ended December 31, 2015 through December 31, 2019, and which were later adjusted as results for the fiscal year ended December 31, 2015 became clearer (as adjusted from time to time, the “Base Case”). Management prepared the Base Case in a manner consistent with the methodologies used historically by Affymetrix for its internal forecasting and budgeting purposes.

The Base Case was provided to prospective buyers of Affymetrix, including Thermo Fisher. The Base Case was also considered by the Board when considering the merger and the Board’s recommendation to Affymetrix’ stockholders.

In December 2015, management prepared the Unrisked Upside Case, which are projections of Affymetrix’ stand-alone financial performance for fiscal years 2015 through 2019 (the “Unrisked Upside Case” and, together with the Base Case, the “Projections”). The Unrisked Upside Case was prepared solely to facilitate the financial analyses performed by bidders invited to the process and Affymetrix’ financial advisor. The Unrisked Upside Case was not prepared in the same manner as the Base Case because Affymetrix does not in the ordinary course prepare projections based on the realization of all future business goals without giving effect to the probability of such outcome. The Unrisked Upside Case was based on assumptions that Affymetrix management considered to be reasonable but that are inherently less reliable than the Base Case.

The Projections were used by Morgan Stanley in performing the financial analyses described in the subsections entitled “The Merger—Opinion of the Company’s Financial Advisor”. In addition, a summary of the Projections is set forth below.

The assumptions upon which the Projections set forth below were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions and financial market conditions, which are difficult to predict accurately and many of which are beyond Affymetrix’ control. In developing the Projections, Affymetrix reviewed these assumptions and considered alternative projections of its financial performance based on potential modifications to such assumptions. After the completion of that review process, Affymetrix concluded that while the Unrisked Upside Case is an inherently less likely estimate of its future financial performance, the Base Case set forth below is the most realistic estimate of its future financial performance.

Affymetrix provided the Projections to Morgan Stanley and advised Morgan Stanley to rely on, and they did rely on, the Projections in their financial analyses and fairness opinions. There can be no assurance that the Projections will be realized, however, and actual results may vary materially from those shown. Important factors that may affect actual results and result in the Projections not being achieved include, but are not limited to, the risks described in Affymetrix’ most recent annual and quarterly reports filed with the SEC on Forms 10-K and 10-Q, respectively, and in this proxy statement under the heading “Cautionary Statement Concerning Forward-Looking Information”. The Projections also cover multiple years and by their nature become subject to greater uncertainty with each successive year. Furthermore, and for the same reasons, the Projections should not be construed as commentary by Affymetrix’ management as to how management expects Affymetrix’ actual results to compare to Wall Street research analysts’ estimates.

The Projections included in this proxy statement have been prepared by Affymetrix’ management. The Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles (“GAAP”). Ernst & Young LLP, Affymetrix’ independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the Projections and does not express an opinion or any form of assurance with respect thereto. The summary of the Projections is not being included in this proxy statement to influence an Affymetrix stockholder’s decision whether to vote in favor of the proposal to adopt and approve the merger agreement but rather because the Projections represent an assessment by Affymetrix’ management of future cash flows that was used in the financial analysis of Morgan Stanley and on which the Board relied in making its recommendation to Affymetrix’ stockholders.

The inclusion of the Projections in this proxy statement should not be regarded as an indication that Affymetrix or Thermo Fisher or any of their affiliates, advisors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied on as such. Neither Affymetrix, Thermo Fisher nor any of their affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date such Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. Neither Affymetrix nor Thermo Fisher intends to make publicly available any update or other revision to the Projections, except as required by law. Neither

Affymetrix, Thermo Fisher nor any of their affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other investor regarding the ultimate performance of Affymetrix compared to the information contained in the projections or that projected results will be achieved.

Affymetrix stockholders are cautioned not to place undue reliance on the projected financial information included in this proxy statement.

Projected Financial Information

Base Case

	Year Ended December 31,
	2015E	2016E	2017E	2018E	2019E
	(in millions)
Net revenues	$360.7	$380.7	$403.5	$427.3	$452.9
Gross margin	228.2	237.9	252.6	267.8	284.2
Operating income	16.2	29.7	39.1	51.3	64.2
Net income	9.0	21.0	30.1	41.8	55.6
Stock-based compensation	15.2	16.0	16.0	14.0	12.0
Adjusted EBITDA(1)	65.0	69.8	82.1	92.0	102.9
Free cash flow	33.3	50.8	60.9	69.8	81.1

(1)	Non-GAAP measure. “EBITDA” means earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is determined by adding the following items to net income, the closest GAAP financial measure: depreciation; amortization; interest income/expense, net; benefit (provision) for income taxes; litigation settlement and expense; stock-based compensation and other non-operating expenses.

The projections provided for above under the column heading “2015E” reflect certain adjustments made by Affymetrix’ management closer to the end of the fiscal year ended December 31, 2015 as results became clearer. The original projections, prior to any such adjustments, were as follows: Net revenues: $358.7 million; Gross margin: $227.4 million; Operating income: $19.3 million; Net income: $11.1 million; Stock-based compensation: $15.1 million; and Adjusted EBITDA: $67.8 million.

See “Reconciliation of GAAP Items to Non-GAAP Items” for a reconciliation of Adjusted EBITDA to our GAAP net income.

Unrisked Upside Case

	Year Ended December 31,
	2015E	2016E	2017E	2018E	2019E
	(in millions)
Net revenues	$360.7	$388.7	$430.6	$490.1	$541.0
Gross margin	228.2	243.1	269.9	307.9	340.6
Operating income	16.2	34.8	49.9	77.7	100.4
Net income	9.0	26.1	40.8	54.6	73.5
Stock-based compensation	15.2	16.0	16.0	14.0	12.0
Adjusted EBITDA(1)	65.0	75.0	92.8	118.4	139.1
Free cash flow	33.3	55.9	71.1	77.7	89.9

(1)	Non-GAAP measure. “EBITDA” means earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is determined by adding the following items to net income, the closest GAAP financial measure: depreciation; amortization; interest income/expense, net; benefit (provision) for income taxes; litigation settlement and expense; stock-based compensation and other non-operating expenses.

As discussed above under the table entitled “Base Case”, the projections provided for under the column heading “2015E” reflect certain adjustments made by Affymetrix’ management.

See “Reconciliation of GAAP Items to Non-GAAP Items” for a reconciliation of Adjusted EBITDA to our GAAP net income.

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Affymetrix common stock. This discussion applies only to U.S. holders that hold their Affymetrix common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address the consequences of the merger to holders who receive cash pursuant to the exercise of appraisal rights. This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to Affymetrix common stock;

•	persons holding Affymetrix common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	persons whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons who acquired Affymetrix common stock through the exercise of employee stock options or otherwise as compensation;

•	certain financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or

•	persons subject to the United States alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Affymetrix common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Affymetrix common stock and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of the merger to them.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final and temporary Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Affymetrix common stock that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The exchange of Affymetrix common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Affymetrix common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s tax basis in such shares. Gain or loss will be determined separately for each block of shares of Affymetrix common stock (i.e., shares of Affymetrix common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Affymetrix common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

Payments made in exchange for shares of Affymetrix common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 28%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

You are urged to consult your tax adviser with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under any state, local or foreign tax laws.

Required Antitrust Approvals

Under the HSR Act and the rules promulgated thereunder, Thermo Fisher and Affymetrix cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied. Thermo Fisher and Affymetrix have filed the notification and report forms under the HSR Act with the U.S. Federal Trade Commission and the Antitrust Division on January 20, 2016. The waiting period is expected to expire by February 19, 2016, unless otherwise terminated or extended by the antitrust agencies.

The merger agreement provides that it is a condition to each party’s obligation to consummate the merger that any filings, consents, approvals and authorizations required under the antitrust laws of certain other jurisdictions in the European Union will have been submitted and obtained, and any applicable waiting period thereunder will have expired or been terminated.

While Affymetrix has no reason to believe it will not be possible to obtain these regulatory approvals in a timely manner, there is no certainty that these approvals will be obtained within the period of time contemplated by the merger agreement. For example, at any time before or after completion of the merger, the Federal Trade Commission or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Thermo Fisher or Affymetrix. Private parties may also bring actions under the antitrust laws under certain circumstances.

Under the merger agreement, both Affymetrix and Thermo Fisher have each agreed to use their reasonable best efforts to take or cause to be taken all actions to obtain all regulatory and governmental approvals necessary, proper or advisable to complete the merger. This includes obtaining required approvals, consents or other authorizations and entering into settlement and consent decrees with governmental authorities in connection with the merger. Notwithstanding the foregoing, Thermo Fisher is not obligated to—and Affymetrix is not permitted to—agree with a governmental authority to divest, hold separate or enter into any licensing or similar arrangement with respect to any of its or the surviving corporation’s subsidiaries or any of their respective affiliates’ businesses, assets or properties.

Litigation Related to the Merger

Between January 19, 2016 and January 27, 2016, four substantially similar putative shareholder class action suits were filed by individual stockholders in the Superior Court of California in Santa Clara County against our directors. The complaints also name Thermo Fisher and merger sub as defendants. The cases are captioned Steven Merola v. Affymetrix Inc., et al., Case No. 16CV290267, Betty Greenberg v. Frank Witney, et al., Case No. 16CV290336, Jeffrey S. L. Cheah v. Affymetrix, Inc., et al., Case No. 16CV290794, and Robert Cox v. Affymetrix, Inc., et al., Case No. 16CV290866. (The Merola, Cheah and Cox cases also name Affymetrix itself as a defendant.) The complaints allege that our directors breached their fiduciary duties by failing to maximize stockholder value in negotiating and approving the merger agreement. The complaints also generally allege that the additional defendants named in each suit aided and abetted these alleged breaches of fiduciary duties. The complaints seek, among other forms of relief, class certification and injunctive relief blocking consummation of the merger.

Affymetrix and the other defendants have not yet responded to the complaints. We believe these actions are without merit.

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the Agreement and Plan of Merger, which is referred to as the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. Affymetrix urges you to read the merger agreement carefully in its entirety, as well as this proxy statement, before making any decisions regarding the merger.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, merger sub, a Delaware corporation and a wholly owned subsidiary of Thermo Fisher, will merge with and into Affymetrix, and Affymetrix will survive the merger as a wholly owned subsidiary of Thermo Fisher.

Closing and Effective Time of the Merger

The closing of the merger will occur as soon as possible, but no later than two business days after the date the conditions to its completion have been satisfied or waived, unless otherwise agreed to by Affymetrix and Thermo Fisher. The merger will become effective at such time (the “effective time”) as the parties file a certificate of merger with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

Consideration to be Received in the Merger

Common Stock. At the effective time, each outstanding share of common stock (other than treasury stock, shares of common stock owned by Thermo Fisher or merger sub and dissenting shares) will be converted into the right to receive the merger consideration, without interest and less applicable withholding tax. As a result of this conversion, after the merger is completed, our common stockholders will have only the right to receive this consideration, and will no longer have any rights as common stockholders, including voting or other rights. Shares of common stock held as treasury stock or owned by Thermo Fisher or merger sub will be canceled at the effective time. Additionally, at the effective time, each share of common stock owned by any wholly owned subsidiary of the Company or of Thermo Fisher (other than merger sub) immediately prior to the effective time will be converted into common stock of the surviving corporation and no payment will be made with respect to such conversion.

Dissenting Shares. A holder of common stock may exercise appraisal rights available under Section 262 of the DGCL, which is included with this proxy statement as Annex C. The shares of stock held by holders who have properly exercised appraisal rights will not be converted into the right to receive the consideration discussed above, but will instead be entitled to such rights as are granted by Section 262 of the DGCL.

Procedure for Receiving Merger Consideration

Thermo Fisher will appoint an exchange agent for the payment of the applicable merger consideration in exchange for shares of common stock. No later than five business days after the effective time, the exchange agent will mail to each holder of record of common stock a letter of transmittal and instructions for effecting the surrender of stock certificates or book entry shares in exchange for the payment of the consideration described above to be made to the holder of such certificates or book entry shares. Upon surrender or transfer of shares to the exchange agent, together with a properly completed letter of transmittal and such other evidence as the exchange agent may reasonably require, the holder of such shares will be entitled to receive the applicable consideration for each share of common stock.

After the effective time, each certificate that previously represented shares of common stock will be canceled and, subject to compliance with the procedures described above, exchanged for the applicable merger consideration as described above under “The Merger Agreement—Consideration to be Received in the Merger”.

Affymetrix and Thermo Fisher are not liable to holders of common stock for any amount delivered to a public official under applicable abandoned property, escheat or similar laws.

Stockholders should not return their stock certificates with the enclosed proxy card and should not forward stock certificates to the exchange agent without a letter of transmittal.

Treatment of Options, Restricted Stock Units, Performance-Based Restricted Stock Units and Other Equity Awards; Employee Matters

Treatment of outstanding stock options, restricted stock units and performance-based restricted stock units (collectively, “equity awards”) granted by Affymetrix will depend on whether the equity award is vested or unvested at the effective time and, with respect to stock options, whether the per share exercise price is below the merger consideration.

Cash-out of Vested Stock Options. At or immediately prior to the effective time, each outstanding Affymetrix stock option that is vested and has an exercise price less than $14.00 per share will be canceled in exchange for payment of cash within 10 business days following the effective time, without interest and less applicable withholding tax, equal to the product of (x) $14.00 less the per share exercise price multiplied by (y) the total number of shares subject to such vested stock option. For example, if immediately prior to the effective time you hold an outstanding and vested employee stock option representing the right to purchase 100 shares of Affymetrix common stock with an exercise price of $4.00 per share, you will be entitled to receive $1,000 (($14.00—$4.00) x 100), less applicable tax withholding.

Cancelation of Underwater Stock Options. As of immediately prior to the effective time, each outstanding Affymetrix stock option (whether vested or unvested) with a per share exercise price of $14.00 or higher (i.e., “underwater” stock options) will be canceled without any cash payment being made in respect thereof.

Assumption of Other Equity Awards.

•	Unvested Stock Options. At or immediately prior to the effective time, each unvested stock option that has an exercise price less than $14.00 per share will cease to represent a right to acquire common stock of Affymetrix and will be automatically converted into a cash award. The amount of cash underlying each converted cash award will be equal to the number of shares of common stock underlying the applicable stock option immediately prior to the effective time multiplied by the excess of the merger consideration over the exercise price of such stock option. The duration, vesting and other terms of each converted cash award will be identical to those of the related Affymetrix stock option. Any converted cash award that becomes vested will be settled within 10 business days following the applicable vesting date.

•	Restricted Stock Units. At or immediately prior to the effective time, each outstanding restricted stock unit granted under a Company stock plan, whether vested or unvested, will cease to represent a right to acquire common stock of Affymetrix and will be assumed by Thermo Fisher and automatically converted into a cash award. The amount of the award will be equal to the number of shares of common stock that would have been delivered on each future vesting date of the restricted stock unit multiplied by the merger consideration. The duration, vesting and other terms of each converted cash award will be identical to those of the related Affymetrix restricted stock unit. Any converted cash award that becomes vested will be settled within 10 business days following the applicable vesting or delivery date.

•

Performance-Based Restricted Stock Units. At or immediately prior to the effective time, each outstanding performance-based restricted stock unit granted under a Company stock plan, whether vested or unvested, will cease to represent a right to acquire common stock of Affymetrix and will be assumed by Thermo Fisher and automatically converted into a cash award. The amount of the award will be equal to the number of shares of common stock that would have been delivered on each future vesting date of the performance-based restricted stock unit multiplied by the merger consideration. The duration, vesting and other terms of each converted cash award will be identical to those of the related Affymetrix performance-based restricted stock unit and the performance metrics will be considered achieved at target level as of the effective time. Any converted cash award that becomes vested will be settled within 10 business days following the applicable vesting or delivery date.

Employee Stock Purchase Plan. Affymetrix will ensure that there will be no new offering periods under the employee stock purchase plan through the effective time, no increase in the amount of payroll deductions permitted to be made, except those in accordance with elections that are in effect as of the date of the merger agreement, and no individuals shall commence participation in the employee stock purchase plan. Affymetrix will establish a new exercise date with respect to the offering periods under the employee stock purchase plan at least 10 business days prior to the effective time, with respect to then-accrued rights to purchase the common stock under each plan. Each such right will be exercised on such date for the purchase of Affymetrix common stock and will terminate immediately after such purchase. Affymetrix’ employee stock purchase plan will be terminated no later than the business day immediately prior to the effective time.

Representations and Warranties

The merger agreement contains representations and warranties made by Affymetrix to Thermo Fisher and representations and warranties made by Thermo Fisher to Affymetrix. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement, were made only as of specific dates and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. The assertions embodied in each party’s representations and warranties are qualified by information contained in confidential disclosure schedules that each party provided to the other in connection with the merger agreement, were made for the purpose of allocating contractual risk between the parties instead of establishing matters of facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Accordingly, Affymetrix stockholders and other investors should not rely on representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be reflected in the parties’ public disclosures. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. This description of the representations and warranties is included to provide Affymetrix’ stockholders with information regarding the terms of the merger agreement. The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings the parties publicly file with the SEC. See the section entitled “Where You Can Find More Information”.

In the merger agreement, Affymetrix and Thermo Fisher made a number of representations and warranties to each other. The parties’ reciprocal representations and warranties relate to, among other things:

•	due incorporation, valid existence and good standing, and corporate authorization and power to enter into the merger agreement and consummate the transactions contemplated thereby;

•	required regulatory filings, consent and approval of governmental entities in connection with the merger agreement and the merger;

•	the absence of any violation of or conflict with such party’s organizational documents, contracts or applicable laws as a result of entering into the merger agreement and consummating the merger; and

•	the absence of undisclosed finders’ fees.

In addition to the foregoing, the merger agreement contains representations and warranties made by Affymetrix to Thermo Fisher, including regarding:

•	the Board’s recommendation to adopt the merger agreement and approve the merger;

•	the stockholder approval required to consummate the merger;

•	Affymetrix’ capitalization and capital structure;

•	the good standing and corporate power and authority of Affymetrix’ subsidiaries;

•	documents filed by Affymetrix with the SEC since January 1, 2014, the accuracy of information contained in those documents and Affymetrix’ compliance with provisions of the Sarbanes-Oxley Act of 2002 and the listing rules of Nasdaq;

•	financial statements;

•	this proxy statement and the accuracy of information contained herein;

•	the absence of certain changes or events, and the absence of changes or events that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Affymetrix, in each case since December 31, 2014;

•	the absence of undisclosed liabilities;

•	compliance with applicable laws and possession of permits, licenses and authorizations of any governmental authority used in the operation of the business;

•	litigation and legal proceedings;

•	matters related to properties and assets;

•	intellectual property matters;

•	filing of tax returns, payment of taxes and other tax matters;

•	matters related to employee benefit plans;

•	labor and employment matters;

•	compliance with environmental laws and regulations and other environmental matters;

•	matters with respect to Affymetrix’ material contracts;

•	receipt by Affymetrix of a fairness opinion from Morgan Stanley;

•	the inapplicability of certain state takeover statutes to the merger; and

•	insurance matters.

In addition, the merger agreement contains representations and warranties made by Thermo Fisher to Affymetrix regarding the availability of sufficient funds to consummate the transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

Except as set forth in the merger agreement or as required by applicable law or governmental authority, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, Affymetrix has agreed to, and to cause each of its subsidiaries to, conduct its business in the ordinary course and consistent with past practice and use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.

In addition, neither Affymetrix nor any of its subsidiaries shall, among other things and subject to certain exceptions, without Thermo Fisher’s consent:

•	amend its certificate or articles of incorporation, bylaws or other similar organizational documents;

•	split, combine or reclassify any shares of its capital stock;

•	declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other equity or voting interests, except for dividends by any of Affymetrix’ wholly owned subsidiaries to Affymetrix or any other wholly owned subsidiary;

•	redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Affymetrix securities or Affymetrix’ subsidiaries’ securities, subject to certain exceptions including: (i) shares of Affymetrix common stock withheld to satisfy tax obligations with respect to compensatory awards outstanding on the date of the merger agreement or as permitted by the merger agreement in accordance with their terms on the date of the merger agreement; (ii) the acquisition by Affymetrix of compensatory awards outstanding on the date of the merger agreement or as permitted by the merger agreement in connection with the forfeiture of such awards, in accordance with their terms on the date of the merger agreement and (iii) as required pursuant to the terms of the convertible notes;

•	issue, deliver, encumber or sell, or authorize the issuance, delivery or sale of, any shares or any securities of Affymetrix or its subsidiaries, subject to certain exceptions including (i) shares of Affymetrix common stock issued upon the exercise or settlement of compensatory awards that are outstanding on the date of the merger agreement in accordance with the terms of such awards on the date of the merger agreement, except in the event that Affymetrix is required to make a performance determination prior to the effective time, such determination will be made in the ordinary course of business consistent with past practice, (ii) shares issued upon the exercise of purchase rights under Affymetrix’ employee stock purchase plan, (iii) securities of Affymetrix’ subsidiaries issued to Affymetrix or another one of its wholly owned subsidiaries and (iv) shares of common stock issuable upon conversion of the convertible notes;

•	amend any term of any security of Affymetrix or its subsidiaries;

•	amend any term of the indenture governing the convertible notes or the convertible notes or take any action that requires, or authorize, any adjustment to the conversion price or the conversion rate of the convertible notes;

•	acquire, directly or indirectly, any assets, securities, properties, interests or businesses for an amount in excess of $2,000,000 individually or $5,000,000 in the aggregate;

•	sell, lease, encumber, license or otherwise transfer any of its material assets, securities, properties, interests or businesses or any assets or property the value or purchase price which exceeds $2,000,000 individually or $5,000,000 in the aggregate;

•	make any loans, advances, capital contributions or investments, other than in the ordinary course of business consistent with past practice (except in connection with acquisitions permitted by the interim operating covenants);

•	incur any indebtedness (including capital leases) or guarantees thereof, or issue any debt securities other than borrowings incurred under Affymetrix’ existing credit facility in an amount not to exceed $5,000,000 in the aggregate or between Affymetrix and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries;

•	authorize, or make any commitment with respect to, capital expenditures that exceed the capital expenditures budget of Affymetrix in effect on the date of the merger agreement;

•	enter into, amend, renew, extend (except in the ordinary course of business consistent with past practice), modify, waive any rights under or terminate any material contract;

•	except as permitted under certain employee benefit plans as in effect on the date of the merger agreement, (i) enter into any employment agreement (other than an at-will offer letter or standard terms and conditions for employees located outside the United States), deferred compensation agreement or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies or grant or pay (or commit to grant, pay or increase) any current or former employee or service provider any severance or termination pay, (iii) establish, adopt, amend or terminate any labor agreement or any employee plan, other than immaterial amendments to employee plans in the ordinary course of business consistent with past practice, (iv) increase compensation or benefits payable to any current or former employee or other service provider of Affymetrix or any of its subsidiaries (v) make any contributions or payments to any trust or other funding vehicle, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any employee plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (vii) grant or amend any equity or other incentive awards, except as permitted by the merger agreement, (viii) accelerate the payment or vesting of any payment, equity or other incentive award or benefit provided or to be provided to any current or former employee or other service provider or otherwise pay any amounts or provide any benefits not due such individual, (ix) loan or advance any money or other property to any current or former employee or other service provider of Affymetrix or its subsidiaries, or (x) hire or appoint any employee with an annual base salary or annual base compensation of $200,000 or more or promote any employee to a position with an annual base salary or annual base compensation of $200,000 or more;

•	change Affymetrix’ methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Securities Exchange Act of 1934, as amended, that are agreed to by Affymetrix’ independent public accountants;

•	settle, or offer or propose to settle (i) any litigation, investigation, arbitration, proceeding or other claim involving or against Affymetrix or any of its subsidiaries except for settlements requiring payment of not more than $500,000 in the aggregate and that do not impose any restrictions on Affymetrix or its subsidiaries’ business or operations or involve any injunctive relief or any license, cross license or similar agreement with respect to intellectual property, (ii) any stockholder litigation or dispute against Affymetrix or any of its officers or directors or (iii) any litigation, proceeding or dispute that relates to the transactions contemplated by the merger agreement;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Affymetrix or any of its subsidiaries;

•	make, change or revoke any material tax election, change any material tax accounting method, enter into any material closing agreement with respect to taxes, request any material tax ruling or settle or compromise any material tax proceeding; or

•	agree, resolve or commit to do any of the foregoing.

Reasonable Efforts; Other Agreements

Reasonable Best Efforts. Thermo Fisher and Affymetrix have each agreed to use their reasonable best efforts to take all actions necessary or advisable to consummate the merger as promptly as practicable, including efforts needed to obtain all necessary regulatory and governmental approvals. This includes obtaining required approvals, consents or other authorizations and entering into settlement and consent decrees with governmental authorities in connection with the merger. Notwithstanding the foregoing, Thermo Fisher is not obligated to—and Affymetrix is not permitted to—agree with a governmental authority to divest, hold separate or enter into any licensing or similar arrangement with respect to any of its or the surviving corporation’s subsidiaries or any of their respective affiliates’ businesses, assets or properties.

Proxy Statement; Stockholders’ Meeting. Affymetrix has agreed to prepare and file with the SEC this proxy statement, to use reasonable best efforts to resolve as promptly as practicable any SEC comments relating to this proxy statement and to cause this proxy statement to be mailed to its stockholders as promptly as practicable after the proxy statement is cleared by the SEC. The merger agreement also provides that unless the merger agreement is terminated in accordance with its terms and not withstanding an adverse recommendation change, Affymetrix will hold the stockholders’ special meeting as promptly as practicable after Affymetrix learns that this proxy statement will not be reviewed or that the SEC staff has no further comments for the purpose of obtaining the stockholder approval and will include in this proxy statement its Board’s recommendation that its stockholders vote in favor of the adoption and approval of the merger agreement and the merger. Affymetrix has also agreed to use its reasonable best efforts to obtain the stockholder approval, unless there has been an adverse recommendation change. Notwithstanding any adverse recommendation change and unless the merger agreement has been terminated, Affymetrix has agreed to submit the merger agreement to Affymetrix stockholders for adoption and approval at the special meeting and will not submit any acquisition proposal for approval by such stockholders.

Repayment of Indebtedness. Affymetrix has agreed, at or prior to the effective time, to deliver to Thermo Fisher copies of a payoff letter from the administrative agent under the Company’s credit agreement, and to make arrangements for the release of all liens and other security over its properties and assets under the credit agreement, together with the return of any collateral in the possession of the administrative agent, subject to Thermo Fisher providing funds sufficient to satisfy all obligations of Affymetrix and each of its subsidiaries under the credit agreement.

Treatment of Convertible Notes. Affymetrix and Thermo Fisher have agreed to cooperate to prepare any supplemental indenture required by the base indenture dated as of June 25, 2012 by and between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “base indenture”), and the supplemental indenture dated as of June 25, 2012 by and between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “supplemental indenture,” and, together with the base indenture, the “indenture”), governing the convertible notes. Pursuant to the terms of the indenture and after the effective time, the surviving corporation will satisfy any amounts due to holders of the convertible notes in cash. This includes any amounts payable upon a holder’s right to require the repurchase of such holder’s convertible notes at a price equal to 100% of the principal amount of such convertible notes plus accrued and unpaid interest upon a “Fundamental Change” (as defined in the indenture) , as well as amounts due upon conversion, including amounts associated with a conversion in connection with a “Make-Whole Fundamental Change” (as defined in the indenture).

Other Agreements. The merger agreement contains certain other agreements, including agreements relating to notifications of certain events, public announcements and confidentiality.

Financing

The merger agreement does not contain any financing-related closing condition and Thermo Fisher has represented that it will have sufficient funds at closing to fund the payment of the merger consideration and any payments required on the closing date in connection with the convertible notes.

Conditions to Completion of the Merger

The obligations of Affymetrix, Thermo Fisher and merger sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions on or prior to the effective time, including the following:

•	the absence of any restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the merger;

•	the receipt of the stockholder approval; and

•	the expiration or termination of the waiting period under U.S. antitrust laws and the receipt of any consents or approvals required under the competition laws of certain other jurisdictions in the European Union.

Thermo Fisher’s and merger sub’s obligations to consummate the merger are subject to the satisfaction or waiver of additional conditions, which include the following:

•	the accuracy of Affymetrix’ representations and warranties in the merger agreement as of the date of the merger agreement and as of the closing date (other than representations and warranties that by their terms are made as of another specified time), except where the inaccuracy would not reasonably be expected to have a material adverse effect; provided, that in the case of Affymetrix’ representations and warranties relating to corporate authorization, capitalization (except for any de minimis inaccuracy) and the occurrence of any event that has had or would reasonably be expected to have a material adverse effect on Affymetrix, such representations and warranties must be true in all respects, and in the case of Affymetrix’ representations and warranties relating to due incorporation and valid existence, stockholder agreements and rights plans, and finders’ fees, such representations and warranties must be true in all material respects;

•	Affymetrix’ performance in all material respects of its obligations under the merger agreement; and

•	the delivery to Thermo Fisher of an officer’s certificate from Affymetrix confirming that the conditions described in the immediately preceding two bullets have been satisfied.

Affymetrix’ obligations to complete the merger are subject to the satisfaction or waiver of additional conditions, which include the following:

•	the accuracy of Thermo Fisher and merger sub’s representations and warranties in the merger agreement as of the date of the merger agreement and as of the closing date (other than representations and warranties that by their terms are made as of another specified time), except where the inaccuracy would not reasonably be expected to have a material adverse effect on Thermo Fisher; provided, that in the case of Thermo Fisher and merger sub’s representations and warranties relating to corporate authorization, such representations and warranties must be true in all respects and in the case of Thermo Fisher’s representations and warranties relating to due incorporation and valid existence, such representations and warranties must be true in all material respects;

•	Thermo Fisher and merger sub’s performance in all material respects of their obligations under the merger agreement; and

•	the delivery to Affymetrix of an officer’s certificate from Thermo Fisher confirming that the conditions described in the immediately preceding two bullets have been satisfied.

A “material adverse effect” is defined with respect to Affymetrix, as any effect, change, event, circumstance or occurrence that, individually or in the aggregate, (i) would prevent the consummation of the transactions contemplated by the merger agreement or otherwise prevent Affymetrix from performing its obligations thereunder or (ii) has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Affymetrix and its subsidiaries, taken as a whole.

The definition of material adverse effect in clause (ii) immediately above excludes any effects resulting from or arising out of the following:

•	changes or prospective changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which Affymetrix and its subsidiaries operate;

•	general changes in the financial, securities, credit or other capital markets; general economic, regulatory, legislative or political conditions (including changes in interest or exchange rates); or changes or conditions generally affecting the industry in which Affymetrix and its subsidiaries operate;

•	changes or prospective changes of applicable law, or any changes or prospective changes in the interpretation or enforcement of applicable law;

•	geopolitical conditions, acts of war, sabotage or terrorism or natural disasters;

•	the announcement, pendency or consummation of the transactions contemplated by the merger agreement (including any loss of, or adverse change in, the relationship of Affymetrix and its subsidiaries with its employees, customers, distributors, partners or suppliers that is related thereto);

•	changes in the market price or trading volume of shares of Affymetrix common stock (it being understood that this will not prevent Thermo Fisher from asserting any fact, change, event, occurrence or effect that may have contributed to such change independently constitutes or contributes to a material adverse effect);

•	any failure by Affymetrix or its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this will not prevent Thermo Fisher from asserting any fact, change, event, occurrence or effect that may have contributed to such change independently constitutes or contributes to a material adverse effect);

•	any action taken (or omitted to be taken) by Affymetrix at the written request of Thermo Fisher or merger sub; or

•	any action taken by Affymetrix or its subsidiaries that is required pursuant to this Agreement.

The exclusions described in the first four bullet points immediately above require that the relevant events, circumstances, occurrences, or effects do not have a disproportionate effect on Affymetrix and its subsidiaries, taken as a whole, compared to the other participants in the industries in which Affymetrix and its subsidiaries operate.

A “material adverse effect” is defined with respect to Thermo Fisher as any effect, change, circumstance or occurrence that, individually or in the aggregate, would prevent the consummation of the transactions contemplated by the merger agreement or otherwise prevent Thermo Fisher and merger sub from performing their obligations thereunder.

No Solicitation; Changes in Recommendations

In the merger agreement, Affymetrix has agreed that the Board will recommend that Affymetrix’ stockholders adopt and approve the merger agreement, and that neither Affymetrix nor its subsidiaries will, nor will it authorize or permit any of its representatives to, directly or indirectly:

•	solicit, initiate or knowingly take any action to facilitate or encourage the submission of any “acquisition proposal,” as defined below;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to Affymetrix or any of its subsidiaries or afford access to the business, properties, assets, books or records of Affymetrix or any of its subsidiaries to, or otherwise cooperate in any way with any third party in connection with an acquisition proposal;

•	make an adverse recommendation change; or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal.

However, at any time prior to obtaining the stockholder approval, Affymetrix and its Board may, to the extent the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties under Delaware law:

•

in response to a bona fide acquisition proposal that the Board reasonably believes could reasonably be expected to lead to a superior proposal and that did not result from a breach of the relevant provisions of the merger agreement, (i) engage in negotiations or discussion with such third party and its representatives and financing sources and (ii) furnish information relating to Affymetrix and its subsidiaries to the person making such proposal, its representatives or financing sources, pursuant to a confidentiality agreement with terms no less favorable to Affymetrix than Affymetrix’ confidentiality agreement with Thermo Fisher;

•	take any action that any court of competent jurisdiction orders, by nonappealable, final order, Affymetrix to take, provided, that any such action shall have the effects, and give rise to the rights and remedies, otherwise set forth in the merger agreement;

•	subject to compliance with the applicable terms of the merger agreement, make an adverse recommendation change; and

•	subject to compliance with the applicable terms of the merger agreement, terminate the merger agreement and concurrently enter into a definitive agreement with respect to a superior proposal.

The term “acquisition proposal” means any offer, proposal, inquiry or indication of interest of any third party relating to (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Affymetrix and its subsidiaries or to which 15% or more of the consolidated revenues or earnings of Affymetrix and its subsidiaries are attributable or 15% or more of any class of equity or voting securities of Affymetrix or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Affymetrix, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of Affymetrix or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Affymetrix, or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Affymetrix or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Affymetrix or to which 15% or more of the consolidated revenues or earnings of Affymetrix and its subsidiaries are attributable.

The term “superior proposal” means a bona fide, unsolicited acquisition proposal for at least a majority of the outstanding shares of Affymetrix common stock or all or substantially all of the consolidated assets of Affymetrix and its subsidiaries on terms that the Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation, are more favorable to Affymetrix’ stockholders than as provided in the merger agreement, taking into account any written offer made by Thermo Fisher to amend the merger agreement and all timing and other aspects of the acquisition proposal.

The merger agreement provides that prior to Affymetrix making an adverse recommendation change or terminating the merger agreement to enter into a definitive agreement with respect to a superior proposal: (i) Affymetrix must notify Thermo Fisher in writing of any such intended action, which notice shall specify the reasons for such action in the case of an adverse recommendation change, (ii) if requested to do so by Thermo Fisher, for a period of four days following delivery of such notice, Affymetrix shall have discussed and considered in good faith, and have made its representatives available to discuss with Thermo Fisher and its representatives, any bona fide proposed modifications to the terms and conditions of the merger agreement and (iii) no earlier than the end of such four day period, the Board shall have concluded, after considering the terms of any written offer made by Thermo Fisher to amend the merger agreement, that such superior proposal still constitutes a superior proposal (or in the event of an adverse recommendation change that does not relate to a superior proposal, that the failure to effect an adverse recommendation change could reasonably be expected to be inconsistent with its fiduciary duties under Delaware law).

The merger agreement also provides that Affymetrix may not take any of the above actions unless it has delivered to Thermo Fisher prior written notice advising Thermo Fisher that Affymetrix intends to take such action. In addition, Affymetrix shall notify Thermo Fisher promptly (but in no event later than 24 hours) after receipt by Affymetrix (or any of its representatives) of any acquisition proposal, including the identity of the third party making the acquisition proposal or inquiry, the material terms and conditions thereof and a copy of any written materials, proposals or agreement received in connection therewith, and shall use its reasonable best efforts to keep Thermo Fisher informed as to the status (including changes to the material terms) of such acquisition proposal on a prompt basis, and within 24 hours of any developments or changes to the material terms thereof. Affymetrix shall also notify Thermo Fisher promptly (but in no event later than 24 hours) after receipt by Affymetrix of any request for non-public information relating to Affymetrix or any of its subsidiaries or for access to the business, properties, assets, books or records of Affymetrix or any of its subsidiaries by any third party that may be considering making, or has made, an acquisition proposal.

Termination of the Merger Agreement

The merger agreement may be terminated, and the merger may be abandoned at any time prior to its completion:

•	by mutual written consent of Thermo Fisher and Affymetrix;

•	by either Thermo Fisher or Affymetrix, if:

•	the merger has not been completed by July 6, 2016; except that this right is not available to any party whose breach of the merger agreement results in the failure to complete the merger by this date; and provided that this date shall be automatically extended to October 8, 2016 if any required antitrust approvals have not been received but all other conditions to the closing of the merger have been satisfied or waived (or are capable of being satisfied);

•	there is a restraining order, permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition that shall have become final and non-appealable and that prevents Affymetrix or Thermo Fisher from completing the merger; provided that the party seeking to terminate the merger agreement has complied with its obligations with respect to seeking regulatory approvals; or

•	the stockholder approval is not obtained;

•	by Thermo Fisher, if:

•	the Board makes an adverse recommendation change;

•	Affymetrix intentionally and materially breaches its covenant not to solicit alternative acquisition proposals; or

•	Affymetrix breaches any of its representations or warranties or fails to perform any covenant or obligation in the merger agreement, such breach would cause the failure of an applicable closing condition, and such breach cannot be cured by July 6, 2016 or October 8, 2016 as applicable, or, if curable, is not cured within 30 days of receipt of written notice of breach; provided that, at the time of delivery of the written notice of breach, Thermo Fisher and merger sub are not in material breach of their obligations under the merger agreement; or

•	by Affymetrix:

•	prior to receipt of the stockholder approval and upon Board authorization, to accept a superior proposal from a third party to acquire Affymetrix, if Affymetrix complies with certain covenants, including not to solicit alternative acquisition proposals and to hold the stockholder meeting, and provides Thermo Fisher a four day matching right, and concurrently enters into a definitive written agreement providing for a superior proposal and pays the termination fee (as described below); or

•	if Thermo Fisher or merger sub breaches any of its representations or warranties or fails to materially perform any covenant or obligation contained in the merger agreement, such breach would cause the failure of an applicable closing condition, and such breach cannot be cured by July 6, 2016 or October 8, 2016 as applicable, or, if curable, is not cured within 30 days of receipt of written notice of breach; provided that, at the time of delivery of the written notice of breach, Affymetrix is not in material breach of its obligations under the merger agreement.

Termination Fees and Expenses

Affymetrix has agreed to pay Thermo Fisher a termination fee of $55.0 million if the merger agreement is terminated:

•	by Thermo Fisher, if the Board makes an adverse recommendation change;

•	by Thermo Fisher, if Affymetrix intentionally and materially breaches its covenant not to solicit alternative acquisition proposals;

•	by Affymetrix, subject to compliance with certain covenants, if the Board authorizes Affymetrix to accept a superior proposal, Affymetrix provides Thermo Fisher a four day matching period and Affymetrix concurrently enters into a definitive written agreement providing for a superior proposal;

•	by either Affymetrix or Thermo Fisher, following the public announcement or communication to the Board or senior management or stockholders of an alternative acquisition proposal (for this purpose, treating references to “15%” in the definition of alternative acquisition proposal as “50%”), if (i) such termination results from failure to complete the merger by July 6, 2016 or October 8, 2016, as applicable or from failure to obtain the stockholder approval, and (ii) within 12 months after such termination, Affymetrix enters into a definitive agreement with respect to or consummates an alternative acquisition; or

•	by Thermo Fisher, following the public announcement or communication to the Board or senior management or stockholders of an alternative acquisition proposal (for this purpose, treating references to “15%” in the definition of alternative acquisition proposal as “50%”), if (i) such termination results from Affymetrix’ breach of any representation or warranty or failure to perform any covenant or agreement, which breach would cause the failure of an applicable closing condition, and which breach cannot be cured by July 6, 2016 or October 8, 2016, as applicable, or if curable sooner, is not cured within 30 days of receipt of written notice of such breach and (ii) within 12 months after such termination, Affymetrix enters into a definitive agreement with respect to or consummates an alternative acquisition.

Except as described above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those costs or expenses.

Effect of Termination

If the merger agreement is terminated as described in “—Termination of the Merger Agreement”, the merger agreement will be void, and there will be no liability or obligation of any party except that:

•	each party will remain liable for its intentional failure to fulfill a condition to the performance of the obligations of the other party or material breach or failure to perform a covenant under the merger agreement or fraud or an intentional and material breach of the merger agreement, and

•	certain provisions of the merger agreement, including the provisions relating to the effect of termination of the merger agreement, the confidentiality agreement between Affymetrix and Thermo Fisher, the allocation of fees and expenses (including, if applicable, the termination fees described above), governing law, jurisdiction and waiver of jury trial will survive termination.

Employee Matters

The merger agreement provides that the surviving corporation will assume and honor certain employee bonus plans, change in control and severance plans and agreements and other retention plans and agreements identified in the merger agreement. Additionally, for a period of 12 months after the effective time, Thermo Fisher will provide the following to those employees of Affymetrix and its subsidiaries who are employed immediately prior to the effective time (the “covered employees”) during their employment by Thermo Fisher: base compensation, incentive opportunities, severance and employee benefits (including retirement, group health, life, disability, vacation and severance plans) that are not less favorable in the aggregate to each covered employee than were provided by Affymetrix or its subsidiaries immediately prior to the effective time. The merger agreement also provides that Thermo Fisher will provide all covered employees with service credit for purposes of eligibility, participation, vesting and levels of benefits under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Thermo Fisher or the surviving corporation and/or their subsidiaries in which the covered employees are eligible to participate for all periods of employment with Affymetrix or its subsidiaries (or any predecessor entities) prior to the effective time to the same extent as such covered employee was entitled, before the effective time, to credit for such service under any similar employee plan in which the covered employee participated or was eligible to participate immediately prior to the effective time, subject to certain exceptions as provided for in the merger agreement.

In addition, Thermo Fisher will use commercially reasonable efforts to cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Thermo Fisher plan to be waived with respect to the covered employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable covered employee participated immediately prior to the effective time. Finally, Thermo Fisher will use commercially reasonable efforts to give the covered employees and their eligible dependents credit for the plan year in which the effective time (or commencement of participation in a plan of Thermo Fisher or the surviving corporation) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the effective time (or the date of commencement of participation in any Thermo Fisher plan).

The provisions in this section apply only with respect to covered employees who are covered under employee plans that are maintained primarily for the benefit of employees of Affymetrix employed in the United States, including covered employees regularly employed outside the United States to the extent they participate in such employee plans.

Indemnification and Insurance

The merger agreement provides that for a period of six years after the effective time and to the fullest extent permitted by law, Thermo Fisher will cause the surviving corporation to indemnify, and provide advancement of expenses to, the current or former officers and directors of Affymetrix, with respect to acts or omissions in their capacity as an officer or director, occurring at or prior to the effective time. The certificate of incorporation and bylaws of the surviving corporation will contain provisions no less advantageous to such persons with respect to the limitation of liabilities of directors and officers and indemnification than are set forth in the Company’s organizational documents in effect on January 8, 2016.

The merger agreement further provides that, prior to the effective time, Affymetrix will in consultation with Thermo Fisher, or if Affymetrix is unable to, Thermo Fisher will cause Affymetrix to purchase six-year “tail” officers’ and directors’ liability insurance policies on terms and conditions that are substantially similar to the coverage provided under Affymetrix’ existing directors’ and officers’ liability insurance. If Affymetrix or the surviving corporation fails to purchase these “tail” policies as of the effective time, the surviving corporation will maintain, for a period of at least six years, the Company’s officers’ and directors’ liability insurance policies with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the officers’ and directors’ liability insurance policies with terms, conditions, retentions and limits of liability that are substantially similar to the coverage provided under the Company’s existing policies as of January 8, 2016, or the surviving corporation will purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to officers’ and directors’ liability insurance policies comparable policies for such six-year period with terms, conditions, retentions and limits of liability that are substantially similar to those provided in the Company’s existing policies as of January 8, 2016, provided that Thermo Fisher or the surviving corporation will not be required to (and the Company may not) expend in excess of 300% of the current per annum amount paid by Affymetrix for such existing insurance and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the surviving corporation will obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time, for a cost not exceeding 300% of the aggregate annual premium under the Company’s current policies.

Amendment; Extension and Waiver

Any provision of the merger agreement may be amended or waived prior to the effective time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, following the receipt of the stockholder approval, no amendment to the merger agreement may be made that would by law require further approval of the Company’s stockholders without first obtaining such approval.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

Affymetrix’ common stock is listed on the Nasdaq under the trading symbol “AFFX”. The following table shows the high and low closing sale prices of the common stock as reported on the Nasdaq for each quarterly period since the beginning of 2014:

	High		Low
2014
Quarter ended March 31, 2014		$9.50		$6.65
Quarter ended June 30, 2014		$9.42		$6.37
Quarter ended September 30, 2014		$9.36		$7.98
Quarter ended December 31, 2014		$10.15		$7.10

2015
Quarter ended March 31, 2015		$13.07		$9.94
Quarter ended June 30, 2015		$12.86		$10.70
Quarter ended September 30, 2015		$11.40		$8.50
Quarter ended December 31, 2015		$10.09		$8.34

2016
Through , 2016	$		$

The closing sale price of the common stock on the Nasdaq on January 7, 2016, which was the last trading day before the announcement of the merger, was $9.34. On                      , 2016, which is the latest practicable trading day before this proxy statement was printed, the closing price for Affymetrix’ common stock on the Nasdaq was $          . You are encouraged to obtain current market quotations for shares of Affymetrix’ common stock in connection with voting your shares of Affymetrix’ common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 31, 2015, with respect to the beneficial ownership of Affymetrix’ common stock by: (i) each person who is known to Affymetrix to own beneficially more than 5% of Affymetrix’ common stock; (ii) each director of Affymetrix; (iii) the Chief Executive Officer, the Chief Financial Officer and each other named executive officer, as defined in Item 402(a)(3) of Regulation S-K; and (iv) all current executive officers and directors of Affymetrix as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Shares of Affymetrix’ common stock subject to options or restricted stock units (including performance-based restricted stock units) that are currently exercisable or could be exercisable or could vest within 60 days of December 31, 2015 are deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of the beneficial owner but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of Affymetrix’ common stock deemed to be outstanding as of December 31, 2015 do not include acceleration of options and restricted stock units that may occur in connection with the merger as described in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Affymetrix, Inc., 3420 Central Expressway, Santa Clara, California 95051.

The Company does not permit hedging transactions involving Company stock by executive officers and directors.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
Greater than 5%
PRIMECAP Management Company(3)	10,940,040	13.59%
225 South Lake Avenue, #400 Pasadena, CA 91101

BlackRock, Inc.(4)	8,465,693	10.52%
55 East 52nd Street New York, NY 10022

OrbiMed Advisors LLC(5)	6,568,000	8.16%
601 Lexington Avenue, 54th Floor New York, NY 10022

Citadel Advisors LLC(6)	5,764,436	7.16%
c/o Citadel LLC 131 S. Dearborn Street, 32nd Floor Chicago, IL 60603

M&G Investment Management Limited(7)	5,236,210	6.51%
Governor’s House Laurence Pountney Hill London, EC4R 0HH

Levin Capital Strategies, L.P.(8)	4,900,256	6.09%
595 Madison Avenue, 17th Floor New York, NY 10022

The Vanguard Group(9)	4,182,312	5.20%
100 Vanguard Blvd. Malvern, PA 19355

Directors and Named Executive Officers
Nelson C. Chan(10)	73,340	*
Gary S. Guthart, Ph.D.(11)	126,201	*
Andrew J. Last, Ph.D.(12)	397,553	*
Jami Dover Nachtsheim(13)	96,166	*
Riccardo Pigliucci(14)	0	*
Merilee Raines(15)	10,000	*
Robert H. Trice, Ph.D.(16)	93,476	*
David Weber(17)	238,592	*
Frank Witney, Ph.D.(18)	590,893	*
Gavin Wood(19)	170,422	*
All current directors and executive officers as a group (10 persons)(20)	1,796,643	2.20%

*	Represents beneficial ownership of less than one percent of the common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC as described above. The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)	Percentage of beneficial ownership is based on 80,482,650 shares of common stock outstanding as of December 31, 2015.

(3)	PRIMECAP Management Company, as set forth on Schedule 13G/A filed with the SEC on February 13, 2015, has sole voting power with respect to 7,518,540 shares and sole dispositive power with respect to 10,940,040 shares.

(4)	BlackRock, Inc. (“BlackRock”), as set forth on Schedule 13G/A filed with the SEC on January 8, 2016, has sole voting power with respect to 8,297,910 shares and sole dispositive power with respect to 8,465,693 shares. The shares were held by the following subsidiaries of BlackRock: BlackRock Advisors, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC.

(5)	OrbiMed Advisors LLC (“OrbiMed”), as set forth on Schedule 13G/A filed with the SEC on February 17, 2015, has shared voting power and shared dispositive power with respect to 1,560,000 shares. OrbiMed’s affiliate, OrbiMed Capital LLC has shared voting power and shared dispositive power with respect to 5,008,000 shares. Samuel D. Isaly, a control person of OrbiMed, has shared voting power and shared dispositive power with respect to 6,568,000 shares.

(6)	Citadel Advisors LLC (“Citadel Advisors”), as set forth on Schedule 13G/A filed with the SEC on February 17, 2015, has shared voting and shared dispositive power with respect to 5,595,920 shares. Citadel Advisors Holdings II LP (“CAH2”) has shared voting and shared dispositive power with respect to 5,730,637 shares. Citadel GP LLC (“CGP”) and Kenneth Griffin have shared voting power with respect to 5,764,436 shares. The Schedule 13G/A reported that the shares of common stock are held by Citadel Equity Fund Ltd., a Cayman Islands limited company (“CEF”), Citadel Quantities Strategies Master Fund Ltd., a Cayman Islands limited company (“CQ”), and Citadel Securities LLC, a Delaware limited liability company (“Citadel Securities”). Citadel Advisors is the portfolio manager for CEF. Citadel Advisors II LLC, a Delaware limited liability company (“CA2”), is the portfolio manager of CQ. CAH2 was, as of December 31, 2014, the managing member of Citadel Advisors and CA2. CALC III LP, a Delaware limited partnership (“CALC3”) is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH2. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP. Mr. Griffin, Citadel Advisors and CGP may be deemed to hold shared voting and dispositive power over the shares.

(7)	M&G Investment Management Limited, as set forth on Schedule 13G filed with the SEC on February 4, 2015 has shared voting power with respect to 5,181,218 shares and shared dispositive power with respect to 5,236,210 shares. M&G’s affiliate, M&G Investment Funds has shared voting power and shared dispositive power with respect to 4,169,621 shares.

(8)	Levin Capital Strategies, L.P., as set forth on Schedule 13G/A filed with the SEC on January 26, 2016, has sole voting power and sole dispositive power with respect to 35,733 shares, shared voting power with respect to 3,763,432 shares and shared dispositive power with respect to 4,900,256 shares.

(9)	The Vanguard Group (“Vanguard”), as set forth on Schedule 13G filed with the SEC on February 10, 2015, has sole voting power with respect to 110,150 shares, sole dispositive power with respect to 4,076,462 shares and shared dispositive power with respect to 105,850 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 105,850 shares. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 4,300 shares.

(10)	Includes 38,841 shares issuable upon exercise of options exercisable within 60 days of December 31, 2015.

(11)	Includes 116,619 shares issuable upon exercise of options exercisable within 60 days of December 31, 2015.

(12)	Includes 223,825 shares issuable upon exercise of options exercisable, 16,750 restricted stock units vesting and 33,866 performance restricted stock units vesting, all within 60 days of December 31, 2015.

(13)	Includes 70,000 shares issuable upon exercise of options exercisable within 60 days of December 31, 2015.

(14)	Includes no shares issuable within 60 days of December 31, 2015.

(15)	10,000 shares issuable upon exercise of options exercisable within 60 days of December 31, 2015.

(16)	Includes 47,778 shares issuable upon exercise of options exercisable within 60 days of December 31, 2015 and 17,500 shares held by the Robert & Catharine Trice TTEES Robert H. Trice Jr. Rev Trust DTD 12-17-1994.

(17)	Includes 130,954 shares issuable upon exercise of options exercisable, 16,050 restricted stock units vesting and 31,966 performance restricted stock units vesting, all within 60 days of December 31, 2015.

(18)	Includes 262,100 shares issuable upon exercise of options exercisable, 31,200 restricted stock units vesting and 58,700 performance restricted stock units vesting, all within 60 days of December 31, 2015.

(19)	Includes 80,250 shares issuable upon exercise of options exercisable, 9,900 restricted stock units vesting and 29,100 performance restricted stock units vesting, all within 60 days of December 31, 2015.

(20)	Includes 980,367 shares issuable upon exercise of options exercisable, 73,900 restricted stock units vesting and 153,632 performance restricted stock units vesting, all within 60 days of December 31, 2015.

APPRAISAL RIGHTS

If the merger is consummated, Affymetrix stockholders who do not vote in favor of the adoption and approval of the merger agreement and who properly demand appraisal of their shares of Affymetrix common stock will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice and does not constitute a recommendation that Affymetrix stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of common stock who (1) do not vote in favor of the adoption and approval of the merger agreement; (2) continuously are the record holders of such shares through the effective time; and (3) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery.

Under Section 262, where a merger agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes notice to Affymetrix’ stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the merger, any holder of shares of common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Affymetrix believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the merger agreement proposal;

•	the stockholder must deliver to Affymetrix a written demand for appraisal before the vote on the merger agreement at the special meeting;

•	the stockholder must continuously hold the shares from the date of making the demand through the effective time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time); and

•	a stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving company is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption and approval of the merger agreement, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of common stock wishing to exercise appraisal rights must deliver to Affymetrix, before the vote on the adoption and approval of the merger agreement at the special meeting at which the merger agreement proposal will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption and approval of the merger agreement. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption and approval of the merger agreement or abstain from voting on the adoption and approval of the merger agreement. Neither voting against the adoption and approval of the merger agreement nor abstaining from voting or failing to vote on the merger agreement proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption and approval of the merger agreement. A proxy or vote against the adoption and approval of the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption and approval of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record, and must reasonably inform Affymetrix of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, CA 95051

Attention: Corporate Secretary

Any holder of shares of common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Affymetrix a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the merger is completed, within 10 days after the effective time, the surviving corporation will notify each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption and approval of the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, the surviving corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holders of shares of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time, any holder of shares of common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption and approval of the merger agreement and with respect to which Affymetrix has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings.

Determination of Fair Value

After determining the holders of common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although Affymetrix believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Neither Affymetrix nor Thermo Fisher anticipates offering more than the per share merger consideration to any stockholder exercising appraisal rights, and each of Affymetrix and Thermo Fisher reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the per share merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the effective time into the right to receive the per share merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the per share merger consideration in accordance with Section 262.

From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a time prior to the effective time. If no petition for an appraisal is filed, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

RECONCILIATION OF GAAP ITEMS TO NON-GAAP ITEMS

Non-GAAP financial measures should not be considered as a substitute for or superior to measures of financial performance prepared in accordance with GAAP. You are encouraged to review the reconciliation of non-GAAP financial measures contained within this proxy statement with their most directly comparable GAAP financial results. You are also encouraged to look at the GAAP results as the best measure of financial performance.

The following tables reconcile the items excluded from GAAP net income in the calculation of non-GAAP Adjusted EBITDA for the Base Case (original and adjusted) and the Unrisked Upside Case:

Base Case (Original)

	Year Ended December 31,
	2015E	2016E	2017E	2018E	2019E
	(in millions)
Net income	$11.1	$21.0	$30.1	$41.8	$55.6
Adjustments(1)	56.7	48.8	52.0	50.2	47.3
Adjusted EBITDA	67.8	69.8	82.1	92.0	102.9

(1)	Non-GAAP adjustments to net income to reflect depreciation; amortization; interest income/expense, net; benefit (provision) for income taxes; litigation settlement and expense; stock-based compensation and other non-operating expenses.

Base Case (As Adjusted)

Year Ended December 31, 2015E
Net income	$9.0
Adjustments(1)	56.0
Adjusted EBITDA	65.0

(1)	Non-GAAP adjustments to net income to reflect depreciation; amortization; interest income/expense, net; benefit (provision) for income taxes; litigation settlement and expense; stock-based compensation and other non-operating expenses.

Unrisked Upside Case

	Year Ended December 31,
	2015E	2016E	2017E	2018E	2019E
	(in millions)
Net income	9.0	$26.1	$40.8	$54.6	$73.5
Adjustments(1)	56.0	48.9	52.0	63.8	65.6
Adjusted EBITDA	65.0	75.0	92.8	118.4	139.1

(1)	Non-GAAP adjustments to net income to reflect depreciation; amortization; interest income/expense, net; benefit (provision) for income taxes; litigation settlement and expense; stock-based compensation and other non-operating expenses.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

If the merger is completed, the Company does not expect to hold a 2016 annual meeting of stockholders. However, if the merger is not completed, Affymetrix will hold a 2016 annual meeting of stockholders. The deadline for submission of stockholder proposals for inclusion in Affymetrix’ proxy statement for the 2016 annual meeting has passed; however, if the date of the 2016 annual meeting is changed by more than 30 days from the date of the last annual meeting, the proposal must be received no later than a reasonable time before Affymetrix begins to print and send its annual proxy materials. In addition, all such proposals will need to comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, which lists the requirements for the inclusion of stockholder proposals in company-sponsored annual proxy materials.

Stockholders intending to present a proposal at the 2016 annual meeting, but not to include the proposal in our proxy statement, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal to the Secretary at our principal executive office not less than 75 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days or delayed more than 75 days after the anniversary date). Therefore, we must receive notice of such proposal for the 2016 annual meeting no later than February 28, 2016; however, if the date of the 2016 annual meeting is advanced by more than 30 days or delayed more than 75 days from the date of the last annual meeting, then notice must be received by the later of the 75th day prior to such annual meeting or the 10th day following the day on which a public announcement in a press release or in a filing with the SEC of the date of the annual meeting was made.

WHERE YOU CAN FIND MORE INFORMATION

Affymetrix files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location of the SEC:

Public Reference Room

Room 1580

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at (800) 732-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Affymetrix’ public filings are also available to the public from document retrieval services and the website maintained by the SEC at http://www.sec.gov.

Affymetrix’ annual, quarterly and current reports are available, without exhibits, to any person, including any beneficial owner of Affymetrix common stock, to whom this proxy statement is delivered, without charge, upon written request directed to the Company by emailing investor@affymetrix.com.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2015, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and

•	our Current Reports on Form 8-K filed on January 12, 2015, January 30, 2015, February 23, 2015, May 15, 2015, October 29, 2015, November 10, 2015, January 11, 2016 and January 14, 2016.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

You should rely only on the information contained in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by Affymetrix or any other person.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

January 8, 2016

among

AFFYMETRIX, INC.,

THERMO FISHER SCIENTIFIC INC.

and

WHITE BIRCH MERGER CO.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 8, 2016, among Affymetrix, Inc., a Delaware corporation (the “Company”), Thermo Fisher Scientific Inc., a Delaware corporation (“Parent”), and White Birch Merger Co., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Subsidiary be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement, with the Company continuing as the surviving corporation following the Merger (as defined herein) and a wholly-owned Subsidiary of Parent; and

WHEREAS the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS the respective Boards of Directors of Parent and Merger Subsidiary have (i) determined that it is in the best interests of the stockholders of Parent and Merger Subsidiary, respectively, to enter into this Agreement and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, inquiry or indication of interest of any Third Party relating to (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or to which 15% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficially owned” shall have the meaning given such term in Rule 13d-3 under the 1934 Act.

“Board of Directors” shall mean the Board of Directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Change of Control Plan” means the Company’s Change of Control Plan, effective January 1, 2016, filed as an exhibit to the Company’s Form 8-K dated November 10, 2015.

“Code” means the Internal Revenue Code of 1986.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2014 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2014.

“Company Charter” means the Restated Certificate of the Company as in effect on the date hereof.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Stock Plans” means the 2012 Inducement Plan, the Amended and Restated 2000 Equity Incentive Plan, the 1998 Stock Incentive Plan, as amended, and the Amended and Restated 1996 Nonemployee Directors Stock Option Plan.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

“Convertible Securities” means the Company’s 4.00% Convertible Senior Notes due 2019 issued pursuant to the Indenture.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any and all statutes, laws, regulations or rules relating to the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“ESPP” means the Company’s 2011 Employee Stock Purchase Plan.

“Existing Credit Facility” means the Credit Agreement, dated October 28, 2015 among the Company, certain Subsidiaries of the Company, Bank of America, N.A., as administrative agent and the lenders party thereto, as amended, supplemented or otherwise modified from time to time.

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“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, or self-regulatory organization, department, court, agency or official, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any trademarks, service marks, trade names, Internet domain names, logos, slogans, patents, copyrights, computer software, algorithms, formulas, inventions, discoveries, methodologies, procedures, trade secrets and know how (together with all goodwill associated therewith and including any registrations or applications for registration of any of the foregoing) and any other similar type of proprietary intellectual property rights.

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01 of the Parent Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, other than any Permitted Lien. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, (a) with respect to the Company, any effect, change, event, circumstance or occurrence that, individually or in the aggregate, (1) would prevent the consummation of the transactions contemplated by this Agreement or otherwise prevent the Company from performing its obligations hereunder or (2) has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding, in the case of clause (2), any effect to the extent resulting from or arising in connection with (A) changes or prospective changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate, (B) general changes in the financial, securities, credit or other capital markets; general economic, regulatory, legislative or political conditions (including changes in interest or exchange rates); or changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (C) changes or prospective changes of Applicable Law, or any changes or prospective changes in the interpretation or enforcement thereof, (D) geopolitical conditions, acts of war, sabotage or terrorism or natural disasters, (E) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its employees, customers, distributors, partners or suppliers that is related thereto), provided, that the exception in this clause (E) shall not apply for purposes of the representations and warranties in Section 4.04, (F) changes in the market price or trading volume of the Shares (it being understood that this clause (F) shall not prevent a party from asserting any fact, change, event, occurrence or effect that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect), (G) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (G) shall not prevent a party from asserting any fact, change, event, occurrence or effect that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect), (H) any action taken (or omitted to be taken) by the Company at the written request of Parent or Merger Subsidiary or (I) any action taken by the Company or any of its Subsidiaries that is required pursuant to this Agreement; provided, that the exclusions set forth in clauses (A), (B), (C), and (D) shall only apply to the extent that such event, circumstance, change, occurrence or effect does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and its Subsidiaries

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operate, and (b) with respect to Parent, any effect, change, event, circumstance or occurrence that, individually or in the aggregate, would prevent the consummation of the transactions contemplated by this Agreement or otherwise prevent Parent and Merger Subsidiary from performing their obligations hereunder.

“Nasdaq” means the NASDAQ Stock Market LLC.

“1933 Act” means the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Permitted Lien” means (i) Liens reflected on the Company Balance Sheet, (ii) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, or that are being contested in good faith by appropriate proceedings, (iii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (v) zoning, building and other similar codes and regulations which are not violated in any material respect by the use and operation of any property of the Company and its Subsidiaries, (vi) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, in each case that do not adversely affect in any material respect the occupancy or use of any property of the Company and its Subsidiaries, (vii) licenses to Intellectual Property granted in the ordinary course of business and (viii) defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they related in the business of the Company and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Shares” means the shares of common stock, par value $0.01 per share, of the Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount with respect thereto, and any liability for any of the foregoing as transferee.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes, including information returns, any documents with respect

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to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03
Agreement	Preamble
Assumed Option	2.05
Assumed Option Merger Consideration	2.05
Assumed RSU	2.05
Assumed RSU Merger Consideration	2.05
Certificates	2.03
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Board Recommendation	4.02
Company DC Plan	7.03
Company Preferred Stock	4.05
Company PSU	2.05
Company RSU	2.05
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Approval	4.02
Company Stockholders’ Meeting	6.04
Company Stock Option	2.05
Company Subsidiary Securities	4.05
Confidentiality Agreement	6.02
Covered Employees	7.03
D&O Insurance	7.02
Effective Time	2.01
e-mail	11.01
Employee Plan	4.17
End Date	10.01
Exchange Agent	2.03
FDA	4.03
FDCA	4.12
Foreign Antitrust Laws	4.03
Government Official	4.12
Indemnified Person	7.02
Indenture	8.10
Internal Controls	4.07
Labor Agreement	4.18
Lease	4.14
Material Contracts	4.20
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Multiemployer Plan	4.17

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Term	Section
Parent	Preamble
Parent Plans	7.03
Payoff Letter	8.13
Proxy Statement	4.03
Representatives	6.03
Superior Proposal	6.03
Supplemental Indenture	8.10
Surviving Corporation	2.01
Termination Fee	11.04
Trustee	8.10
Uncertificated Shares	2.03
Unvested Company Stock Option	2.05
Vested Company Stock Option	2.05

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of Delaware Law.

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in Menlo Park, California at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California 94025 as soon as possible, but in any event no later than two (2) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but

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subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $14.00 per Share in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration.

(b) Each Share held by the Company as treasury stock (other than Shares in an Employee Plan of the Company) or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each Share held by any Subsidiary of either the Company or Parent (other than the Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, $0.01 par value per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 2.02(c)).

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time (but not later than five (5) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer

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of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share, without interest. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Certificates, Uncertificated Shares, or any other securities pursuant to this Agreement.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent and Parent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Exchange Agent, Merger Subsidiary or the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.04. Dissenting Shares . Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Delaware Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal, and the holders of such Shares shall be entitled to only such rights as are granted by Section 262 of Delaware Law. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05. Equity Awards.

(a) At or immediately prior to the Effective Time, (i) each option to purchase Shares outstanding under any Company Stock Plan (a “Company Stock Option”) that is fully vested as of immediately prior to the Effective Time (a “Vested Company Stock Option”) shall terminate and cease to represent a right to acquire Shares, and the holder thereof shall be entitled to receive therefor an amount of cash equal to the product of (x) the number of Shares that were purchasable upon exercise of such Vested Company Stock Option, multiplied by (y) the excess (if any) of the Merger Consideration over the exercise price of such Vested Company Stock Option, which amount shall be payable as soon as practicable following the Effective Time (but not later than ten (10) Business Days thereafter in any event); and (ii) each Company Stock Option that is not fully vested as of immediately prior to the Effective Time (an “Unvested Company Stock Option”) shall be assumed by Parent and converted into an award (an “Assumed Option”) representing a right to receive a cash amount equal to the product of (x) the number of Shares underlying the Unvested Company Stock Option that would have become purchasable upon each future vesting date of such Unvested Company Stock Option, multiplied by (y) the excess (if any) of

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the Merger Consideration over the exercise price of such Unvested Company Stock Option (the “Assumed Option Merger Consideration”). For the avoidance of doubt, any Company Stock Option, whether vested or unvested, with an exercise price greater than the Merger Consideration shall be canceled for no consideration as of immediately prior to the Effective Time. The right to receive the Assumed Option Merger Consideration in respect of an Assumed Option shall be subject to the vesting terms of the applicable Company Stock Plan, the award agreements evidencing the corresponding Unvested Company Stock Option and Section 6.1(c) of the Change of Control Plan, in each case, as in effect immediately prior to the Effective Time, and such Assumed Option Merger Consideration shall be payable as soon as practicable following the applicable vesting dates (but not later than ten (10) Business Days thereafter in any event). For purposes of clarity, with respect to any Assumed Options held by a non-employee member of the Board of Directors as of the date hereof, as a result of his or her cessation of service as of the Effective Time, the Assumed Option shall immediately vest and such director shall be entitled to be paid the Assumed Option Merger Consideration as soon as reasonably practicable following the Effective Time (but no later than ten (10) Business Days thereafter in any event).

(b) At or immediately prior to the Effective Time, each restricted share unit with respect to Shares granted under a Company Stock Plan, including those units subject to performance criteria (each such unit, whether or not performance-based, a “Company RSU”), that is outstanding immediately prior to the Effective Time, whether or not vested, shall be assumed by Parent and converted into an award (an “Assumed RSU”) representing a right to receive a cash amount equal to the product of (x) the number of Shares that would have been delivered to the holder on each future vesting date of such Company RSU (or on each future delivery date of such Company RSU, if such delivery date is later than the related vesting date), multiplied by (y) the Merger Consideration (the “Assumed RSU Merger Consideration”), and such Assumed RSU Merger Consideration shall be payable as soon as practicable after the applicable vesting date or delivery date applicable to the Assumed RSU (but not later than ten (10) Business Days thereafter in any event). The right to receive any Assumed RSU Merger Consideration in respect of Assumed RSUs shall be subject to the vesting and delivery terms of the applicable Company Stock Plan, the award agreements evidencing the corresponding Company RSU and Section 6.1(c) of the Change of Control Plan, in each case, as in effect immediately prior to the Effective Time; provided, however, the performance metrics relating to Company RSUs that , immediately prior to the Effective Time, remain subject to the achievement of such performance metrics (such Company RSUs, the “Company PSUs”) shall be deemed to have been achieved at target as of the Effective Time. For purposes of clarity, with respect to any Assumed RSUs held by a non-employee member of the Board of Directors as of the date hereof, as a result of his or her cessation of service as of the Effective Time, the Assumed RSU shall immediately vest and such director shall be entitled to be paid the Assumed RSU Merger Consideration as soon as reasonably practicable following the Effective Time (but no later than ten (10) Business Days thereafter in any event).

(c) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt resolutions, provide any notices, obtain any consents or take any other actions as are necessary to provide for the transactions contemplated by this Section 2.05.

(d) The Company shall ensure that (i) no new offering periods under the ESPP will commence during the period from the date of this Agreement through the Effective Time, (ii) there will be no increase in the amount of payroll deductions permitted to be made by the participants under the ESPP during the current offering periods, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement, and (iii) no individuals shall commence participation in the ESPP during the period from the date of this Agreement through the Effective Time. The accumulated contributions of the participants in the current offering periods shall be used to purchase Shares as of no later than ten (10) Business Days prior to the Effective Time, and the participants’ purchase rights under such offerings shall terminate immediately after such purchase. As of no later than the Business Day immediately prior to the Effective Time, the Company shall terminate the ESPP.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including

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by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares or similar transaction, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase Shares granted under the Company’s stock option or compensation plans or arrangements), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts and remits such amounts to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Stock Options, Assumed Options, Company RSUs or Assumed RSUs, as applicable in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The Company Charter shall be amended at the Effective Time to read in its entirety as set forth in Annex I hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of the Company shall be amended at the Effective Time to read in their entirety as set forth in Annex II hereto and, as so amended, shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any Company SEC Document (but excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or similar cautionary, forward-looking or predictive statements) filed after January 1, 2014 and before the date of this Agreement or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01. Corporate Existence and Power. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all

10

governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Complete and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement are on file with the SEC. The Company is not in violation of any provisions of the certificate of incorporation and bylaws of the Company, except as would not reasonably be expected to be material to the Company.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Delaware Law and the receipt of the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) resolved, subject to Section 6.03(b), to recommend the adoption of this Agreement and approval of the Merger by the stockholders of the Company (such recommendation, the “Company Board Recommendation”) and (iv) directed that the adoption of this Agreement and approval of the Merger be submitted to a vote of the Company’s stockholders, each of which resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement.

(c) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares, voting together as a single class (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting, is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, filing with, notification to, or approval or consent of, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar Applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, including the filing with the SEC of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (iv) compliance with any applicable rule of Nasdaq or the U.S. Food and Drug Administration (“FDA”) and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

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Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, except as would not materially delay or materially impair the Company’s ability to consummate the transactions contemplated by this Agreement, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any of their properties or assets or (iv) result in the creation or imposition of any Lien on any property or asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 200,000,000 Shares and 5,000,000 shares of preferred stock, $0.01 par value per share, of the Company (“Company Preferred Stock”). At the close of business on January 5, 2016, there were (i) 80,490,520 Shares outstanding, (ii) 12,330,017 Shares reserved for issuance under the Company Stock Plan, of which (A) an aggregate of 3,398,172 Shares were subject to outstanding Company Stock Options, (B) an aggregate of 2,509,748 Shares were subject to outstanding Company RSUs (excluding Company PSUs) and (C) an aggregate of 665,623 Shares (assuming satisfaction of performance goals at target levels) or 726,375 Shares (assuming satisfaction of performance goals at maximum levels) were subject to outstanding Company PSUs, (iii) no shares of Company Preferred Stock outstanding and (iv) $105,000,000 aggregate principal amount of Convertible Securities outstanding, and such number of unissued Shares that may from time to time be issuable upon conversion of the Convertible Securities reserved for issuance by resolution of the Board of Directors. As of the date hereof, the “Conversion Rate” (as defined in the Indenture) is 170.0319 Shares per $1,000 principal amount of Convertible Securities. Except as a result of the transactions contemplated by this Agreement, from and after the date of the Indenture, no event or circumstance has occurred that has resulted in any adjustment to, and neither the Company nor any of its Affiliates has taken any action that has required (or will require) any adjustment to, or authorized any adjustment to, the Conversion Price or the Conversion Rate (each as defined in the Indenture) of the Convertible Securities. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan, Employee Plan or upon conversion of the Convertible Securities will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(b) Except as set forth in this Section 4.05 and for changes since January 5, 2016 resulting from the exercise of Company Stock Options outstanding on such date, settlement of Company RSUs outstanding on such date or conversion of Convertible Securities outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(c) Except as set forth in this Section 4.05, none of (i) the Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

(d) There are no stockholder agreements or voting trusts to which the Company or any of its Subsidiaries is a party, and no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or

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otherwise acquire any of the Company Securities, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Shares, except as may be required pursuant to the terms of the Convertible Securities in connection with the transactions contemplated by this Agreement. There is no stockholder rights plan, “poison pill” or similar device in effect with respect to the Company or any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing (or equivalent concept to the extent applicable) under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of organization are set forth in Section 4.06(a) of the Company Disclosure Schedule.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights and is owned by the Company, directly or indirectly, free and clear of any Lien and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities, or any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Subsidiary Securities. The Company does not directly or indirectly own any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than the Subsidiaries of the Company.

(c) The Company has made available to Parent a true and complete copy of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, each as in effect as of the date of this Agreement. Each such certificate of incorporation and bylaws (or equivalent organizational documents) is in full force and effect. None of the Subsidiaries of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents), except as would not reasonably be expected to be material to the Company.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). None of the Subsidiaries of the Company is, or at any time since January 1, 2014 has been, required to file any reports, schedules, forms, statements or other documents with the SEC.

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(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document filed pursuant to the 1933 Act, as of the date such Company SEC Document was filed and, in the case of a registration statement or amendment thereto, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed disclosure controls and procedures sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes and to ensure that material information relating to the Company, including its consolidated Subsidiaries, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is made known to the management of the Company by others within those entities to allow timely decisions regarding required disclosure, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f) There are no outstanding unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since January 1, 2014, to the knowledge of the Company there has been no written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Since January 1, 2014, to the knowledge of the Company no current or former attorney representing the Company or any of its Subsidiaries has reported in writing evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or executive officer of the Company.

(g) Since January 1, 2014, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position, of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments not material in amount in the case of any unaudited interim financial statements).

Section 4.09. Proxy Statement. (a) The Proxy Statement, at the time it and any amendments or supplements thereto are filed with the SEC, and mailed to the stockholders of the Company, and at the time of the Company

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Stockholders’ Meeting, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

(b) The Proxy Statement, at the time it and any amendments or supplements thereto are filed with the SEC, and mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent or Merger Subsidiary or any of their representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.11. No Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i)liabilities disclosed, reflected or reserved against, and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date; (iii) liabilities that would not reasonably be expected to be material to the Company; and (iv) liabilities incurred in connection with the transactions contemplated hereby.

Section 4.12. Compliance with Laws and Court Orders.

(a) Neither the Company nor any Subsidiary of the Company is, or since January 1, 2014 has been, in conflict with, or in default, breach or violation of any Applicable Law or any permit, license, or other authorization of any Governmental Authority used in the operation of such Person’s business as currently conducted, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company or any Subsidiary of the Company has been threatened to be charged with or given notice by any Governmental Authority of, and to the knowledge of the Company none of the Company or any Subsidiary of the Company is under investigation by any Governmental Authority with respect to, any violation of any such Applicable Law.

(b) Without limiting the foregoing, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company, any of its Subsidiaries nor any director or officer thereof nor, to the Company’s knowledge, any employee or agent of the Company or any of its Subsidiaries has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) directly or indirectly, used, given, offered, promised, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c)) to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, “Government Official”), for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or any of its Subsidiaries or (iii) directly or indirectly, made any unlawful payment. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all books and records of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds or assets, and there have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries

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relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

(c) Without limiting the foregoing, except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company’s business is being and, since January 1, 2014, has been conducted in compliance in all material respects with, as applicable, the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 321 et seq., and all regulations promulgated thereunder (the “FDCA”), and all FDA laws, including FDA regulations on clinical trials, establishment registration and device listing, medical device reporting, correction and removal reporting, good manufacturing practices, and device labeling, as well as comparable applicable foreign laws. There are no products that have been commercially distributed by the Company since January 1, 2014 that would require the CE marking of conformity or any approval or premarket clearance by the FDA or any comparable foreign Governmental Authority for the purpose for which they currently are being manufactured or sold (i) for which such CE marking of conformity, approval or premarket clearance has not been obtained, or (ii) for which such CE marking of conformity, approval or premarket clearance has been withdrawn, revoked or cancelled or is no longer in full force and effect or is wrongly affixed to such products, except where the failure to obtain such conformity, approval or premarket clearance, as applicable, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received since January 1, 2014, notice of any, and except as would not reasonably be expected to have a Material Adverse Effect on the Company, there is no, action, suit, proceeding or investigation by the FDA or any comparable foreign Governmental Authority, including but not limited to recall procedures or market withdrawals, pending or, to the knowledge of the Company, threatened against the Company alleging that products of the Company, or the manufacturing, marketing, advertising, promotion, labeling, distribution, or sale thereof, are in violation in any respect of the FDCA or comparable applicable foreign laws.

Section 4.13. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by, or order of, any Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business, in each case free and clear of all Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or one of its Subsidiaries has exclusive possession of all such property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid, binding and in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice in writing alleging that it has breached, violated or defaulted under any Lease.

Section 4.15. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (a) the Company and each of its Subsidiaries owns or has a right to use (in each case, free and clear of any Liens) all Intellectual Property necessary for the conduct of its business as currently conducted, (b) the conduct of the business of the Company and the Subsidiaries of the Company as currently conducted does not infringe, misappropriate or violate the Intellectual Property rights of

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any Person, and (c) to the knowledge of the Company, no Person has infringed, misappropriated or violated any Intellectual Property right owned or licensed by the Company or any Subsidiary of the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (x) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property owned by the Company or its Subsidiaries, the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof, (y) since January 1, 2014 neither the Company nor any Subsidiary of the Company has received written notice of, and there is no pending or, to the knowledge of the Company, threatened action alleging, an infringement, misappropriation or violation of any Intellectual Property by the Company or any Subsidiary of the Company or challenging the validity, enforceability, priority or registrability of any of its Intellectual Property, and (z) since January 1, 2014 neither the Company nor any Subsidiary of the Company has sent any written notice to any Person, or brought any action against any Person, alleging an infringement, misappropriation or violation of the Intellectual Property of the Company or any Subsidiary of the Company or challenging the validity, enforceability, priority or registrability of any Intellectual Property of such other Person.

Section 4.16. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) All Tax Returns required by Applicable Law to be filed with any Governmental Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true and complete in all respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Authority all Taxes due and payable.

(c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax.

(d) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(f) No jurisdiction in which neither the Company nor any of its Subsidiaries files Tax Returns has made a claim in writing which has not been resolved that the Company or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.

(g) There are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency.

(h) All assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid.

(i) Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than (i) an agreement solely among members of a group the common parent of which is the Company or any of its Subsidiaries, (ii) an agreement entered into in the ordinary course of business that does not have as a principal purpose addressing Tax matters, (iii) a financing agreement that does not have as a principal purpose addressing Tax matters or (iv) a lease) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax law), as transferee or successor.

(j) None of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

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Section 4.17. Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, identifying each material Employee Plan. “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, severance or similar contract, plan, practice, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee or other service provider of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Section 4.17(a) of the Company Disclosure Schedule separately identifies each material Employee Plan that is maintained primarily for the benefit of employees of the Company who are regularly employed outside the United States and each material Employee Plan that is maintained by a third-party service provider for the benefit of the employees and other service providers of the Company and its Subsidiaries. Correct and complete copies of all material Employee Plans (and, if applicable, all related trust or funding agreements or insurance policies) and all amendments thereto have been furnished to Parent together with the most recent annual report (Form 5500 including all schedules thereto) and tax return (Form 990), if any, prepared in connection with any such plan or trust, summary plan description and material modifications thereto (if applicable) and financial statements or actuarial reports.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Employee Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its ERISA Affiliates following the Effective Time and, without limiting the generality of the foregoing, neither the Company nor any of its their ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past six years contributed to or been obligated to contribute to, any “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and neither the Company nor any ERISA Affiliate nor any predecessor thereof has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

(d) Each Employee Plan and related trust that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be issued or reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been established, administered and maintained in material compliance with its terms and with the requirements prescribed by any and all Applicable Law, including ERISA and the Code, which are applicable to such Employee Plan. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Employee Plan in respect of current or prior plan years have been paid or, to the extent not required to be paid, accrued in accordance with GAAP.

(e) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) (i) entitle any employee or other service provider

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of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or (ii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust. Without limiting the generality of the foregoing, there is no Employee Plan, contract, plan or arrangement (written or otherwise) covering any current or former employee or other service provider of the Company or any of its Subsidiaries that, individually or collectively, (A) would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or (B) could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. No Employee Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code, or otherwise.

(f) No Employee Plan provides health, medical, life insurance or other welfare benefits to current or former employees or other service providers of the Company or its Subsidiaries beyond their retirement or other termination of employment, except as required to avoid excise tax under Section 4980B of the Code or similar laws.

(g) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

(h) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority or otherwise.

(i) The Company has made available to Parent a complete and correct list as of the date hereof of each outstanding Company Stock Option and Company RSU, including the name or employee identification number of the holder, the date of grant, exercise or purchase price, vesting status and number of Shares subject thereto. In the past three (3) years, the Company has not issued any Company Stock Options or any other similar equity awards pertaining to Shares under any Company Stock Plan has an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP.

(j) The Company is in compliance with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices including the Immigration Reform and Control Act, other than instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(k) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all Employee Plans subject to the laws of any jurisdiction outside of the United States (i) have been established, maintained and administered in all material respects in accordance with all Applicable Laws, (ii) if they are required to be registered have been registered and if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and Applicable Law.

Section 4.18. Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with a labor union or organization (a “Labor Agreement”) with respect to employees based in the United States. Section 4.18 of the Company Disclosure Schedule sets forth each Labor Agreement with respect to employees based outside the United States. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the

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Company to organize any employees of the Company or any of its Subsidiaries or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action contemplated by clauses (i), (ii) and (iii). Each of the Company and its Subsidiaries is in material compliance with all Labor Agreements and all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health. Neither the Company nor any of its Subsidiaries is subject to any obligation to inform or consult with any labor union, trade union (whether independent or not), works council, or other body representing employees or other service providers in connection with this Agreement, the transactions contemplated by this Agreement or the Closing (whether under Applicable Law or contract).

Section 4.19. Environmental Matters . Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of, or liability under, any Environmental Laws;

(b) the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are, and have been since January 1, 2014, in compliance with the terms of such permits;

(c) there has been no release of any hazardous substance at, to, on, under or emanating from any property owned, leased or used by the Company or any of its Subsidiaries in any manner that has or would reasonably be expected to give rise to any liability, remedial obligation or corrective action requirement under applicable Environmental Laws; and

(d) the operations of the Company and each of its Subsidiaries are, and have been since January 1, 2014, in compliance with the terms of applicable Environmental Laws.

(e) Except as set forth in this Section 4.19 and in Section 4.07, Section 4.08, Section 4.10(b), and Section 4.11, no representations or warranties are being made with respect to matters arising under or relating to environmental matters.

Section 4.20. Material Contracts.

(a) The Company has made available to Parent, or publicly filed with the SEC, a true and complete copy of each of the following contracts to which the Company or any Subsidiary of the Company is a party as of the date of this Agreement (such contracts, the “Material Contracts”). A true and complete list of the Material Contracts is set forth on Section 4.20(a) of the Company Disclosure Schedule.

(i) any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by the Company or any Subsidiary of the Company of $1,000,000 or more per annum;

(iii) top 20 contracts measured by aggregate payments made during the fiscal year ended December 31, 2015 with a customer of the Company or any Subsidiary of the Company, including distributors (excluding contracts under which there are no further obligations of the Company or any Subsidiary to deliver products and purchase orders);

(iv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to indebtedness or the borrowing of money or extension of credit (including reimbursement obligations in respect of letters of credit) of $5,000,000 or more, other than loans to direct or indirect wholly-owned Subsidiaries of the Company, or any contract that provides for or relates to any material hedging, derivatives or similar contracts or arrangements;

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(v) with respect to a joint venture partnership or other similar arrangement that is material to the business of the Company and the Subsidiaries of the Company, taken as a whole, or any contract that relates to the formation creation, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any such joint venture, partnership or other similar arrangement;

(vi) any contract for capital expenditures or that relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such contract in excess of $5,000,000 pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding;

(vii) any contract containing covenants of the Company or any Subsidiary of the Company to indemnify or hold harmless another Person or group of Persons, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, would not reasonably be expected to be material to the Company;

(viii) any contract that is a license, royalty or similar contract with respect to Intellectual Property, including any settlement agreement or similar contract with respect to Intellectual Property that contains any forbearances to sue or materially restricts the Company’s or any of its Subsidiaries’ right to use any Intellectual Property (other than generally commercially available “off-the-shelf” software programs and non-exclusive licenses granted by the Company or any Subsidiary of the Company in the ordinary course of business which do not contain any material restriction or condition on the use or exploitation of any Intellectual Property by the Company or any Subsidiary of the Company) that would reasonably be expected to involve aggregate payments by or to the Company or any Subsidiary of the Company of $500,000 or more per annum on or after January 1, 2016 or $1,000,000 or more in the aggregate for the remaining term of the contract; and

(ix) any contract containing any exclusivity or most favored nation right in favor of any other Person or any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries).

(b) Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Material Contracts is valid, binding and in full force and effect, and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract.

Section 4.21. Finders’ Fees. Except for Morgan Stanley & Co. LLC, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.22. Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement, the consideration to be paid pursuant to the Merger is fair to the Company’s stockholders from a financial point of view.

Section 4.23. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law and any other applicable “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation.

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Section 4.24. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) each of the Company and the Subsidiaries of the Company maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, (b) each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (c) neither the Company nor any Subsidiary of the Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under such policy, and (d) no notice of cancellation or termination has been received with respect to any such insurance policy.

Section 4.25. No Other Representations and Warranties. (a) Except for the representations and warranties set forth in this Article 4, each of Parent and Merger Subsidiary acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

(b) Each of Parent and Merger Subsidiary also acknowledges and agrees that, except for the representations and warranties set forth in this Article 4, the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective Representatives or Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as disclosed in any reports, schedules, forms, statements, prospectuses, registration statements and other documents filed or furnished by Parent with the SEC (but excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or similar cautionary, forward-looking or predictive statements) after January 1, 2014 and before the date of this Agreement or as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent beneficially owns and is the record holder of all outstanding capital stock of Merger Subsidiary.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action and except for the filing of the Certificate of Merger with the

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Delaware Secretary of State pursuant to Delaware Law and the adoption of this Agreement and approval of the Merger by Parent, as the sole stockholder of Merger Subsidiary (which approval shall be obtained promptly after the date hereof), no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Parent and Merger Subsidiary have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, filing with, notification to or approval or consent of, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent or the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and applicable Foreign Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (iv) compliance with any applicable rules of The New York Stock Exchange and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any material agreement or other instrument binding upon Parent or any of its Subsidiaries or any of their properties or assets or (iv) result in the creation or imposition of any Lien on any property or asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05. Information Supplied. The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing and mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting.

Section 5.06. Finders’ Fees. Except for J.P. Morgan Securities LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company in connection with the transactions contemplated by this Agreement.

Section 5.07. Financing. Parent has, or will have on or prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to (a) consummate the Merger and pay the aggregate Merger Consideration and all fees and expenses required to be paid by Parent pursuant to the terms of this Agreement and (b) fund payments, if any, required on the Closing Date in connection with the Convertible Securities.

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Section 5.08. Ownership of Company Common Stock. None of Parent, Merger Subsidiary or any of their Subsidiaries owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company other than this Agreement.

Section 5.09. No Other Representations and Warranties. Except for the representations and warranties set forth in this Article 5, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Subsidiary to the Company, and Parent and Merger Subsidiary each hereby disclaim any such representation or warranty, whether by or on behalf of Parent or Merger Subsidiary, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates of any documentation or other information by Parent or Merger Subsidiary or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated by this Agreement or set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law or Governmental Authority, from the date hereof until the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its business organizations and relationships with Third Parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated by this Agreement, set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law or Governmental Authority, neither the Company nor any of its Subsidiaries shall:

(a) amend its certificate or articles of incorporation, bylaws or other similar organizational documents;

(b) (i) split, combine or reclassify any shares of its capital stock or other equity or voting interests, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other equity or voting interests, except for dividends by any of its wholly-owned Subsidiaries to the Company or any other wholly-owned Subsidiary, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the withholding of Shares to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and outstanding on the date of this Agreement or as permitted by this Agreement, in accordance with their terms on the date of this Agreement, (B) the acquisition by the Company of Company Stock Options and Company RSUs outstanding on the date of this Agreement or as permitted by this Agreement in connection with the forfeiture of such awards, in accordance with their terms on the date of this Agreement and (C) as required pursuant to the terms of the Convertible Securities;

(c) (i) issue, deliver, encumber or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares issued upon the exercise of Company Stock Options or settlement of Company RSUs that are outstanding on the date of this Agreement, in each case in accordance with their terms on the date of this Agreement, provided that, in the event that the Company is required to make a performance determination prior to the Effective Time, such determination shall be made in the ordinary course of business consistent with past practice, (B) Shares upon the exercise of purchase rights under the ESPP, (C) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company or (D) issuances of Shares upon conversion of Convertible Securities

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in accordance with the terms and conditions thereof; or (ii) amend any term of any Company Security or any Company Subsidiary Security or amend any term of the Indenture or the Convertible Securities or, except as a result of the transactions contemplated by this Agreement, take any action that requires an adjustment to, or authorize any adjustment to, the Conversion Price or the Conversion Rate (each as defined in the Indenture) of the Convertible Securities;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses for an amount in excess of $2,000,000 individually or $5,000,000 in the aggregate, other than pursuant to existing contracts or commitments set forth in Section 6.01(d) of the Company Disclosure Schedule;

(e) sell, lease, encumber, license or otherwise transfer any of its material assets, securities, properties, interests or businesses or any assets or property the value or purchase price which exceeds $2,000,000 individually or $5,000,000 in the aggregate, other than pursuant to existing contracts or commitments set forth in Section 6.01(e) of the Company Disclosure Schedule;

(f) other than in connection with actions expressly permitted by Section 6.01(d), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(g) incur any indebtedness (including capital leases) or guarantees thereof, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than (i) any borrowings incurred under the Existing Credit Facility in an amount not in excess of $5,000,000 in the aggregate or (ii) incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(h) authorize, or make any commitment with respect to, capital expenditures that exceed the capital expenditures budget of the Company in effect on the date hereof (a copy of which has been previously provided to Parent);

(i) enter into, amend, renew, extend (other than renewals and extensions in the ordinary course of business consistent with past practice), modify, waive any rights under or terminate any Material Contract (or any contract that if entered into prior to the date hereof would be a Material Contract);

(j) except to the extent required by the terms of the Employee Plans (each as in existence as of the date hereof), (i) enter into any employment agreement (other than an at-will offer letter or, for the employees outside the United States, agreements containing standard terms for the jurisdiction), deferred compensation agreement or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies or grant or pay (or commit to grant, pay or increase) any current or former employee or other service provider of the Company or any of its Subsidiaries any severance or termination pay, (iii) establish, adopt, amend or terminate any Labor Agreement or any Employee Plan (or any arrangement that would be a Labor Agreement or Employee Plan if in effect on the date of this Agreement), other than immaterial amendments to Employee Plans in the ordinary course of business consistent with past practice, (iv) increase compensation or benefits payable to any current or former employee or other service provider of the Company or any of its Subsidiaries (v) make any contributions or payments to any trust or other funding vehicle, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (vii) grant or amend any equity or other incentive awards, except as permitted by this Agreement, (viii) accelerate the payment or vesting of any payment, equity or other incentive award or benefit provided or to be provided to any current or former employee or other service provider or otherwise pay any amounts or provide any benefits not due such individual, (ix) loan or advance any money or other property to any current or former employee or other service provider of the Company or its Subsidiaries, or (x) hire or appoint any employee with an annual base salary or annual base compensation of $200,000 or more or promote any employee to a position with an annual base salary or annual base compensation of $200,000 or more;

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(k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP, Applicable Law or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(l) settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries except for settlements requiring payment of not more than $500,000 in the aggregate and that do not impose any restrictions on the business or operations of the Company and its Subsidiaries or involve any injunctive relief or any license, cross license or similar agreement with respect to Intellectual Property, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(m) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(n) make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, request any material Tax ruling or settle or compromise any material Tax proceeding; or

(o) agree, resolve or commit to do any of the foregoing.

Section 6.02. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of December 9, 2015 between the Company and Parent (the “Confidentiality Agreement”), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) cause the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

Section 6.03. No Solicitation; Other Offers.

(a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, and the Company and its Subsidiaries shall cause its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents or advisors (“Representatives”) not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with any Third Party in connection with an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation, fail to include the Company Board Recommendation in the Proxy Statement, recommend an Acquisition Proposal, or fail to recommend against any Acquisition Proposal within ten (10) Business Days after it is made public, or publicly propose to do any of the foregoing (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to obtaining Company Stockholder Approval:

(i) the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives or its financing sources that after the date of this Agreement has made a bona fide Acquisition Proposal that was not

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solicited in violation of this Section 6.03 that the Board of Directors reasonably believes could reasonably be expected to lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives or its financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided (1) such confidentiality agreement may contain a less restrictive or no standstill restriction and (2) that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) take any action that any court of competent jurisdiction orders, by nonappealable, final order, the Company to take, provided, that any such action shall have the effects, and give rise to the rights and remedies, otherwise set forth in this Agreement;

(ii) subject to compliance with this Section 6.03, the Board of Directors may make an Adverse Recommendation Change; and

(iii) subject to compliance with this Section 6.03 and the procedures set forth in Section 10.01(d)(i), the Company may terminate this Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal, in each case referred to in the foregoing clauses (i), (ii) and (iii) only if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law; provided, that prior to effecting an Adverse Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, (A) the Company has notified Parent in writing that it intends to effect an Adverse Recommendation Change or terminate this Agreement and enter into a definitive agreement with respect to a Superior Proposal (which notice shall specify the reasons therefor in the event of an Adverse Recommendation Change that does not relate to a Superior Proposal), (B) if requested to do so by Parent, for a period of four (4) days following delivery of such notice, the Company shall have discussed and considered in good faith, and shall have made its Representatives available to discuss, with Parent’s Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement; and (C) no earlier than the end of such four (4) day period, the Board of Directors shall have concluded, after considering the terms of any written offer made by Parent to amend this Agreement, that such Superior Proposal still constitutes a Superior Proposal (or, in the event of an Adverse Recommendation Change that does not relate to a Superior Proposal, that the failure to effect an Adverse Recommendation Change could reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law) (it being understood and agreed that any change to the financial terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above).

In addition, nothing contained herein shall prevent the Board of Directors from complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms the Company Board Recommendation in such statement or in connection with such action.

(c) Required Notices. The Board of Directors shall not take any of the actions referred to in Section 6.03 unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, including the identity of the Third Party making the Acquisition Proposal or inquiry, the material terms and conditions thereof and a copy of any written materials, proposals or agreement received in connection therewith, and shall use its reasonable best efforts to keep Parent informed as to the status (including changes to the material terms) of such Acquisition Proposal on a prompt basis, and within 24 hours of any developments or changes to the material terms thereof. The Company shall also notify Parent promptly (but in no event later than 24 hours) after receipt by the Company of any request for non-public information relating to the Company or any of its Subsidiaries or for

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access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal.

(d) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal for at least a majority of the outstanding Shares or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation, are more favorable to the Company’s stockholders than as provided hereunder (taking into account (x) any written offer made by Parent to amend this Agreement in accordance with this Section 6.03 and (y) all timing and any other aspects of the Acquisition Proposal).

(e) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal and shall promptly request the return or destruction of all information furnished by or on its behalf to any such Third Party and its Representatives and financing sources, and shall enforce and not waive the provisions of its confidentiality agreements with such Third Parties.

Section 6.04. Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable, and no later than ten (10) Business Days following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement. Subject to Section 6.03, the Company and the Board of Directors shall include the Company Board Recommendation in the Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it or any amendment or supplement thereto is filed with the SEC or mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating to holders of Shares and reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and correct such information, and an appropriate amendment or supplement describing such information shall be filed with the SEC.

(b) Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Adverse Recommendation Change, the Company shall, as promptly as practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company

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Stockholder Approval (the “Company Stockholders’ Meeting”). Unless there has been an Adverse Recommendation Change, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding any Adverse Recommendation Change, unless this Agreement has been terminated in accordance with its terms, the Company shall submit this Agreement to the stockholders of the Company for adoption at the Company Stockholders’ Meeting and shall not submit any Acquisition Proposal for approval by the stockholders of the Company.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement.

Section 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company or any of its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time in their capacity as an officer or director of the Company or its Subsidiaries (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company Charter or bylaws of the Company or the certificate or articles of incorporation and bylaws or similar organizational documents of the applicable Subsidiaries in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the certificate of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any of its Subsidiaries) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions, as applicable, in the Company Charter or bylaws of the Company or the certificate or articles of incorporation and bylaws or similar organizational documents of the applicable Subsidiaries in effect on the date of this Agreement. From and after the Effective Time, any agreement of any Indemnified Person with the Company or any of its Subsidiaries regarding elimination of liability, indemnification or advancement of expenses shall be assumed by the Surviving Corporation, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(c) Prior to the Effective Time, the Company shall, in consultation with Parent, or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are substantially similar to the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason

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fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are substantially similar to the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are substantially similar to those provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to (nor shall the Company) expend for such policies pursuant to this sentence or the preceding sentence an annual premium amount in excess of 300% of the current per annum amount, which amount is set forth in Section 7.02(c) of the Company Disclosure Schedule; and provided, further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(e) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under, as applicable, the Company Charter or bylaws of the Company or certificate or articles of incorporation and bylaws or similar organizational documents of the applicable Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 7.02 shall not be terminated or modified in such manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

(f) The Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.02.

(g) The Surviving Corporation shall pay on an as-incurred basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, provided that such Person shall undertake to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Person is not entitled to indemnification.

Section 7.03. Employee Benefit Plan Matters.

(a) As of and subsequent to the Effective Time, Parent shall: (i) assume and honor, employee bonus plans, change in control and severance plans and agreements and other retention plans and agreements listed in Section) 4.17(a) of the Company Disclosure Schedule, provided that nothing herein shall prohibit Parent from amending, suspending or terminating any such plan or arrangement to the extent permitted by its terms and Applicable Law; (ii) for a period of not less than twelve (12) months after the Effective Time, provide the employees of the Company or its Subsidiaries as of immediately prior to the Effective Time who continue to be employed by Parent, the Surviving Corporation and/or its Subsidiaries on and after the Effective Time (the “Covered Employees”) base compensation, incentive opportunities, severance and employee benefits (including retirement, group health, life, disability, vacation and severance plans) that are not less favorable in the aggregate

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to each Covered Employee than were provided by the Company or its Subsidiaries to such Covered Employee immediately prior to the Effective Time; (iii) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or the Surviving Corporation and/or their Subsidiaries in which Covered Employees are eligible to participate (the “Parent Plans”) for all periods of employment with the Company or its Subsidiaries (or any predecessor entities) prior to the Effective Time to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Effective Time, and with Parent, the Surviving Corporation and any of their Subsidiaries or Affiliates on and after the Effective Time, provided that the foregoing shall not apply (A) for any purpose under any defined benefit pension plan or retiree welfare plan, (B) for purposes of any Parent Plan under which similarly-situated employees of Parent and its Subsidiaries do not receive credit for prior service, (C) for purposes of any Parent Plan that is grandfathered or frozen, either with respect to level of benefits or participation, or (D) to the extent that its application would result in a duplication of benefits with respect to the same period of service; (iv) use commercially reasonable efforts to cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Parent Plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time; and (v) use commercially reasonable efforts to give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of Parent or the Surviving Corporation) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in any Parent Plan).

(b) Notwithstanding the foregoing provisions of this Section 7.03, the provisions of Section 7.03(a) shall apply only with respect to Covered Employees who are covered under Employee Plans that are maintained primarily for the benefit of employees of the Company employed in the United States (including Covered Employees regularly employed outside the United States to the extent they participate in such Employee Plans). With respect to Covered Employees not described in the preceding sentence, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable Laws relating to employees and employee benefits matters applicable to such employees.

(c) If requested by Parent not less than ten (10) Business Days before the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate the Plans that are United States Tax-qualified defined contribution plans (collectively, the “Company DC Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent. Upon the distribution of the assets in the accounts under the Company DC Plan to the participants, Parent shall permit the Covered Employees who are then actively employed by Parent or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, in the form of cash, from the Company DC Plan to the applicable tax-qualified defined contribution plans of Parent or its Subsidiaries.

(d) If requested by Parent not less than ten (10) Business Days before the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate, amend or modify the Client Service Agreement between Insperity PEO Services, L.P. and the Company, effective as of January 1, 2013 (as amended), which termination, amendment or modification shall be effective as of no earlier than immediately prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination, amendment or modification shall be subject to the review and approval of Parent.

(e) As soon as reasonably practicable following the date hereof (and in any event prior to the Closing Date), the Company shall, or shall cause its applicable Subsidiary to, take all action necessary to fulfill all consultation and notification requirements, and obtain all approvals from, any unions, works councils or other labor organizations, whether required pursuant to Applicable Law or otherwise. Any written or oral communications to the employees, officers or directors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters after the Closing shall be provided in advance to Parent, it being agreed that Parent and the

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Company shall cooperate, including by providing Parent a reasonable period of time to review any such communication, in providing mutually agreeable communication.

(f) Without limiting the generality of Section 11.06, the provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no current or former employee or other service provider or other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement. Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Employee Plan or any other compensation or benefit plan, program or arrangement of the Company, Parent or any of their respective Subsidiaries for any purpose, (ii) guarantee employment for any period of time, or preclude the ability of Parent or the Surviving Corporation and its Subsidiaries to terminate any employee of the Company or any of its Subsidiaries for any reason, (iii) require Parent or the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan, employee benefits plans or arrangements or prevent the amendment, modification or termination thereof, in accordance with the terms thereof and applicable Law.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall be deemed to include, if necessary to obtain the required approvals, consents, registrations, permits, authorizations, or other confirmations, entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby; provided that, in no event shall Parent or Merger Subsidiary be obligated to, and the Company and its Subsidiaries shall not agree with a Governmental Authority without the prior written consent of Parent, to divest or hold separate (including by establishing a trust or otherwise), or enter into any licensing or similar arrangement, with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties, in connection with obtaining such required approvals, consents, registrations, permits, authorizations or other confirmations. Notwithstanding the foregoing or anything in this Agreement to the contrary, Parent shall have principal responsibility for determining the timing and sequence of seeking the required approvals, consents, registrations, permits, authorizations or other confirmations under applicable antitrust and other laws and strategy with respect to obtaining any such approvals, consents, registrations, permits, authorizations or other confirmations under applicable antitrust and other laws; provided that each party shall (i) permit the other party to review and discuss in advance, and shall consider in good faith the views of the other party in connection with, any material written analyses or arguments or other materials to be submitted to any Governmental Authority with respect to such filings; (ii) keep the other apprised of the material content and status of any material communications with, and material communications from, any Governmental Authority with respect to the transactions contemplated hereby, including promptly notifying the other of any material communication it receives from any Governmental Authority relating to any review or investigation of such transactions under the HSR Act or other foreign competition or similar Applicable Laws; and (iii) provide each other with copies of all material, substantive correspondence, filings or communications between them and any Governmental Authority with respect to this Agreement and the transactions contemplated hereby.

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(b) In accordance with and subject to Section 8.01(a), each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof, (ii) use reasonable best efforts to make an appropriate filing pursuant to any Foreign Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable, and (iii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Foreign Antitrust Law and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any Foreign Antitrust Law, as applicable, as soon as practicable.

Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Public Announcements. Except with respect to the matters described in, and subject to, Section 6.03, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except in respect of any such public statement, press release, communication, press conference or conference call as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation, except to the extent such press release, communication, public statement or press conference or conference call contains information that is consistent with a public statement or release previously issued or made in accordance with this Section 8.03.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares in connection with the transactions contemplated by this Agreement (including derivative securities of such Shares) by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any

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of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; and

(d) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, which would reasonably be expected to cause or result in any of the conditions to the Merger contained in Article 9 not being satisfied or the satisfaction of those conditions being materially delayed;

provided, that the delivery of any notice pursuant to this Section 8.06 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

Section 8.07. Confidentiality. The parties acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

Section 8.08. Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares and the suspension of the Company’s reporting obligations under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days thereafter.

Section 8.09. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 8.10. Convertible Securities. As promptly as practicable after the execution and delivery of this Agreement, the Merger Subsidiary, Parent and the Company shall cooperate to prepare any supplemental indenture(s) (each a “Supplemental Indenture”) as required by the Indenture dated as of June 25, 2012, as supplemented by the First Supplemental Indenture thereto dated as of June 25, 2012, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (such Indenture, as so supplemented, the “Indenture”), governing the Convertible Securities of the Company. On the Closing Date, Parent, Merger Subsidiary and the Company, as and to the extent required by the Indenture, shall execute with the Trustee any such Supplemental Indenture(s) and, in each case, deliver any required certificates, legal opinions and other documents required by the Indenture to be delivered by such Persons in connection with such Supplemental Indenture(s). The Company shall deliver all notices and take all other actions required under the terms of the Convertible Securities, the Indenture or under Applicable Law, including, without limitation, the giving of any notices that may be required in connection with the transactions contemplated by this Agreement and, to the extent requested by Parent, any repurchases or conversions of the Convertible Securities occurring as a result of or in connection with the transactions contemplated by this Agreement to the extent constituting a “Fundamental Change” and/or “Make-Whole Fundamental Change” as such terms are defined in the Indenture; provided, however, that the Company will provide copies of such notice to Parent at least five (5) Business Days prior to delivering any such notice or taking any such action described in this Section 8.10, and all such notices and actions shall be subject to the prior approval of Parent. The Company and the Company Subsidiaries shall, and shall use their reasonable best efforts to cause their Representatives to, reasonably cooperate with Parent in

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connection with the fulfillment of the Company’s obligations under the terms of the Convertible Securities and the Indenture at any time after the date of this Agreement as reasonably requested by Parent.

Section 8.11. Director Resignations. The Company shall use its commercially reasonable efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 8.12. Stockholder Litigation. The Company shall give Parent an opportunity to participate in the defense (at Parent’s sole cost) of any stockholder litigation brought against the Company or its directors or officers relating to the transactions contemplated by this Agreement. The Company shall give Parent the right to review and comment on all filings or responses to be made by the Company in connection with any such litigation, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

Section 8.13. Existing Credit Facility Termination. The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions to facilitate the termination at the Closing of all commitments in respect of the Existing Credit Facility, the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder, and the release on the Closing Date of any Liens securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent at least two (2) Business Days prior to the Closing Date an executed payoff letter with respect to the Existing Credit Facility (the “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Existing Credit Facility relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Closing, be released and terminated. The obligations of the Company pursuant to this Section 8.13 shall be subject to Parent providing all funds required to effect all such repayments at or prior to the Closing.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party . The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (where permitted by Applicable Law) written waiver by the Company and Parent of the following conditions:

(a) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect.

(b) The Company Stockholder Approval shall have been obtained.

(c) (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted and (ii) all consents, approvals, non-disapprovals, and authorizations of any Governmental Authority set forth in Section 9.01(c) of the Company Disclosure Schedule shall have been obtained.

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Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are further subject to the satisfaction or (where permitted by Applicable Law) written waiver by Parent of the following conditions:

(a) (i) Each of the representations and warranties of the Company contained in Section 4.02, Section 4.05(a) (except for any de minimis inaccuracy), Section 4.05(b) (except for any de minimis inaccuracy), and Section 4.10(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time); (ii) each of the representations and warranties of the Company in Section 4.01, Section 4.05(d) and Section 4.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time); and (iii) each of the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time), except, in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate signed by an executive officer of the Company and dated as of the Closing Date certifying as to the satisfaction of the conditions specified in Section 9.02(a) and Section 9.02(b).

Section 9.03. Conditions to the Obligation of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction or (where permitted by Applicable Law) written waiver by the Company of the following conditions:

(a) (i) Each of the representations and warranties of Parent and Merger Subsidiary contained in Section 5.02 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time); (ii) each of the representations and warranties of Parent and Merger Sub contained in Section 5.01 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time); and (iii) each of the other representations and warranties of Parent and Merger Subsidiary contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time), except, in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Parent and Merger Subsidiary shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate signed by an executive officer of Parent and dated as of the Closing Date certifying as to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

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ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before July 6, 2016 (the “End Date”); provided, that if on the End Date any of the conditions set forth in Section 9.01(c) or Section 9.01(a) (to the extent relating to the matters set forth in Section 9.01(c)) shall not have been satisfied but all other conditions set forth in Article 9 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the End Date shall be automatically extended to October 8, 2016 and such date shall become the End Date for purposes of this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

(ii) there shall be any restraining order, permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition that shall have become final and non-appealable preventing the consummation of the Merger; provided, that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations under Section 8.01; or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred;

(ii) there shall have been an intentional and material breach of Section 6.03;

(iii) a breach of any representation or warranty or breach or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the failure of the conditions set forth in Section 9.02(a) or Section 9.02(b) and is incapable of being cured by the End Date or, if curable, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure; provided that, at the time of the delivery of such notice, Parent or Merger Subsidiary shall not be in material breach of its or their obligations under this Agreement; or

(d) by the Company if:

(i) prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, including Section 6.03 and Section 6.04, to enter into, and the Company concurrently enters into, a definitive written agreement providing for a Superior Proposal; provided that concurrently with such termination, the Company pays the Termination Fee payable pursuant to Section 11.04; or

(ii) a breach of any representation or warranty or breach or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the failure of the conditions set forth in Section 9.03(a) or Section 9.03(b) and is incapable of being cured by the End Date or, if curable, is not cured by Parent or Merger Subsidiary within thirty (30) days of receipt by Parent and Merger Subsidiary of written notice of such breach or failure; provided that, at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement.

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The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of termination to the other party specifying the reasons for such termination.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the intentional (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) material breach or failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) incurred or suffered by the other party as a result of such failure or breach. The provisions of this Section 10.02 and Sections 8.07, 11.04, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices . All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

Thermo Fisher Scientific Inc.

81 Wyman Street

Waltham, Massachusetts 02451

Attention: Seth H. Hoogasian, Senior Vice President, General

Counsel and Secretary

Facsimile No.: (781) 622-1283

E-mail: seth.hoogasian@thermofisher.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Matthew M. Guest

Facsimile No.: (212) 403-2000

E-mail: MGuest@wlrk.com

if to the Company, to:

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, California 95051

Attention: General Counsel

Facsimile No.: 408-731-5394

E-mail: siang_chin@affymetrix.com

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with a copy to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, California 94025

Attention: Sarah K. Solum

Facsimile No.: 650-752-3611

E-mail: sarah.solum@davispolk.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after receipt of the Company Stockholder Approval, no amendment shall be made that would require the approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee. (i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $55,000,000 (the “Termination Fee”), in the case of a termination by Parent, within one Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(c)(iii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors or senior management of the Company or its stockholders and (C) within twelve (12) months following the date of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (whether or not the same Acquisition Proposal referred to in clause (B), provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

Notwithstanding anything to the contrary contained herein, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

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(c) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, (i) it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus three percent (3%).

(d) Parent and Merger Subsidiary agree that, except in the case of fraud or an intentional and material breach of this Agreement, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section 11.04 and such Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

Section 11.05. Disclosure Schedule. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as applicable.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations under this Agreement, enlarge, or alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its

40

Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement and the Confidentiality Agreement and the letter agreement between the Company and Parent dated December 31, 2015 constitute the entire agreement between the parties with respect to the subject matter herein and therein and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter herein and therein.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance . The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

AFFYMETRIX, INC.

By:	/s/ Frank Witney
	Name:	Frank Witney
	Title:	CEO and President

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Seth H. Hoogasian
	Name:	Seth H. Hoogasian
	Title:	Senior Vice President, General Counsel and Secretary

WHITE BIRCH MERGER CO.

By:	/s/ Seth H. Hoogasian
	Name:	Seth H. Hoogasian
	Title:	Chairman of the Board, President & Secretary

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Form of Certificate of Incorporation of Surviving Corporation

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is: Affymetrix, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, City of Dover, County of Kent 19901. The name of the Corporation’s registered agent at such address is Capitol Services, Inc.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 1,000,000 shares of capital stock, of which 1,000,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VII.

ARTICLE VIII

Section 1. Elimination of Certain Liability of Directors. To the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ANNEX II

Form of Bylaws of Surviving Corporation

BY-LAWS

OF

AFFYMETRIX, INC.

A Delaware Corporation

ARTICLE I - GENERAL

Section 1.1. Offices. The registered office of Affymetrix, Inc. (the “Corporation”) in the State of Delaware shall be located at 1675 South State Street, Suite B, City of Dover, County of Kent. The name of the Corporation’s registered agent at such address shall be Capitol Services, Inc. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors (the “Board”) may from time to time determine or the business of the Corporation may require.

Section 1.2. Seal. The seal of the Corporation shall be in the form approved by the Board.

Section 1.3. Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year.

ARTICLE II - STOCKHOLDERS

Section 2.1. Place of Meetings. All meetings of the stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Board or the President or, if not so designated, at the registered office of the Corporation.

Section 2.2. Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board, the Chairman of the Board, if any, or the President (which date shall not be a legal holiday in the place where the meeting is to be held) at the time and place to be fixed by the Board, the Chairman of the Board, if any, or the President and stated in the notice of the meeting. If no annual meeting is held in accordance with the foregoing provisions, the Board shall cause the meeting to be held as soon thereafter as convenient.

Section 2.3. Quorum. At all meetings of the stockholders, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum requisite for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws. If, however, a quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or the stockholders entitled to vote thereat, present in person or by proxy, by a majority vote, shall have the power to adjourn the meeting from time to time.

Section 2.4. Right to Vote; Proxies. Each stockholder entitled to vote at any meeting shall be entitled to one vote for each share of stock held by him or her. Every stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy by executing an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting.

Section 2.5 Voting. At all meetings of stockholders all questions, except as otherwise expressly provided for by statute, the Certificate of Incorporation or these By-Laws, shall be determined by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Except as otherwise expressly provided by law, the Certificate of Incorporation or these By-Laws, at all meetings of stockholders the voting shall be by voice vote, but any stockholder qualified to vote on the matter in question may demand that the vote shall be taken by ballot, each of which shall state the name of the stockholder voting and the number of shares voted by him or her, and, if such ballot be cast by a proxy, it shall also state the name of the proxy. All elections of directors shall be determined by a plurality of the votes cast, except as otherwise required by law or the Certificate of Incorporation.

Section 2.6. Notice of Annual Meetings. Written notice of the annual meeting of the stockholders of the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting shall be given to each stockholder entitled to vote thereat not less than ten (10) days nor more than sixty (60) days before the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. It shall be the duty of every stockholder to furnish to the Secretary of the Corporation or to the transfer agent, if any, the class of stock owned by him, his or her post office address and to notify said Secretary or transfer agent of any change therein.

Section 2.7. Stockholders’ List. A complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder for a period of at least ten (10) days prior to the meeting in the manner provided by law.

The stockholders’ list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 2.8. Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise provided by statute, may be called by the Board, the Chairman of the Board, if any, the President or any Vice President.

Section 2.9. Notice of Special Meetings. Written notice of a special meeting of stockholders, stating the place, if any, date and hour of the meeting, the purpose or purposes for which the meeting is called, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting shall be given not less than ten (10) nor more than sixty (60) days before such meeting, to each stockholder entitled to vote thereat. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. No business may be transacted at such meeting except that referred to in said notice, or in a supplemental notice given also in compliance with the provisions hereof, or such other business as may be germane or supplementary to that stated in said notice or notices.

Section 2.10. Inspectors. One or more inspectors may be appointed by the Board in advance of any meeting of stockholders. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer may make such appointment at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. At the meeting for which the inspector or inspectors are appointed, he or she or they shall perform all duties required by Section 231 of the Delaware General Corporation Law.

Section 2.11. Stockholders’ Action by Consent. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

ARTICLE III - DIRECTORS

Section 3.1. Number of Directors. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the Board shall consist of no less than one (1) person. The exact number of directors shall initially be one (1) and may thereafter be fixed from time to time by resolution of the Board or by the stockholders. Directors need not be stockholders, residents of Delaware or citizens of the United States. A director shall be elected to serve until his or her successor is elected or qualified or until his or her earlier resignation or removal, except as otherwise provided herein or required by law. If the office of any director becomes vacant by reason of death, resignation, disqualification, removal, failure to elect, or otherwise, the remaining directors, although more or less than a quorum, by a majority vote of such remaining directors may elect a successor who shall hold office until his or her successor is elected and qualified.

Section 3.2. Newly Created Directorships. If the number of directors is increased by action of the Board or of the stockholders or otherwise, then the additional directors may be elected in the manner provided above for the filling of vacancies in the Board.

Section 3.3. Resignation. Any director of the Corporation may resign at any time by giving written notice to the Chairman of the Board, if any, the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, at the time of receipt if no time is specified therein and at the time of acceptance if the effectiveness of such resignation is conditioned upon its acceptance. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.4. Removal. Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Section 3.5. Place of Meetings and Books. Except as otherwise required by law, the Board may hold their meetings and keep the books of the Corporation outside the State of Delaware, at such place or places as they may from time to time determine.

Section 3.6. General Powers. In addition to the powers and authority expressly conferred upon them by these By-Laws, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

Section 3.7. Other Committees. The Board may designate one or more committees by resolution or resolutions passed by a majority of the whole Board; such committee or committees shall consist of one or more directors of the Corporation, and to the extent provided in the resolution or resolutions designating them, shall have and may exercise specific powers of the Board in the management of the business and affairs of the Corporation to the extent permitted by statute and shall have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board.

Section 3.8. Annual Meeting. The newly elected Board may meet at such place and time as shall be fixed and announced by the presiding officer at the annual meeting of stockholders, for the purpose of organization or otherwise, and no further notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present, or they may meet at such place and time as shall be stated in a notice given to such directors two (2) days prior to such meeting.

Section 3.9. Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall from time to time be determined by the Board.

Section 3.10. Special Meetings. Special meetings of the Board may be called by the Chairman of the Board, if any, or the President, on two (2) days’ notice to each director, or such shorter period of time before the meeting as will nonetheless be sufficient for the convenient assembly of the directors so notified; special meetings shall be called by the Secretary in like manner and on like notice, on the written request of any one or more directors.

Section 3.11. Quorum. At all meetings of the Board, a majority of the whole Board shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise required by statute, or by the Certificate of Incorporation, or by these By-Laws. If at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at said meeting which shall be so adjourned.

Section 3.12. Telephonic Participation in Meetings. Members of the Board or any committee designated by such Board may participate in a meeting of the Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

Section 3.13. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if written consent thereto is signed by all members of the Board or of such committee as the case may be and such written consent is filed with the minutes of proceedings of the Board or committee.

ARTICLE IV - OFFICERS

Section 4.1. Selection; Statutory Officers. The officers of the Corporation shall be chosen by the Board. There shall be a President, a Secretary and a Treasurer, and there may be a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers, as the Board may elect. Any number of offices may be held by the same person.

Section 4.2. Additional Officers. The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

Section 4.3. Terms of Office. Each officer of the Corporation shall hold office until his successor is chosen and qualified, or until his or her earlier resignation or removal. Any officer elected or appointed by the Board may be removed at any time by the Board.

Section 4.4. Compensation of Officers. The Board shall have the power to fix the compensation of all officers of the Corporation. It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.

Section 4.5. Chairman of the Board. The Chairman of the Board, if any, shall preside at all meetings of the stockholders and directors, and shall have such other duties as may be assigned to him or her from time to time by the Board.

Section 4.6. President. Unless the Board otherwise determines, the President shall be the chief executive officer and head of the Corporation. Unless there is a Chairman of the Board, the President shall preside at all meetings of directors and stockholders. Under the supervision of the Board, the President shall have the general control and management of the Corporation’s business and affairs, subject, however, to the right of the Board to confer any specific power, except such as may be by statute exclusively conferred on the President, upon any other officer or officers of the Corporation. The President shall perform and do all acts and things incident to the position of President and such other duties as may be assigned to him or her from time to time by the Board.

Section 4.7. Vice-Presidents. The Vice-Presidents shall perform such duties of the President on behalf of the Corporation as may be respectively assigned to them from time to time by the Board or by the President.

Section 4.8. Treasurer. The Treasurer shall have the care and custody of all the funds and securities of the Corporation which may come into his or her hands as Treasurer, and the power and authority to endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and to deposit the same to the credit of the Corporation in such bank or banks or depository as the Board or the officers or agents to whom the Board may delegate such authority, may designate, and he or she may endorse all commercial documents requiring endorsements for or on behalf of the Corporation. He or she may sign all receipts and vouchers for the payments made to the Corporation.

Section 4.9. Secretary. The Secretary shall keep the minutes of all meetings of the Board and of the stockholders; he or she shall attend to the giving and serving of all notices of the Corporation. He or she shall have the custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board, the Chairman of the Board or the President, and attest to the same. He or she shall have charge of the stock certificate book, transfer book and stock ledger, and such other books and papers as the Board may direct. He or she shall, in general, perform all the duties of Secretary, subject to the control of the Board.

Section 4.10. Assistant Secretary. The Board or any two of the officers of the Corporation acting jointly may appoint or remove one or more Assistant Secretaries of the Corporation. Any Assistant Secretary upon his or her appointment shall perform such duties of the Secretary, and also any and all such other duties as the Board or the President or the Treasurer or the Secretary may designate.

Section 4.11. Assistant Treasurer. The Board or any two of the officers of the Corporation acting jointly may appoint or remove one or more Assistant Treasurers of the Corporation. Any Assistant Treasurer upon his or her appointment shall perform such of the duties of the Treasurer, and also any and all such other duties as the Board or the President or the Treasurer or the Secretary may designate.

ARTICLE V - STOCK

Section 5.1. Stock. Shares of the Corporation’s stock may be certificated or uncertificated, provided that each holder of stock represented by certificates shall be entitled to a certificate signed by, or in the name of the Corporation by both of (a) the President or a Vice President, and (b) the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile. In case any officer, transfer agent or registrar who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be an officer, transfer agent or registrar of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature shall have been used thereon had not ceased to be an officer, transfer agent or registrar of the Corporation.

Section 5.2. Fractional Share Interests. The Corporation may, but shall not be required to, issue fractions of a share.

Section 5.3. Transfers of Stock. Subject to any transfer restrictions then in force, the shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives and upon such transfer the old certificates, if one has been issued, shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers or to such other person as the directors may designate by whom they shall be cancelled and new certificates, if any, shall thereupon be issued. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof save as expressly provided by the laws of Delaware.

Section 5.4. Record Date. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 5.5. Transfer Agent and Registrar. The Board may appoint one or more transfer agents or transfer clerks and one or more registrars and may require all certificates of stock to bear the signature or signatures of any of them.

Section 5.6. Lost, Stolen, or Destroyed Certificates. No certificates for shares of stock of the Corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of the loss, theft or destruction and upon indemnification of the Corporation and its agents to such extent and in such manner as the Board may from time to time prescribe.

ARTICLE VI - MISCELLANEOUS MANAGEMENT PROVISIONS

Section 6.1. Notices.

1. Notices to directors may, and notices to stockholders shall, be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telegram or orally, by telephone or in person.

2. Whenever any notice is required to be given under the provisions of the laws of Delaware or of the Certificate of Incorporation or of these By-Laws, a written waiver of notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 6.2. Voting of Securities Owned by the Corporation. Subject always to the specific directions of the Board, (a) any shares or other securities issued by any other corporation and owned or controlled by the

Corporation may be voted in person at any meeting of security holders of such other corporation by the President of the Corporation if he or she is present at such meeting, or any other officer of the Corporation if he or she is present at such meeting, and (b) whenever, in the judgment of the President or any other officer of the Corporation, it is desirable for the Corporation to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by the Corporation, such proxy or consent shall be executed in the name of the Corporation by the President or such other officer, without the necessity of any authorization by the Board, affixation of corporate seal or countersignature or attestation by another officer. Any person or persons designated in the manner above stated as the proxy or proxies of the Corporation shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by the Corporation the same as such shares or other securities might be voted by the Corporation.

ARTICLE VII - INDEMNIFICATION

Section 7.1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.3 of this Article VII with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 7.2. Right to Advancement of Expenses. The right to indemnification conferred in Section 7.1 of this Article VII shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 7.2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 7.1 and 7.2 of this Article VII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 7.3. Right to Indemnitee to Bring Suit. If a claim under Section 7.1 or Section 7.2 of this Article VII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an Undertaking the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

Section 7.4. Non-exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Incorporation, these By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 7.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 7.6. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any officer, employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE VIII - AMENDMENTS

Section 8.1. Amendments. These By-Laws may be amended or repealed by the Board or by the stockholders.

ANNEX B

OPINION OF MORGAN STANLEY & CO. LLC

January 8, 2016

Board of Directors

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, CA 95051

Members of the Board:

We understand that Affymetrix, Inc. (“Affymetrix” or the “Company”), Thermo Fisher Scientific Inc. (the “Buyer”) and White Birch Merger Co., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated January 8, 2016 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company, other than (i) shares held in treasury (other than shares in any Employee Plan (as defined in the Merger Agreement) of the Company) or owned by the Buyer or Acquisition Sub, (ii) shares held by any subsidiary of either of the Company or the Buyer (other than Acquisition Sub) or (iii) shares as to which dissenters’ rights have been perfected, will be converted into the right to receive $14.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company, and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and certain parties and their financial and legal advisors;

9)	Reviewed the Merger Agreement and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

Annex B-1

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance or unrisked upside financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, and that the final Merger Agreement will not differ in any material respects from the last draft of the Merger Agreement which was reviewed by us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the rendering of this financial opinion and a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Buyer and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

Annex B-2

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours, MORGAN STANLEY & CO. LLC

By:	/s/ Daniel C. Fetters
Daniel C. Fetters
Managing Director

Annex B-3

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

Annex C-1

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days

Annex C-2

prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial

Annex C-3

upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C-4

AFFYMETRIX, INC. 3420 CENTRAL EXPRESSWAY SANTA CLARA, CA 95051 ATTN: DOUG FARRELL

VOTE BY INTERNET – [            ]

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - [            ]

Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [ ].

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M99476-TBD KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
AFFYMETRIX, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3:		For	Against	Abstain

1.	The proposal to adopt and approve the Agreement and Plan of Merger, dated as of January 8, 2016, among Affymetrix, Inc., Thermo Fisher Scientific Inc., and White Birch Merger Co., a wholly owned subsidiary of Thermo Fisher Scientific Inc., as it may be amended from time to time.	☐	☐	☐

2.	The proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.	☐	☐	☐

3.	The non-binding advisory proposal to approve the compensation that will or may become payable to Affymetrix named executive officers in connection with merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.	☐	☐	☐

NOTE:	Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

M99477-TBD

AFFYMETRIX, INC.

Special Meeting of Stockholders

            , 2016 at 8:00 a.m.

This proxy is solicited on behalf of the Board of Directors of Affymetrix, Inc.

The undersigned, having read the Notice of Special Meeting of Stockholders and the Proxy Statement dated                 , 2016, receipt of which is hereby acknowledged, hereby appoint(s) Frank Witney, Gavin Wood and Siang Chin and each of them, with full power and authority to act without the other and with full power of substitution, as proxies to represent and vote, as directed herein, all shares the undersigned is entitled to vote at the special meeting of stockholders of Affymetrix, Inc. to be held at 8:00 a.m., local time, on                 , 2016, at the offices of Affymetrix, Inc., at 3420 Central Expressway, Santa Clara, California 95051, and all continuations, adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes. This proxy will be voted as specified by you, but if no choice is specified, it will be voted FOR the proposals described on this proxy card. Please complete your voting selection, date, sign and mail your proxy card in the envelope provided as soon as possible.

Continued and to be signed on reverse side